Exhibit 10.ee
EXECUTION COPY
Published CUSIP Number: 73107FAA3
CREDIT AGREEMENT
among
POLARIS INDUSTRIES INC.
as Borrower,
AND
CERTAIN SUBSIDIARIES OF THE BORROWER
as Guarantors,
AND
THE LENDERS IDENTIFIED HEREIN,
AND
BANK OF AMERICA, N.A.,
as Administrative Agent and Issuing Lender
AND
U.S. BANK N.A.
and
ROYAL BANK OF CANADA
as Syndication Agents
AND
THE BANK OF TOKYO-MITSUBISHI, LTD., CHICAGO BRANCH
as Documentation Agent
DATED AS OF December 4, 2006
BANC OF AMERICA SECURITIES LLC
as Sole Book Manager and Sole Lead Arranger

TABLE OF CONTENTS

SECTION 1 DEFINITIONS AND ACCOUNTING TERMS		1
1.1	Definitions	1
1.2	Computation of Time Periods and Other Definitional Provisions	26
1.3	Accounting Terms	26
1.4	Time	27
1.5	References to Agreements and Requirement of Laws	27
1.6	Letter of Credit Amounts	27
1.7	Exchange Rates; Currency Equivalents	27
1.8	Additional Alternative Currencies	28
SECTION 2 CREDIT FACILITIES		29
2.1	Revolving Loans	29
2.2	Term Loan	31
2.3	Letter of Credit Subfacility	32
2.4	Continuations and Conversions	41
2.5	Minimum Amounts	42
SECTION 3 GENERAL PROVISIONS APPLICABLE TO LOANS AND LETTERS OF CREDIT		42
3.1	Interest	42
3.2	Place and Manner of Payments	43
3.3	Prepayments	45
3.4	Fees	46
3.5	Payment in full at Maturity	47
3.6	Computations of Interest and Fees	47
3.7	Pro Rata Treatment	48
3.8	Sharing of Payments	48
3.9	Capital Adequacy	49
3.10	Inability To Determine Interest Rate	50
3.11	Illegality	51
3.12	Requirements of Law	51
3.13	Taxes	52
3.14	Compensation	53
3.15	Determination and Survival of Provisions	56
SECTION 4 GUARANTY		57
4.1	Guaranty of Payment	57
4.2	Obligations Unconditional	57
4.3	Modifications	57
4.4	Waiver of Rights	58
4.5	Reinstatement	59
4.6	Remedies	59
4.7	Limitation of Guaranty	59
4.8	Rights of Contribution	60
SECTION 5 CONDITIONS PRECEDENT		60
5.1	Closing Conditions	60

i

5.2	Conditions to All Extensions of Credit	62
SECTION 6 REPRESENTATIONS AND WARRANTIES		63
6.1	Organization and Good Standing	63
6.2	Due Authorization	64
6.3	Enforceable Obligations	64
6.4	No Conflicts	64
6.5	Consents	64
6.6	Financial Condition; Internal Control Event	65
6.7	No Material Change	65
6.8	Disclosure	65
6.9	No Default	65
6.10	Litigation	66
6.11	Taxes	66
6.12	Compliance with Law	66
6.13	Licenses, etc.	66
6.14	Title to Properties	66
6.15	Insurance	67
6.16	Use of Proceeds	67
6.17	Government Regulation	67
6.18	No Burdensome Restrictions	67
6.19	ERISA	67
6.20	Environmental Matters	69
6.21	Intellectual Property	70
6.22	Subsidiaries	71
6.23	Solvency	71
6.24	Indebtedness	71
6.25	Investments; Liens	71
6.26	Force Majeure	71
SECTION 7 AFFIRMATIVE COVENANTS		71
7.1	Information Covenants	71
7.2	Financial Covenants	76
7.3	Preservation of Existence and Franchises	76
7.4	Books and Records	76
7.5	Compliance with Law	76
7.6	Payment of Taxes and Other Indebtedness	76
7.7	Insurance	77
7.8	Maintenance of Property	77
7.9	Performance of Obligations	77
7.10	Use of Proceeds	77
7.11	Audits/Inspections	77
7.12	Additional Credit Parties	78
SECTION 8 NEGATIVE COVENANTS		78
8.1	Indebtedness	79
8.2	Guaranty Obligations	80
8.3	Liens	80
8.4	Nature of Business	81

8.5	Consolidation and Merger	81
8.6	Sale or Lease of Assets	81
8.7	Sale Leasebacks	82
8.8	Investments	82
8.9	Foreign Subsidiaries	82
8.10	Transactions with Affiliates	82
8.11	Fiscal Year; Accounting; Organizational Documents	83
8.12	No Limitations	83
8.13	No Other Negative Pledges	83
8.14	PAI Assets	83
8.15	Restricted Payments	83
SECTION 9 EVENTS OF DEFAULT		84
9.1	Events of Default	84
9.2	Acceleration; Remedies	87
9.3	Allocation of Payments After Event of Default	88
SECTION 10 AGENCY PROVISIONS		89
10.1	Appointment	89
10.2	Delegation of Duties	90
10.3	Exculpatory Provisions	90
10.4	Reliance on Communications	90
10.5	Notice of Default	91
10.6	Non-Reliance on Administrative Agent and Other Lenders	91
10.7	Indemnification	92
10.8	Administrative Agent in Its Individual Capacity	93
10.9	Successor Agent	93
10.10	Administrative Agent May File Proof of Claims	94
SECTION 11 MISCELLANEOUS		95
11.1	Notices Effectiveness; Electronic Communications	95
11.2	Right of Set-Off, Automatic Debits	97
11.3	Benefit of Agreement	97
11.4	No Waiver; Remedies Cumulative	102
11.5	Payment of Expenses; Indemnification	102
11.6	Amendments, Waivers and Consents	104
11.7	Counterparts	106
11.8	Headings	106
11.9	Defaulting Lender	106
11.10	Survival of Indemnification and Representations and Warranties	106
11.11	Governing Law; Jurisdiction	106
11.12	Waiver of Jury Trial	107
11.13	Severability	107
11.14	Further Assurances	107
11.15	Confidentiality	107
11.16	Entirety	108
11.17	Binding Effect; Continuing Agreement	108
11.18	USA PATRIOT Act Notice	109
11.19	Judgment Currency	109

11.20	No Advisory or Fiduciary Responsibility	110

SCHEDULES

Schedule 1.1(a)	Commitment Percentages/Lending Offices
Schedule 1.1(c)	Mandatory Cost Formulae
Schedule 6.22	Subsidiaries
Schedule 8.1(k)	Indebtedness
Schedule 8.2(a)	Repurchase Agreements
Schedule 8.2(d)	Existing PAI Obligations
Schedule 8.3	Liens
Schedule 8.6	Sales of Accounts Receivable
Schedule 8.8	Investments
Schedule 11.1	Notices

EXHIBITS

Exhibit 2.1(b)	Form of Notice of Borrowing
Exhibit 2.4	Form of Notice of Continuation/Conversion
Exhibit 7.1(c)	Form of Officer’s Certificate
Exhibit 7.12	Form of Joinder Agreement
Exhibit 11.3(b)	Form of Assignment and Assumption

v

CREDIT AGREEMENT
     THIS CREDIT AGREEMENT (this “Credit Agreement”), is entered into as of December 4, 2006 among POLARIS INDUSTRIES INC., a Minnesota corporation (the “Borrower”), certain of the Subsidiaries of the Borrower (individually a “Guarantor” and collectively the “Guarantors”), the Lenders (as defined herein), and BANK OF AMERICA, N.A., as Issuing Lender and Administrative Agent for the Lenders.
RECITALS
     WHEREAS, the Borrower and the Guarantors have requested the Lenders to provide senior credit facilities to the Borrower in an aggregate principal amount of up to $450,000,000; and
     WHEREAS, the Lenders party hereto have agreed to make the requested senior credit facilities available to the Borrower on the terms and conditions hereinafter set forth.
     NOW, THEREFORE, IN CONSIDERATION of the premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
SECTION 1
DEFINITIONS AND ACCOUNTING TERMS
     1.1 Definitions.
     As used herein, the following terms shall have the meanings herein specified unless the context otherwise requires. Defined terms herein shall include in the singular number the plural and in the plural the singular:
     “Acceptance Partnership” means Polaris Acceptance, an Illinois general partnership.
     “Acceptance Partnership Agreement” means that certain Partnership Agreement, dated as of February 7, 1996, between PAI and Transamerica Joint Ventures, Inc., pursuant to which the Acceptance Partnership was created, as the same may be amended, restated or otherwise modified from time to time.
     “Acquisition” means the acquisition by any Person of (a) all or substantially all of the Capital Stock of another Person, (b) all or substantially all of the assets of another Person or (c) all or substantially all of a line of business of another Person, in each case whether or not involving a merger or consolidation with such other Person.

     “Additional Credit Party” means each Person that becomes a Guarantor after the Closing Date, as provided in Section 7.12 or otherwise.
     “Adjusted Eurodollar Rate” means, with respect to Eurodollar Loans, the Eurodollar Rate plus the Applicable Percentage.
     “Adjusted Leverage Ratio” means, as of the last day of each fiscal quarter, the ratio of (a) the quotient of (i) the sum of all Funded Debt for each day during the period of four fiscal quarters ending on such date, divided by (ii) the number of days in such period to (b) EBITDA for the period of four fiscal quarters ending on such date.
     “Administrative Agent” means Bank of America, N.A. (or any successor thereto) or any successor administrative agent appointed pursuant to Section 10.9.
     “Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 11.1 or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.
     “Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
     “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling (including but not limited to all directors and officers of such Person), controlled by or under direct or indirect common control with such Person. A Person shall be deemed to control a corporation if such Person possesses, directly or indirectly, the power (a) to vote 10% or more of the securities having ordinary voting power for the election of directors of such corporation or (b) to direct or cause direction of the management and policies of such corporation, whether through the ownership of voting securities, by contract or otherwise.
     “Agency Services Address” means the address listed on Schedule 11.1 or such other address as may be identified by written notice from the Administrative Agent to the Borrower and the Lenders.
     “Agent-Related Person” means the Administrative Agent (including any successor administrative agent), together with its Affiliates (including, in the case of Bank of America in its capacity as the Administrative Agent, BAS), and their respective officers, directors, employees, agents, counsel and attorneys-in-fact.
     “Alternative Currency” means Euro and each other currency (other than Dollars) that is approved in accordance with Section 1.8.
     “Alternative Currency Equivalent” means, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Alternative Currency as determined by the Administrative Agent or the Issuing Lender, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of such Alternative Currency with Dollars.
     “Alternative Currency Sublimit” means an amount equal to $95,000,000. The Alternative Currency Sublimit is part of, and not in addition to, the Revolving Committed Amount.
     “Applicable Percentage” means the appropriate applicable percentages corresponding to the Adjusted Leverage Ratio in effect as of the most recent Calculation Date as shown below:

		Applicable	Applicable	Applicable	Applicable
		Percentage for	Percentage	Percentage for	Percentage
Pricing	Adjusted	Eurodollar	for Eurodollar	Letter of Credit	for Facility
Level	Leverage Ratio	Revolving Loans	Term Loans	Fees	Fee
I	< .75 to 1.0	.320%	.400%	.320%	.080%
	> .75 to 1.0 but
II	< 1.50 to 1.0	.400%	.500%	.400%	.100%
	> 1.50 to 1.0 but
III	< 2.0 to 1.0	.500%	.625%	.500%	.125%
	> 2.0 to 1.0 but
IV	< 2.50 to 1.0	.600%	.750%	.600%	.150%
V	> 2.5 to 1.0	.700%	.875%	.700%	.175%
The Applicable Percentage for Loans, the Letter of Credit Fees and the Facility Fees shall, in each case, be determined and adjusted quarterly on the date (each a “Calculation Date”) five Business Days after the date by which the Borrower is required to provide the officer’s certificate in accordance with the provisions of Section 7.1(c); provided that (a) the initial Applicable Percentage for Loans, the Letter of Credit Fees and the Facility Fees shall be based on Pricing Level III (as shown above) and shall remain at Pricing Level III until the first Calculation Date subsequent to the Closing Date and, thereafter, the Pricing Level shall be determined by the Adjusted Leverage Ratio calculated as of the most recent fiscal quarter end; (b) if the Borrower fails to provide the officer’s certificate required by Section 7.1(c) on or before the most recent Calculation Date, the Applicable Percentage for Loans, the Letter of Credit Fees and the Facility Fees from such Calculation Date shall be based on Pricing Level V (and the Borrower may be subject to a default rate of interest, if applicable, pursuant to Section 3.1(b)) until such time as an appropriate officer’s certificate is provided whereupon the Pricing Level shall be determined by the then current Adjusted Leverage Ratio and (c) for purposes of clarification, if an officer’s certificate delivered pursuant to Section 7.1(c) is found to contain a misstatement that would have resulted in application of a higher Pricing Level then such higher Pricing Level shall be applied retroactively and all additional amounts resulting therefrom shall become due and payable upon demand of the Administrative Agent. Each Applicable Percentage shall be effective from one Calculation Date until the next Calculation Date. Any adjustment in the Applicable

Percentage shall be applicable to all existing Loans and Letters of Credit as well as any new Loans made or Letters of Credit issued.
     “Applicable Time” means, with respect to any borrowings and payments in any Alternative Currency, the local time in the place of settlement for such Alternative Currency as may be determined by the Administrative Agent or the Issuing Lender, as the case may be, to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.
     “Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
     “Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.3(b), and accepted by the Administrative Agent, in substantially the form of Exhibit 11.3(b) or any other form approved by the Administrative Agent and the applicable Lenders).
     “Attributable Indebtedness” means, on any date, (a) in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, (b) in respect of any Synthetic Lease, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capital Lease, (c) in respect of any Securitization Transaction of any Person, the outstanding principal amount of such financing, after taking into account reserve accounts and making appropriate adjustments, determined by the Administrative Agent in its reasonable judgment and (d) in respect of any Sale and Leaseback Transaction, the present value (discounted in accordance with GAAP at the debt rate implied in the applicable lease) of the obligations of the lessee for rental payments during the term of such lease).
     “Attorney Costs” means all reasonable fees and disbursements of any law firm or other external counsel and the reasonable allocated cost of internal legal services and all disbursements of internal counsel.
     “Authorized Officer” means any of the president, chief financial officer, vice president of finance, treasurer or assistant treasurer of the Borrower.
     “Bank of America” means Bank of America, N.A. or any successor thereto.
     “Bankruptcy Code” means the Bankruptcy Code in Title 11 of the United States Code, as amended, modified, succeeded or replaced from time to time.

     “BAS” means Banc of America Securities LLC.
     “Base Rate” means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate.” The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.
     “Base Rate Loan” means any Loan bearing interest at a rate determined by reference to the Base Rate. All Base Rate Loans shall be denominated in Dollars.
     “Borrower” means Polaris Industries Inc., a Minnesota corporation, together with any successors and permitted assigns.
     “Borrower Materials” shall have the meaning set forth in Section 7.1.
     “Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in San Francisco, California, Dallas, Texas, New York, New York, Chicago, Illinois or the state where the Administrative Agent’s Lending Office with respect to Credit Party Obligations denominated in Dollars is located and:
     (a) if such day relates to any interest rate settings as to a Eurodollar Loan denominated in Dollars, any fundings, disbursements, settlements and payments in Dollars in respect of any such Eurodollar Loan, or any other dealings in Dollars to be carried out pursuant to this Credit Agreement in respect of any such Eurodollar Loan, means any such day on which dealings in deposits in Dollars are conducted by and between banks in the London interbank eurodollar market;
     (b) if such day relates to any interest rate settings as to a Eurodollar Loan denominated in Euro, any fundings, disbursements, settlements and payments in Euro in respect of any such Eurodollar Loan, or any other dealings in Euro to be carried out pursuant to this Credit Agreement in respect of any such Eurodollar Loan, means a TARGET Day;
     (c) if such day relates to any interest rate settings as to a Eurodollar Loan denominated in a currency other than Dollars or Euro, means any such day on which dealings in deposits in the relevant currency are conducted by and between banks in the London or other applicable offshore interbank market for such currency; and
     (d) if such day relates to any fundings, disbursements, settlements and payments in a currency other than Dollars or Euro in respect of a Eurodollar Loan denominated in a currency other than Dollars or Euro, or any other dealings in any currency other than Dollars or Euro to be carried out pursuant to this Credit Agreement in respect of any such Eurodollar Loan (other than any interest rate settings), means any such day on which banks are open for foreign exchange business in the principal financial center of the country of such currency.
     “Calculation Date” has the meaning set forth in the definition of Applicable Percentage.
     “Capital Expenditures” means all expenditures of the Borrower and its Subsidiaries on a consolidated basis which, in accordance with GAAP, would be classified as capital expenditures, including, without limitation, Capital Leases.
     “Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee which, in accordance with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person and the amount of such obligation shall be the capitalized amount thereof determined in accordance with GAAP.
     “Capital Stock” means (a) in the case of a corporation, all classes of capital stock of such corporation, (b) in the case of a partnership, partnership interests (whether general or limited), (c) in the case of a limited liability company, membership interests and (d) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.
     “Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Issuing Lender and the Lenders, as collateral for the LOC Obligations, cash or deposit account balances pursuant to documentation in form and substance satisfactory to the Administrative Agent and the Issuing Lender.
     “Cash Equivalents” means (a) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition, (b) Dollar denominated time and demand deposits, certificates of deposit and banker’s acceptances of (i) any Lender, (ii) any domestic commercial bank having capital and surplus in excess of $500,000,000 or (iii) any bank whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody’s is at least P-1 or the equivalent thereof (any such bank being an “Approved Bank”), in each case with maturities of not more than

270 days from the date of acquisition, (c) commercial paper and variable or fixed rate notes issued by any Approved Bank (or by the parent company thereof) or any variable rate notes issued by, or guaranteed by, any domestic corporation rated A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody’s and maturing within six months of the date of acquisition, (d) repurchase agreements with a bank or trust company (including any of the Lenders) or recognized securities dealer having capital and surplus in excess of $500,000,000 for direct obligations issued by or fully guaranteed by the United States of America in which the Borrower shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least 100% of the amount of the repurchase obligations, (e) Investments in tax-exempt municipal bonds rated AA (or the equivalent thereof) or better by S&P or Aa2 (or the equivalent thereof) or better by Moody’s and (f) Investments, classified in accordance with GAAP as current assets, in money market investment programs registered under the Investment Company Act of 1940, as amended, which are administered by reputable financial institutions having capital of at least $500,000,000 and the portfolios of which are limited to Investments of the character described in the foregoing subdivisions (a) through (e).
     “Change of Control” means either of the following events:
     (a) any “person” or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) has become, directly or indirectly, the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), by way of merger, consolidation or otherwise of 25% or more of the Voting Stock of the Borrower on a fully-diluted basis, after giving effect to the conversion and exercise of all outstanding warrants, options and other securities of the Borrower convertible into or exercisable for Voting Stock of the Borrower (whether or not such securities are then currently convertible or exercisable); or
     (b) during any period of twelve calendar months, individuals who at the beginning of such period constituted the board of directors of the Borrower together with any new members of such board of directors whose elections by such board of directors or whose nomination for election by the stockholders of the Borrower was approved by a vote of a majority of the members of such board of directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved cease for any reason to constitute a majority of the directors of the Borrower then in office.
     “Closing Date” means the date hereof.
     “Code” means the Internal Revenue Code of 1986 and the rules and regulations promulgated thereunder, as amended, modified, succeeded or replaced from time to time.

     “Commitment Percentage” means, for any Lender in respect of the Revolving Commitment and/or the Term Loan Commitment of such Lender, the percentage identified as its Commitment Percentage for such Revolving Commitment and/or Term Loan Commitment on Schedule 1.1(a), as such percentage may be modified in connection with any assignment made in accordance with the provisions of Section 11.3.
     “Commitments” means, (a) with respect to each Lender, the Revolving Commitment and/or the Term Loan Commitment of such Lender and (b) with respect to the Issuing Lender, the LOC Commitment in Dollars.
     “Credit Documents” means this Credit Agreement, any Joinder Agreement, the LOC Documents, any Notice of Borrowing, any promissory notes and all other related agreements and documents issued or delivered hereunder or thereunder or pursuant hereto or thereto other than Hedging Agreements.
     “Credit Exposure” has the meaning set forth in the definition of Required Lenders in this Section 1.1.
     “Credit Parties” means the Borrower and the Guarantors and “Credit Party” means any one of them.
     “Credit Party Obligations” means, without duplication, (a) all of the obligations of the Credit Parties to the Lenders (including the Issuing Lender) and the Administrative Agent, whenever arising, under this Credit Agreement or any of the other Credit Documents to which any Credit Party is a party and (b) all liabilities and obligations owing from such Credit Party to any Lender, or any Affiliate of a Lender, arising under Hedging Agreements.
     “Default” means any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.
     “Defaulting Lender” means, at any time, any Lender that, (a) has failed to make a Loan or purchase a Participation Interest required pursuant to the terms of this Credit Agreement (but only for so long as such Loan is not made or such Participation Interest is not purchased), (b) has failed to pay to the Administrative Agent or any Lender an amount owed by such Lender pursuant to the terms of this Credit Agreement (but only for so long as such amount has not been paid) or (c) has been deemed insolvent or has become subject to a bankruptcy or insolvency proceeding or to a receiver, trustee or similar official.
     “Dollars” and “$” means dollars in lawful currency of the United States of America.
     “Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any Alternative Currency, the equivalent amount thereof in Dollars as determined by the Administrative Agent or the Issuing Lender, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with such Alternative Currency.
     “Domestic Subsidiary” means each direct and indirect Subsidiary of the Borrower that (a) is domiciled or organized under the laws of any State of the United States or the District of Columbia or (b) maintains the major portion of its assets in the United States of America.
     “EBIT” means, for any period, with respect to the Borrower and its Subsidiaries on a consolidated basis, (a) Net Income for such period (excluding the effect of any extraordinary or other non-recurring gains (including any gain from the sale of property)) plus (b) an amount which, in the determination of Net Income for such period, has been deducted for (i) Interest Expense for such period and (ii) total Federal, state, foreign or other income taxes for such period.
     “EBITDA” means, for any period, with respect to the Borrower and its Subsidiaries on a consolidated basis, the sum of (a) EBIT for such period plus (b) an amount which, in the determination of Net Income for such period has been deducted for all depreciation and amortization for such period.
     “Eligible Assets” means any assets or any business (or any substantial part thereof) used or useful in the same or a similar line of business as the Borrower and its Subsidiaries are engaged on the Closing Date.
     “Eligible Assignee” means any Person that meets the requirements to be an assignee under Sections 11.3(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 11.3(b)(iii)).
     “EMU” means the economic and monetary union in accordance with the Treaty of Rome 1957, as amended by the Single European Act 1986, the Maastricht Treaty of 1992 and the Amsterdam Treaty of 1998.
     “EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.
     “Environmental Claim” means any investigation, written notice, violation, written demand, written allegation, action, suit, injunction, judgment, order, consent decree, penalty, fine, lien, proceeding, or written claim whether administrative, judicial, or private in nature arising (a) pursuant to, or in connection with, an actual or alleged violation of, any Environmental Law, (b) in connection with any Hazardous Material, (c) from any assessment, abatement, removal, remedial, corrective, or other response action in connection with an Environmental Law or other order of a Governmental Authority or (d) from any actual or alleged damage, injury, threat, or harm to health, safety, natural resources, or the environment.

     “Environmental Laws” means any current or future legal requirement of any Governmental Authority pertaining to (a) the protection of health, safety, and the indoor or outdoor environment, (b) the conservation, management, or use of natural resources and wildlife, (c) the protection or use of surface water and groundwater or (d) the management, manufacture, possession, presence, use, generation, transportation, treatment, storage, disposal, release, threatened release, abatement, removal, remediation or handling of, or exposure to, any hazardous or toxic substance or material or (e) pollution (including any release to land surface water and groundwater) and includes, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 USC 9601 et seq., Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and Hazardous and Solid Waste Amendments of 1984, 42 USC 6901 et seq., Federal Water Pollution Control Act, as amended by the Clean Water Act of 1977, 33 USC 1251 et seq., Clean Air Act of 1966, as amended, 42 USC 7401 et seq., Toxic Substances Control Act of 1976, 15 USC 2601 et seq., Hazardous Materials Transportation Act, 49 USC App. 1801 et seq., Occupational Safety and Health Act of 1970, as amended, 29 USC 651 et seq., Oil Pollution Act of 1990, 33 USC 2701 et seq., Emergency Planning and Community Right-to-Know Act of 1986, 42 USC 11001 et seq., National Environmental Policy Act of 1969, 42 USC 4321 et seq., Safe Drinking Water Act of 1974, as amended, 42 USC 300(f) et seq., any analogous implementing or successor law, and any amendment, rule, regulation, order, or directive issued thereunder.
     “Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto, as interpreted by the rules and regulations thereunder, all as the same may be in effect from time to time. References to sections of ERISA shall be construed also to refer to any successor sections.
     “ERISA Affiliate” means an entity, whether or not incorporated, which is under common control with the Borrower or any Subsidiary of the Borrower within the meaning of Section 4001(a)(14) of ERISA, or is a member of a group which includes the Borrower or any Subsidiary of the Borrower and which is treated as a single employer under Sections 414(b), (c), (m) or (o) of the Code.

     “ERISA Event” means (a) with respect to any Single Employer or Multiple Employer Plan, the occurrence of a Reportable Event or the substantial cessation of operations (within the meaning of Section 4062(e) of ERISA); (b) the withdrawal of the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate from a Multiple Employer Plan during a plan year in which it was a substantial employer (as such term is defined in Section 4001(a)(2) of ERISA), or the termination of a Multiple Employer Plan; (c) the distribution of a notice of intent to terminate or the actual termination of a Plan pursuant to Section 4041(a)(2) or 4041A of ERISA; (d) the institution of proceedings to terminate or the actual termination of any Plan by the PBGC under Section 4042 of ERISA; (e) any event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan; (f) the complete or partial withdrawal of the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (g) the conditions for imposition of a lien under Section 302(f) of ERISA exist with respect to any Plan; or (h) the adoption of an amendment to any Plan requiring the provision of security to such Plan pursuant to Section 307 of ERISA.
     “Euro” and “EUR” mean the lawful currency of the Participating Member States introduced in accordance with the EMU Legislation.
     “Eurodollar Loan” means a Loan bearing interest based at a rate determined by reference to the Eurodollar Rate. Eurodollar Loans may be denominated in Dollars or in an Alternative Currency. All Loans denominated in an Alternative Currency must be Eurodollar Loans.
     “Eurodollar Rate” means, for the Interest Period for each Eurodollar Loan comprising part of the same borrowing (including conversions, extensions and renewals), a per annum interest rate (rounded upwards to the nearest 1/100 of 1%) determined pursuant to the following formula:

Eurodollar Rate =	London Interbank Offered Rate
1 — Eurodollar Reserve Percentage
     “Eurodollar Reserve Percentage” means for any day, that percentage (expressed as a decimal) which is in effect from time to time under Regulation D, as such regulation may be amended from time to time or any successor regulation, as the maximum reserve requirement (including, without limitation, any basic, supplemental, emergency, special, or marginal reserves) applicable with respect to Eurocurrency liabilities as that term is defined in Regulation D (or against any other category of liabilities that includes deposits by reference to which the interest rate of Eurodollar Loans is determined), whether or not a Lender has any Eurocurrency liabilities subject to such reserve requirement at that time. Eurodollar Loans shall be deemed to constitute Eurocurrency liabilities and as such shall be deemed subject to reserve requirements without benefits of credits for proration, exceptions or offsets that may be available from time to time to a Lender. The Eurodollar Rate shall be adjusted automatically on and as of the effective date of any change in the Eurodollar Reserve Percentage.
     “Event of Default” shall have the meaning given such term in Section 9.1.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as amended, modified, succeeded or replaced from time to time.
     “Existing Credit Agreement” means that certain Five-Year Revolving Credit Agreement, dated as of June 25, 2004 among the Borrower, as borrower, the banks signatories thereto, and Bank of America, as administrative agent, as amended, supplemented, extended, renewed, restated or replaced from time to time.
     “Extension of Credit” means, as to any Lender, the making of a Loan by such Lender (or a participation therein by a Lender) or the issuance of, or participation in, a Letter of Credit by such Lender.
     “Facility Fees” means the fees payable to the Lenders pursuant to Section 3.4(a).
     “Federal Funds Rate” means, for any day, the rate per annum (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to Bank of America on such day on such transactions as determined by the Administrative Agent.
     “Fee Letter” means that certain letter agreement, dated as of November 7, 2006, among the Borrower, BAS and Bank of America.
     “Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
     “Foreign Subsidiary” means any Subsidiary of the Borrower that is not a Domestic Subsidiary.

     “Fuji Contract” means that certain Shareholder Agreement, dated as of February 3, 1995, between Fuji Heavy Industries, Ltd. and the Borrower, providing for the Borrower’s acquisition of 40% of the shares of Robin Manufacturing U.S.A. Inc.
     “Fund” shall mean any Person (other than a natural Person) that is, or will be, engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.
     “Funded Debt” means, without duplication, the sum of (a) the principal amount of all obligations of the Borrower and its Subsidiaries for borrowed money, (b) all purchase money Indebtedness of the Borrower and its Subsidiaries, (c) the principal portion of all obligations of the Borrower and its Subsidiaries under Capital Leases and (d) all drawn but unreimbursed amounts under all letters of credit (other than letters of credit supporting trade payables in the ordinary course of business) issued for the account of the Borrower or any of its Subsidiaries.
     “GAAP” means generally accepted accounting principles in the United States applied on a consistent basis and subject to Section 1.3.
     “Governmental Authority” means any Federal, state, local, provincial or foreign court or governmental agency, authority, instrumentality or regulatory body.
     “Guarantor” means each of the Domestic Subsidiaries of the Borrower and each Additional Credit Party, together with their successors and assigns.
     “Guaranty” means the guaranty of the Credit Party Obligations provided by the Guarantors pursuant to Section 4.
     “Guaranty Obligations” means, with respect to any Person, without duplication, any obligations (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) guaranteeing any Indebtedness of any other Person in any manner, whether direct or indirect, and including without limitation any obligation, whether or not contingent, (a) to purchase any such Indebtedness or other obligation or any property constituting security therefor, (b) to advance or provide funds or other support for the payment or purchase of such Indebtedness or obligation or to maintain working capital, solvency or other balance sheet condition of such other Person (including, without limitation, maintenance agreements, comfort letters, take or pay arrangements, put agreements or similar agreements or arrangements) for the benefit of the holder of Indebtedness of such other Person, (c) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, or (d) to otherwise assure or hold harmless the owner of such Indebtedness or obligation against loss in respect thereof. The amount of any Guaranty Obligation hereunder shall (subject to any limitations set forth therein) be deemed to be an amount equal to the outstanding principal amount (or maximum principal amount, if larger) of the Indebtedness in respect of which such Guaranty Obligation is made, or, if less, the maximum amount for which such Person may be liable under the terms of the instruments evidencing such Guaranty Obligation.
     “Hazardous Materials” means any substance, material or waste defined in or regulated under any Environmental Laws.
     “Hedging Agreements” means, collectively, interest rate protection agreements, foreign currency exchange agreements, commodity purchase or option agreements or other interest or exchange rate or commodity price hedging agreements, in each case, entered into or purchased by a Credit Party.
     “Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, or upon which interest payments are customarily made, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person to the extent of the value of such property (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business), (d) all obligations, other than intercompany items, of such Person issued or assumed as the deferred purchase price of property or services purchased by such Person which would appear as liabilities on a balance sheet of such Person, (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (f) all Guaranty Obligations of such Person, (g) the Attributable Indebtedness of such Person, (h) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person or any warrant, right or option to acquire such Equity Interest, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (i) all net obligations of such Person in respect of Hedging Agreements, (j) the maximum amount of all performance and standby letters of credit issued or bankers’ acceptances facilities created for the account of such Person and, without duplication, all drafts drawn thereunder (to the extent unreimbursed), and (k) the aggregate amount of uncollected accounts receivable of such Person subject at such time to a sale of receivables (or similar transaction) unless such transaction is effected without recourse to such Person. The Indebtedness of any Person shall include the Indebtedness of any partnership or unincorporated joint venture to the extent such Indebtedness is recourse to such Person.
     “Indemnitees” has the meaning specified in Section 11.5(b).

     “Interest Coverage Ratio” means, as of the last day of each fiscal quarter, the ratio of (a) EBIT for the period of four fiscal quarters ending on such date to (b) Interest Expense for the period of four fiscal quarters ending on such date.
     “Interest Expense” means, for any period, with respect to the Borrower and its Subsidiaries on a consolidated basis, all interest expense including the interest component under Capital Leases, as determined in accordance with GAAP.
     “Interest Payment Date” means (a) as to Base Rate Loans, the last Business Day of each calendar month and the Maturity Date and (b) as to Eurodollar Loans, the last day of each applicable Interest Period and the Maturity Date and in addition, where the applicable Interest Period for a Eurodollar Loan is greater than three months, then also the date three months from the beginning of the Interest Period and each three months thereafter.
     “Interest Period” means, as to Eurodollar Loans, a period of seven, fourteen or twenty-one days’ duration or one, two, three or six months’ duration, as the Borrower may elect, commencing, in each case, on the date of the borrowing (including continuations and conversions thereof); provided, however, (a) if any Interest Period would end on a day which is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day (except that where the next succeeding Business Day falls in the next succeeding calendar month, then on the next preceding Business Day), (b) no Interest Period shall extend beyond the Maturity Date and (c) where an Interest Period begins on a day for which there is no numerically corresponding day in the calendar month in which the Interest Period is to end, such Interest Period shall end on the last Business Day of such calendar month.
     “Internal Control Event” means a material weakness in, or fraud that involves management or other employees who have a significant role in, the Borrower’s internal controls over financial reporting, in each case as described in the Securities Laws.
     “Investment” in any Person means (a) the acquisition (whether for cash, property, services, assumption of Indebtedness, securities or otherwise, but excluding Capital Expenditures and acquisitions of inventory in the ordinary course of business) of assets, shares of Capital Stock, bonds, notes, debentures, partnership, joint ventures or other ownership interests or other securities of such other Person or (b) any deposit with, or advance, loan or other extension of credit to, such Person (other than deposits made in connection with the lease or purchase of equipment, inventory or other assets in the ordinary course of business) or (c) any other capital contribution to or investment in such Person, including, without limitation, any Guaranty Obligation (including any support for a letter of credit issued on behalf of such Person) incurred for the benefit of such Person.
     “Issuing Lender” means Bank of America (or any successor thereto) or such other consenting Lender approved by Bank of America in its sole discretion.
     “Issuing Lender Fees” has the meaning set forth in Section 3.4(b).

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     “Joinder Agreement” means a Joinder Agreement substantially in the form of Exhibit 7.12.
     “Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.
     “Lender” means any of the Persons identified as a “Lender” on the signature pages hereto, and any Eligible Assignee which may become a Lender by way of assignment in accordance with the terms hereof, together with their successors and permitted assigns.
     “Lending Office” means, as to any Lender, the office or offices of such Lender described in the Administrative Questionnaire, or such other office or offices as a Lender may from time notify to the Borrower and the Administrative Agent.
     “Letter of Credit” means any letter of credit issued for the account of the Borrower by the Issuing Lender pursuant to Section 2.3, as such letter of credit may be amended, modified, extended, renewed or replaced. Letters of Credit may be issued in Dollars or in an Alternative Currency.
     “Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the Issuing Lender.
     “Letter of Credit Expiration Date” means the day that is seven days prior to the Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).
     “Leverage Ratio” means, as of the last day of each fiscal quarter, the ratio of (a) Funded Debt on such date to (b) EBITDA for the period of four fiscal quarters ending on such date.
     “Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, security interest, encumbrance, lien (statutory or otherwise), preference, priority or charge of any kind, including, without limitation, any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease in the nature thereof.

     “Loan” or “Loans” means the Revolving Loans or the Term Loans (or a portion of any Revolving Loan or Term Loan bearing interest at the Base Rate or the Adjusted Eurodollar Rate and referred to as a Base Rate Loan or a Eurodollar Loan), individually or collectively, as appropriate.
     “LOC Commitment” means the commitment of the Issuing Lender to issue Letters of Credit for the account of the Borrower in an aggregate face amount any time outstanding (together with the amounts of any unreimbursed drawings thereon) of up to the LOC Committed Amount.
     “LOC Committed Amount” means FIFTEEN MILLION DOLLARS ($15,000,000). The LOC Committed Amount is part of, and not in addition to, the Revolving Committed Amount.
     “LOC Documents” means, with respect to any Letter of Credit, such Letter of Credit, any amendments thereto, any documents delivered in connection therewith, any application therefor (including all Letter of Credit Applications), and any agreements, instruments, guarantees or other documents (whether general in application or applicable only to such Letter of Credit) governing or providing for (a) the rights and obligations of the parties concerned or at risk or (b) any collateral security for such obligations.
     “LOC Obligations” means, at any time, the sum, without duplication, of (a) the maximum amount which is, or at any time thereafter may become, available to be drawn under Letters of Credit then outstanding, assuming compliance with all requirements for drawings referred to in such Letters of Credit plus (b) the aggregate amount of all drawings under Letters of Credit honored by the Issuing Lender but not theretofore reimbursed.
     “London Interbank Offered Rate” means:

     (a) with respect to any Eurodollar Loan for Interest Periods of one, two, three or six months’ duration applicable thereto, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for deposits in the relevant currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, or
     (b) with respect to any Eurodollar Loan for Interest Periods of seven, fourteen or twenty-one days’ duration applicable thereto, the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate that appears on the page of the Telerate screen (or any successor thereto) that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, for deposits in the relevant currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, or
     (c) with respect to any Eurodollar Loan for any Interest Period applicable thereto, if the rates referenced in the preceding clauses (a) or (b) do not appear on such page or service or such page or service shall not be available, the rate per annum determined by the Administrative Agent to be the rate at which deposits in the relevant currency for delivery on the first day of such Interest Period in Same Day Funds in the approximate amount of the Eurodollar Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch (or other Bank of America branch or Affiliate) to major banks in the London or other offshore interbank market for such currency at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.
     “Mandatory Borrowing” has the meaning set forth in Section 2.3(d).
     “Mandatory Cost” means, with respect to any period, the percentage rate per annum determined in accordance with Schedule 1.1(c).
     “Material Adverse Effect” means a material adverse effect on (a) the business, assets, liabilities (actual or contingent), operations, condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries taken as a whole, (b) the ability of the Borrower, or of the Credit Parties taken as a whole, to perform its or their obligations under this Credit Agreement or any of the other Credit Documents, or (c) the validity or enforceability of this Credit Agreement or any of the other Credit Documents, or the material rights and remedies of the Lenders hereunder or thereunder taken as a whole.

     “Maturity Date” means December 2, 2011.
     “Moody’s” means Moody’s Investors Service, Inc., or any successor or assignee of the business of such company in the business of rating securities.
     “Multiemployer Plan” means a Plan which is a multiemployer plan as defined in Sections 3(37) or 4001(a)(3) of ERISA.
     “Multiple Employer Plan” means a Plan covered by Title IV of ERISA (other than a Multiemployer Plan) in which the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate and at least one employer other than the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate are contributing sponsors.
     “Net Income” means, for any period, the net income after taxes for such period of the Borrower and its Subsidiaries on a consolidated basis, as determined in accordance with GAAP.
     “Notice of Borrowing” means a request by the Borrower for a Loan, in the form of Exhibit 2.1(b).
     “Notice of Continuation/Conversion” means a request by the Borrower to continue an existing Eurodollar Loan to a new Interest Period or to convert a Eurodollar Loan to a Base Rate Loan or a Base Rate Loan to a Eurodollar Loan, in the form of Exhibit 2.4.
     “Overnight Rate” means, for any day, (a) with respect to any amount denominated in Dollars, the greater of (i) the Federal Funds Rate and (ii) an overnight rate determined by the Administrative Agent or the Issuing Lender, as the case may be, in accordance with banking industry rules on interbank compensation, and (b) with respect to any amount denominated in an Alternative Currency, the rate of interest per annum at which overnight deposits in the applicable Alternative Currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of Bank of America in the applicable offshore interbank market for such currency to major banks in such interbank market.
     “PAI” means Polaris Acceptance, Inc., a Minnesota corporation.
     “Participating Member State” means each state so described in any EMU Legislation.
     “Participation Interest” means the Extension of Credit by a Lender by way of a purchase of a participation in Letters of Credit or LOC Obligations as provided in Section 2.3 or in any Loans as provided in Section 3.8.

     “Participant” shall have the meaning assigned to such term in Section 11.3(d).
     “PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA and any successor thereto.
     “PCAOB” means the Public Company Accounting Oversight Board.
     “Permitted Acquisition” means an Acquisition by a Credit Party or any of its Subsidiaries for consideration no greater than the fair market value of the Capital Stock or property acquired; provided that (a) the property acquired (or the property of the Person acquired) in such Acquisition constitutes Eligible Assets (or goodwill associated therewith), (b) in the case of an Acquisition of the Capital Stock of another Person, the board of directors (or other comparable governing body) of such other Person shall have duly approved such Acquisition, (c) if the aggregate consideration to be paid for such Acquisition equals or exceeds $25,000,000 (including, without limitation, the amount of any Indebtedness assumed in connection with such Acquisition), the Borrower shall have delivered to the Administrative Agent, prior to the closing of such Acquisition, a certificate of an Authorized Officer of the Borrower (i) providing calculations on a pro forma basis of each of the financial covenants set forth in Section 7.2 by giving effect to such Acquisition both (A) as of the actual date of such Acquisition and (B) as of the first day of the most recently ended fiscal quarter, which calculations shall demonstrate that, as of each such date, the Credit Parties are or would have been in compliance with all of the financial covenants set forth in Section 7.2 and (ii) both before and after giving effect to such Acquisition, no Default or Event of Default exists, (d) the representations and warranties made by the Credit Parties in any Credit Document shall be true and correct in all material respects at and as if made as of the date of such Acquisition (after giving effect thereto) except to the extent such representations and warranties expressly relate to an earlier date, (e) subsequent to the Closing Date, (i) the aggregate consideration paid and Investments made with respect to all Acquisitions (including, without limitation, Indebtedness assumed in connection with such Acquisitions) shall not exceed $300,000,000 and (ii) the aggregate amount of Indebtedness assumed in connection with all Acquisitions shall not exceed $150,000,000, (f) if such Acquisition involves the formation of a new Subsidiary of the Borrower, such Subsidiary shall comply with Section 7.12 and (g) such Acquisition is undertaken in accordance with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees and awards to which any party to such Acquisition may be subject.
     “Permitted Investments” means Investments which are, without duplication, (a) cash or Cash Equivalents, (b) trade accounts receivable created, acquired or made in the ordinary course of business and payable or dischargeable in accordance with customary trade terms, (c) inventory, raw materials and general intangibles acquired in the ordinary course of business, (d) Investments by a Credit Party in another Credit Party, (e) Permitted Acquisitions, (f) travel advances to management personnel and employees in the ordinary course of business, (g) Investments existing as of the Closing Date and set forth on Schedule

8.8, (h) additional Investments in Foreign Subsidiaries that do not exceed $25,000,000 in the aggregate during the term of this Credit Agreement, (i) additional Investments made pursuant to the Fuji Contract or pursuant to an expansion of the engine manufacturing facility contemplated thereby that do not exceed $10,000,000 in the aggregate during the term of this Credit Agreement, (j) in accordance with Section 8.2, the existing Investments on Schedule 8.2(d) plus additional Investments in the form of capital contributions by PAI in Acceptance Partnership (or by the Borrower in PAI to make such capital contributions) in an amount not to exceed $30,000,000 in the aggregate, during the term of this Credit Agreement; it being understood that the Borrower may not have or make any Investments in Acceptance Partnership or PAI that constitute Guaranty Obligations (other than the obligation regarding capital contributions as set forth herein), (k) additional Investments in KTM Power Sports AG, an Austrian corporation, in an amount not to exceed $10,000,000 and (l) additional Investments (in addition to those set forth above) not to exceed, in the aggregate, $15,000,000 during the term of this Credit Agreement.
     “Permitted Liens” means (a) Liens securing all Credit Party Obligations, (b) Liens for taxes not yet due or Liens for taxes being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established (and as to which the property subject to any such Lien is not yet subject to foreclosure, sale, collection, levy or loss on account thereof), (c) Liens in respect of property imposed by law arising in the ordinary course of business such as materialmen’s, mechanics’, warehousemen’s, carrier’s, landlords’ and other nonconsensual statutory Liens which are not yet due and payable or which are being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established (and as to which the property subject to any such Lien is not yet subject to foreclosure, sale or loss on account thereof), (d) Liens (other than Liens imposed under ERISA) consisting of pledges or deposits made in the ordinary course of business to secure payment of worker’s compensation insurance, unemployment insurance, pensions or social security programs, (e) Liens arising from good faith deposits in connection with or to secure performance of tenders, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations incurred in the ordinary course of business (other than obligations in respect of the payment of borrowed money), (f) Liens arising from good faith deposits in connection with or to secure performance of statutory obligations and surety and appeal bonds, (g) easements, rights-of-way, restrictions (including zoning restrictions), matters of plat, minor defects or irregularities in title and other similar charges or encumbrances not, in any material respect, impairing the use of the encumbered property for its intended purposes, (h) judgment Liens that would not constitute an Event of Default, (i) Liens in connection with Indebtedness permitted by Section 8.1(d), (j) Liens arising by virtue of any statutory or common law provision relating to banker’s liens, rights of setoff or similar rights as to deposit accounts or other funds maintained with a creditor depository institution and (k) Liens existing on the date hereof and identified on Schedule 8.3 and any renewals and extensions thereof not otherwise prohibited by this Credit Agreement; provided that, with respect to Liens identified on Schedule 8.3, (i) no such Lien shall extend to any property other than the property subject thereto on the Closing Date and (ii) the principal amount of the Indebtedness secured by such Liens shall not be increased.
     “Person” means any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust or other enterprise (whether or not incorporated), or any Governmental Authority.
     “Plan” means any employee benefit plan (as defined in Section 3(3) of ERISA) which is covered by ERISA and with respect to which the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” within the meaning of Section 3(5) of ERISA.
     “Real Properties” has the meaning given thereto in Section 6.20.
     “Register” has the meaning given thereto in Section 11.3(c).
     “Regulation A, D, T, U or X” means Regulation A, D, T, U or X, respectively, of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.
     “Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.
     “Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the notice requirement has been waived by regulation or by the PBGC.
     “Required Lenders” means, Lenders (other than Defaulting Lenders) holding in the aggregate at least a majority of (i) the Revolving Commitments (and Participation Interests therein) and the outstanding Term Loans (and Participation Interests therein) or (ii) if the Revolving Commitments have been terminated, the outstanding Revolving Loans, Term Loans, LOC Obligations and Participation Interests (including the Participation Interests of the applicable Issuing Lender in any Letters of Credit issued by such Issuing Lender).
     “Restricted Payment” by the Borrower or any of its Subsidiaries means (i) any dividend or other payment or distribution, direct or indirect, on account of any shares of any class of Capital Stock of such Person, now or hereafter outstanding (including without limitation any payment in connection with any dissolution, merger, consolidation or disposition involving such Person), or to the holders, in their capacity as such, of any shares of any class of Capital Stock of such Person, now or hereafter outstanding (other than dividends or distributions payable in Capital Stock of the applicable Person and other than dividends or distributions payable (directly or indirectly through Subsidiaries) to any Credit

Party), (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of Capital Stock of such Person, now or hereafter outstanding, or (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Capital Stock of such Person, now or hereafter outstanding (excluding the issuance of Capital Stock by such Person).
     “Requirement of Law” means, as to any Person, the articles or certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or final, non-appealable determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or to which any of its material property is subject.
     “Revaluation Date” means (a) with respect to any Loan, each of the following: (i) each date of a borrowing of a Eurodollar Loan denominated in an Alternative Currency, (ii) each date of a continuation of a Eurodollar Loan denominated in an Alternative Currency pursuant to Section 2.1, and (iii) such additional dates as the Administrative Agent shall determine or the Required Lenders shall require; and (b) with respect to any Letter of Credit, each of the following: (i) each date of issuance of a Letter of Credit denominated in an Alternative Currency, (ii) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof (solely with respect to the increased amount), (iii) each date of any payment by the Issuing Lender under any Letter of Credit denominated in an Alternative Currency, and (iv) such additional dates as the Administrative Agent or the Issuing Lender shall determine or the Required Lenders shall require.
     “Revolving Commitment” means, with respect to each Revolving Lender, the Commitment Percentage of such Revolving Lender multiplied by the Revolving Committed Amount in Dollars.
     “Revolving Committed Amount” means TWO HUNDRED FIFTY MILLION DOLLARS ($250,000,000) or such lesser amount to which the Revolving Committed Amount may be reduced pursuant to Section 2.1(d).
     “Revolving Lender” means a collective reference to the Lenders holding Revolving Loans or Revolving Commitments.
     “Revolving Loan” or “Revolving Loans” means the Loans (or a portion of any Loan), individually or collectively, as appropriate, made to the Borrower pursuant to Section 2.1.
     “S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. or any successor or assignee of the business of such division in the business of rating securities.

     “SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.
     “Sale and Leaseback Transaction” means, with respect to the Borrower or any Subsidiary, any arrangement, directly or indirectly, with any Person whereby the Borrower or such Subsidiary shall sell or transfer any property used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred.
     “Same Day Funds” means (a) with respect to disbursements and payments in Dollars, immediately available funds, and (b) with respect to disbursements and payments in an Alternative Currency, same day or other funds as may be determined by the Administrative Agent or the Issuing Lender, as the case may be, to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Alternative Currency.
     “Sarbanes-Oxley” means the Sarbanes-Oxley Act of 2002.
     “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, as amended, modified, succeeded or replaced from time to time.
     “Securities Laws” means the Securities Act, the Securities Exchange Act of 1934, Sarbanes-Oxley and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the PCAOB.
     “Securitization Transaction” means, with respect to any Person, any financing transaction or series of financing transactions (including factoring arrangements) pursuant to which such Person or any Subsidiary of such Person may sell, convey or otherwise transfer, or grant a security interest in, accounts, payments, receivables, rights to future lease payments or residuals or similar rights to payment to a special purpose subsidiary or affiliate of such Person.
     “Single Employer Plan” means any Plan which is covered by Title IV of ERISA, but which is not a Multiemployer Plan or a Multiple Employer Plan.
     “Solvent” means, with respect to any Person as of a particular date, that on such date (a) such Person is able to pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (b) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature in their ordinary course, (c) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s assets would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged or is to engage, (d) the fair value of the assets of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person and (e) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
     “Spot Rate” for a currency means the rate determined by the Administrative Agent or the Issuing Lender, as applicable, to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent or the Issuing Lender may obtain such spot rate from another financial institution designated by the Administrative Agent or the Issuing Lender if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency; and provided further that the Issuing Lender may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Letter of Credit denominated in an Alternative Currency.
     “Subsidiary” means, as to any Person, (a) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time, any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries, and (b) any partnership, association, joint venture or other entity in which such person directly or indirectly through Subsidiaries has more than a 50% equity interest at any time.
     “Synthetic Lease” means any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing arrangement whereby the arrangement is considered borrowed money indebtedness for tax purposes but is classified as an operating lease or does not otherwise appear on a balance sheet under GAAP.
     “TARGET Day” means any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) payment system (or, if such payment system ceases to be operative, such other payment system (if any) determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.

     “Term Lender” means a collective reference to the Lenders holding Term Loans or Term Loan Commitments.
     “Term Loan” or “Term Loans” means the Loans (or a portion of any Loan), individually or collectively, as appropriate, made to the Borrower pursuant to Section 2.2.
     “Term Loan Commitment” means, with respect to each Term Lender, the Commitment Percentage of such Term Lender multiplied by the Term Loan Committed Amount in Dollars.
     “Term Loan Committed Amount” means TWO HUNDRED MILLION DOLLARS ($200,000,000).
     “Total Assets” means all items that in accordance with GAAP would be classified as assets of the Borrower and its Subsidiaries on a consolidated basis.
     “Voting Stock” means all classes of the Capital Stock of such Person then outstanding and normally entitled to vote in the election of directors (or similar governing authority).
     1.2 Computation of Time Periods and Other Definitional Provisions.
     For purposes of computation of periods of time hereunder, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding.” References in this Credit Agreement to “Articles”, “Sections”, “Schedules” or “Exhibits” shall be to Articles, Sections, Schedules or Exhibits of or to this Credit Agreement unless otherwise specifically provided.
     1.3 Accounting Terms.
     Except as otherwise expressly provided herein, all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to the Lenders hereunder shall be prepared, in accordance with GAAP applied on a consistent basis. All calculations made for the purposes of determining compliance with this Credit Agreement shall (except as otherwise expressly provided herein) be made by application of GAAP applied on a basis consistent with the most recent annual or quarterly financial statements delivered pursuant to Section 7.1 (or, prior to the delivery of the first financial statements pursuant to Section 7.1, consistent with the financial statements delivered pursuant to Section 5.1(d)); provided, however, if (a) the Borrower shall object to determining such compliance on such basis at the time of delivery of such financial statements due to any change in GAAP or the rules promulgated with respect thereto or (b) the Administrative Agent or the Required Lenders shall so object in writing within 30 days after delivery of such financial statements, then such calculations shall be made on a basis consistent with GAAP as in effect as of the date of the most recent financial statements delivered by the Borrower to the Lenders to which no such objection shall have been made.

     1.4 Time.
     All references to time herein shall be references to Eastern Standard Time or Eastern Daylight time, as the case may be, unless specified otherwise.
     1.5 References to Agreements and Requirement of Laws.
     Unless otherwise expressly provided herein: (a) references to organization documents, agreements (including the Credit Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Credit Document and (b) references to any Requirement of Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Requirement of Law.
     1.6 Letter of Credit Amounts.
     Unless otherwise specified, all references herein to the amount of a Letter of Credit at any time shall be deemed to mean the Dollar Equivalent of the maximum face amount of such Letter of Credit after giving effect to all increases thereof contemplated by such Letter of Credit or the LOC Documents related thereto, whether or not such maximum face amount is in effect at such time.
     1.7 Exchange Rates; Currency Equivalents.
     (a) The Administrative Agent or the Issuing Lender, as applicable, shall determine the Spot Rates as of each Revaluation Date to be used for calculating Dollar Equivalent amounts of extensions of credit denominated in Alternative Currencies. Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Except for purposes of financial statements delivered by Credit Parties hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Credit Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent or the Issuing Lender, as applicable.
     (b) Wherever in this Credit Agreement in connection with a borrowing, conversion, continuation or prepayment of a Eurodollar Loan or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such borrowing, Eurodollar Loan or Letter of Credit is denominated in an Alternative Currency, such amount shall be the relevant Alternative Currency Equivalent of such Dollar amount (rounded to the nearest unit of such

Alternative Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent or the Issuing Lender, as the case may be.
     1.8 Additional Alternative Currencies.
     (a) The Borrower may from time to time request that Eurodollar Loans be made and/or Letters of Credit be issued in a currency other than those specifically listed in the definition of “Alternative Currency;” provided that such requested currency is a lawful currency (other than Dollars) that is readily available and freely transferable and convertible into Dollars. In the case of any such request with respect to the making of Eurodollar Loans, such request shall be subject to the approval of the Administrative Agent and the Lenders; and in the case of any such request with respect to the issuance of Letters of Credit, such request shall be subject to the approval of the Administrative Agent and the Issuing Lender.
     (b) Any such request shall be made to the Administrative Agent not later than 11:00 a.m., 20 Business Days prior to the date of the desired Extension of Credit (or such other time or date as may be agreed by the Administrative Agent and, in the case of any such request pertaining to Letters of Credit, the Issuing Lender, in its or their sole discretion). In the case of any such request pertaining to Eurodollar Loans, the Administrative Agent shall promptly notify each Lender thereof; and in the case of any such request pertaining to Letters of Credit, the Administrative Agent shall promptly notify the Issuing Lender thereof. Each Lender (in the case of any such request pertaining to Eurodollar Loans) or the Issuing Lender (in the case of a request pertaining to Letters of Credit) shall notify the Administrative Agent, not later than 11:00 a.m., ten Business Days after receipt of such request whether it consents, in its sole discretion, to the making of Eurodollar Loans or the issuance of Letters of Credit, as the case may be, in such requested currency.
     (c) Any failure by a Lender or the Issuing Lender, as the case may be, to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by such Lender or the Issuing Lender, as the case may be, to permit Eurodollar Loans to be made or Letters of Credit to be issued in such requested currency. If the Administrative Agent and all the Lenders consent to making Eurodollar Loans in such requested currency, the Administrative Agent shall so notify the Borrower and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any borrowings of Eurodollar Loans; and if the Administrative Agent and the Issuing Lender consent to the issuance of Letters of Credit in such requested currency, the Administrative Agent shall so notify the Borrower and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Letter of Credit issuances. If the Administrative Agent shall fail to obtain consent to any request for an additional currency under this Section 1.8, the Administrative Agent shall promptly so notify the Borrower.

SECTION 2
CREDIT FACILITIES
     2.1 Revolving Loans.
     (a) Revolving Loan Commitment. Subject to the terms and conditions set forth herein, including but not limited to Section 5.2, each Revolving Lender severally agrees to make revolving loans to the Borrower, in Dollars or in one or more Alternative Currencies, at any time and from time to time, during the period from and including the Closing Date to but not including the Maturity Date (or such earlier date if the Revolving Committed Amount has been terminated as provided herein); provided, however, that (i) the sum of the aggregate amount of the Dollar Equivalent amount of Revolving Loans outstanding plus the Dollar Equivalent amount of the aggregate amount of LOC Obligations outstanding shall not exceed the Revolving Committed Amount, (ii) with respect to each individual Revolving Lender, the Revolving Lender’s pro rata share of outstanding Revolving Loans plus such Revolving Lender’s pro rata share of outstanding LOC Obligations shall not exceed such Revolving Lender’s Commitment Percentage of the Revolving Committed Amount and (iii) the aggregate amount of Revolving Loans denominated in Alternative Currencies shall not exceed the Alternative Currency Sublimit. Subject to the terms of this Credit Agreement (including Section 3.3), the Borrower may borrow, repay and reborrow Loans. On the Closing Date, all Revolving Loans shall be Base Rate Loans unless the Borrower shall have delivered at least three Business Days prior to the Closing Date, a funding indemnity letter in form and substance reasonably satisfactory to the Administrative Agent. Thereafter, Revolving Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.
     (b) Method of Borrowing for Revolving Loans. By no later than 12:00 p.m. (i) on the date of the requested borrowing of Revolving Loans that will be Base Rate Loans, (ii) three Business Days prior to the date of the requested borrowing of Revolving Loans that will be Eurodollar Loans denominated in Dollars or (iii) four Business Days prior to the requested date of any borrowing or continuation of Eurodollar Loans denominated in Alternative Currencies, the Borrower shall provide telephonic notice to the Administrative Agent, followed promptly by a written Notice of Borrowing in the form of Exhibit 2.1(b) (which may be submitted by telecopy), each of such telephonic notice and such written Notice of Borrowing setting forth (A) the amount requested, (B) whether such Revolving Loans shall accrue interest at the Base Rate or the Adjusted Eurodollar Rate, (C) with respect to Loans that will be Eurodollar Loans, the Interest Period applicable thereto, (D) certification that the Borrower has complied in all respects with Section 5.2 and (E) the currency of the Revolving Loans to be borrowed. If the Borrower fails to specify a currency in a Notice of Borrowing, then the Revolving Loans so requested shall be made in Dollars.

     (c) Funding of Loans. Upon receipt of a Notice of Borrowing, the Administrative Agent shall promptly inform the Revolving Lenders as to the terms thereof. Each Revolving Lender shall make its Commitment Percentage of the requested Revolving Loans available to the Administrative Agent in Same Day Funds at the Agency Services Address for the applicable currency (i) not later than 2:00 p.m., in the case of any Revolving Loan denominated in Dollars, and (ii) not later than the Applicable Time specified by the Administrative Agent in the case of any Revolving Loan in an Alternative Currency, in each case on the date specified in the Notice of Borrowing. The amount of the requested Revolving Loans will then be made available to the Borrower or the Designated Borrower by the Administrative Agent as directed by the Borrower, to the extent the amount of such Revolving Loans are made available to the Administrative Agent.
     (d) Reductions of Revolving Committed Amount. Upon at least three Business Days’ prior written notice, the Borrower shall have the right to permanently reduce, without premium or penalty, all or part of the aggregate unused amount of the Revolving Committed Amount at any time or from time to time; provided that (i) each partial reduction shall be in an aggregate amount at least equal to $5,000,000 and in integral multiples of $1,000,000 above such amount and (ii) no reduction shall be made which would reduce the Revolving Committed Amount to an amount less than the Dollar Equivalent amount of aggregate amount of outstanding Revolving Loans plus the Dollar Equivalent amount of the aggregate amount of outstanding LOC Obligations. Any reduction in (or termination of) the Revolving Committed Amount pursuant to this Section 2.1(d) shall be permanent and may not be reinstated. The Administrative Agent shall immediately notify the Revolving Lenders of any reduction in the Revolving Committed Amount pursuant to this Section 2.1(d).
     (e) Revolving Notes. Upon the request of any Revolving Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Revolving Lender (through the Administrative Agent) a promissory note which shall evidence such Revolving Lender’s Revolving Loans in addition to such accounts or records.
     (f) Increases of the Revolving Committed Amount. The Borrower shall have the right from time to time, prior to the Maturity Date and with the consent of the Administrative Agent and the Issuing Lender (such consent not to be unreasonably withheld), and subject to the terms and conditions set forth below, to increase the amount of the Revolving Committed Amount; provided that (i) no Default or Event of Default shall exist at the time of the request of the proposed increase in the Revolving Committed Amount or after giving effect thereto; (ii) the representations and warranties contained in Section 6 and the other Credit Documents are true and correct in all material respects, on and as of the date of the increase in the Revolving Committed Amount, except to the extent that such representations and warranties specifically refer to an earlier date, in which case, they are true and correct in all material respects as of such earlier date, (iii) such increase must be in a minimum amount of $5,000,000 and in integral multiples of $5,000,000 above such amount, (iv) the Revolving Committed Amount shall not exceed at any time $350,000,000, (v) no individual Lender’s Revolving Commitment may be increased without such Lender’s written consent, (vi) Schedule 1.1(a) shall be amended to reflect the revised amount of the Revolving Committed Amount and revised Revolving Commitments of the Lenders and (vii) if any Revolving Loans are outstanding at the time of an increase in the Revolving Committed Amount, the Borrower will prepay (provided that any such prepayment shall be subject to Section 3.14) one or more existing Revolving Loans (or in the case of the addition of any new Lender as set forth in the paragraph below, prepay and reborrow the outstanding Revolving Loans) in an amount necessary such that after giving effect to the increase in the Revolving Committed Amount, each Lender will hold its Committment Percentage (based on its Revolving Commitment of the revised Revolving Committed Amount) of outstanding Revolving Loans.
     Any such increase in the Revolving Committed Amount shall apply, at the option of the Borrower, to (x) the Revolving Commitment of one or more existing Lenders; provided that any Lender whose Revolving Commitment is being increased must consent in writing thereto and/or (y) the creation of a new Revolving Commitment to one or more institutions that is not an existing Lender; provided that any such institution (A) must conform to the definition of Eligible Assignee and (B) must become a Revolving Lender under this Credit Agreement by execution and delivery of an appropriate joinder agreement or of counterparts to this Credit Agreement in a manner reasonably acceptable to the Borrower and the Administrative Agent.
     2.2 Term Loan.
     (a) Term Loans. Subject to the terms and conditions set forth herein, each Term Lender severally agrees to fund its Commitment Percentage of the Term Loan Committed Amount to the Borrower on the Closing Date, in Dollars, in an aggregate amount not to exceed such Term Lender’s Term Loan Commitment. All of the Term Loan Committed Amount shall be made in one draw on the Closing Date. To the extent all or any portion of the Term Loans are repaid or prepaid, they may not be reborrowed. On the Closing Date, all Term Loans shall be Base Rate Loans unless the Borrower shall have delivered at least three Business Days prior to the Closing Date, a funding indemnity letter in form and substance reasonably satisfactory to the Administrative Agent. Thereafter, Term Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.
     (b) Term Notes. Upon the request of any Term Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Term Lender (through the Administrative Agent) a promissory note which shall evidence such Term Lender’s Term Loans in addition to such accounts or records.

     2.3 Letter of Credit Subfacility.
     (a) The Letter of Credit Commitment.
     (i) Subject to the terms and conditions set forth herein and other terms and conditions that the Issuing Lender may reasonably require, (A) the Issuing Lender agrees, in reliance upon the agreements of the Revolving Lenders set forth in this Section 2.3, from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue standby Letters of Credit in Dollars or in one or more Alternative Currencies for the account of the Borrower or, subject to the terms of Section 2.3(j), certain Subsidiaries of the Borrower, and to amend Letters of Credit previously issued by it, in each case in accordance with subsection (b) below and (B) the Revolving Lenders severally agree to participate in Letters of Credit issued for the account of the Borrower or, subject to the terms of Section 2.3(j), certain Subsidiaries of the Borrower; provided, however, that after giving effect to the issuance of any Letter of Credit (1) the sum of the Dollar Equivalent amount of aggregate principal amount of outstanding Revolving Loans plus the Dollar Equivalent amount of the aggregate principal amount of outstanding LOC Obligations shall not exceed the Revolving Committed Amount, (2) with respect to each individual Revolving Lender, the sum of the aggregate principal amount of outstanding Revolving Loans of such Revolving Lender plus such Revolving Lender’s pro rata share of the aggregate amount of LOC Obligations shall not exceed such Revolving Lender’s Commitment Percentage of the Revolving Committed Amount and (3) the Dollar Equivalent of the aggregate principal amount of outstanding LOC Obligations shall not at any time exceed the LOC Committed Amount. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.
     (ii) The Issuing Lender shall not issue or amend any Letter of Credit if:
     (A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Lender from issuing such Letter of Credit, or any Requirement of Law applicable to the Issuing Lender or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Lender shall prohibit, or request that the Issuing Lender refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuing Lender with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Lender is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the Issuing Lender any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the Issuing Lender in good faith deems material to it;
     (B) the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance, unless the Required Lenders have approved such expiry date;
     (C) the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Lenders have approved such expiry date;
     (D) the issuance of such Letter of Credit would violate one or more policies of the Issuing Lender;
     (E) a default of any Revolving Lender’s obligations to fund under Section 2.3(d) exists or any Revolving Lender is at such time a Defaulting Lender hereunder, unless the Issuing Lender has entered into satisfactory arrangements with the Borrower or such Revolving Lender to eliminate the Issuing Lender’s risk with respect to such Revolving Lender;
     (F) such Letter of Credit is in an initial amount less than $100,000 (unless otherwise agreed to by the Issuing Lender), is to be used for a purpose other than as permitted by Section 7.10, or is denominated in a currency other than Dollars;
     (G) except as otherwise agreed by the Administrative Agent and the Issuing lender, such Letter of Credit is to be denominated in a currency other than Dollars or an Alternative Currency; or
     (H) the Issuing Lender does not as of the issuance date of such requested Letter of Credit issue Letters of Credit in the requested currency.
     (iii) The Issuing Lender shall be under no obligation to amend any Letter of Credit if (A) the Issuing Lender would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

     (b) Procedures for Issuance and Amendment of Letters of Credit.
     (i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the Issuing Lender (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Authorized Officer of the Borrower. The Letter of Credit Application must be received by the Issuing Lender and the Administrative Agent not later than 11:00 a.m. at least two Business Days (or such later date and time as the Issuing Lender may agree in a particular instance in its sole discretion) prior to the proposed issuance date or date of amendment, as applicable. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the Issuing Lender: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day), (B) the amount and currency thereof, (C) the expiry date thereof, (D) the name and address of the beneficiary thereof, (E) the documents to be presented by such beneficiary in case of any drawing thereunder, (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder and (G) such other matters as the Issuing Lender may require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the Issuing Lender (1) the Letter of Credit to be amended, (2) the proposed date of amendment thereof (which shall be a Business Day), (3) the nature of the proposed amendment and (4) such other matters as the Issuing Lender may require.
     (ii) Promptly after receipt of any Letter of Credit Application, the Issuing Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, the Issuing Lender will provide the Administrative Agent with a copy thereof. Upon receipt by the Issuing Lender of confirmation from the Administrative Agent that the requested issuance or amendment is permitted in accordance with the terms hereof, then, subject to the terms and conditions hereof, the Issuing Lender shall, on the requested date, issue a Letter of Credit for the account of the Borrower or enter into the applicable amendment, as the case may be, in each case in accordance with the Issuing Lender’s usual and customary business practices.
     (iii) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the Issuing Lender will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

     (c) Participations.
     Each Revolving Lender, upon issuance of a Letter of Credit, shall be deemed to have purchased without recourse a risk participation from the Issuing Lender in such Letter of Credit and the obligations arising thereunder and any collateral relating thereto, in each case in an amount equal to its Commitment Percentage of the obligations under such Letter of Credit, and shall absolutely, unconditionally and irrevocably assume, as primary obligor and not as surety, and be obligated to pay to the Issuing Lender therefor and discharge when due, its Commitment Percentage of the obligations arising under such Letter of Credit.
     (d) Reimbursement.
     (i) In the event of any drawing under any Letter of Credit, the Issuing Lender will promptly notify the Borrower in writing. In the case of a Letter of Credit denominated in an Alternative Currency, the Borrower shall reimburse the Issuing Lender in such Alternative Currency, unless (A) the Issuing Lender (at its option) shall have specified in such notice that it will require reimbursement in Dollars, or (B) in the absence of any such requirement for reimbursement in Dollars, the Borrower shall have notified the Issuing Lender promptly following receipt of the notice of drawing that the Borrower will reimburse the Issuing Lender in Dollars. In the case of any such reimbursement in Dollars of a drawing under a Letter of Credit denominated in an Alternative Currency, the Issuing Lender shall notify the Borrower of the Dollar Equivalent of the amount of the drawing promptly following the determination thereof. The Borrower shall reimburse the Issuing Lender on the day of drawing under any Letter of Credit either with the proceeds of a Loan obtained hereunder or otherwise in immediately available funds in the applicable currency. If the Borrower shall fail to reimburse the Issuing Lender as provided hereinabove, the unreimbursed amount of such drawing shall bear interest at a per annum rate equal to the Base Rate plus two percent (2%).
     (ii) Subsequent to a drawing under any Letter of Credit, unless the Borrower shall immediately notify the Issuing Lender of its intent to otherwise reimburse the Issuing Lender in the applicable currency, the Borrower shall be deemed to have requested a Revolving Loan at the Base Rate in the amount of the drawing as described herein, the proceeds of which will be used to satisfy the reimbursement obligations. On any day on which the Borrower shall be deemed to have requested a Revolving Loan borrowing to reimburse a drawing under a Letter of Credit, the Administrative Agent shall give notice to the Revolving Lenders that a Revolving Loan (expressed in Dollars in the amount of the Dollar Equivalent thereof in the case of a Letter of Credit denominated in an Alternative Currency) has been deemed requested in connection with a drawing under a Letter of Credit, in which case a Revolving Loan borrowing comprised solely of

Base Rate Loans (each such borrowing, a “Mandatory Borrowing”) shall be made from all Revolving Lenders in Dollars (without giving effect to any termination of the Commitments pursuant to Section 9.2 or otherwise) not later than 1:00 p.m. on the Business Day such notice by the Administrative Agent is received if such notice is received before 12:00 Noon, otherwise such payment shall be made at or before 2:00 p.m. on the next succeeding Business Day. Each Revolving Lender that so makes funds available shall be deemed to have made a Base Rate Loan in Dollars to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the Issuing Lender in Dollars pro rata based on each Revolving Lender’s respective Commitment Percentage and the proceeds thereof shall be paid directly to the Issuing Lender for application to the respective LOC Obligations. Each Revolving Lender hereby irrevocably agrees to make such Revolving Loans immediately upon any such request or deemed request on account of each such Mandatory Borrowing in the amount and in the manner specified in the preceding sentence and on the same such date notwithstanding (A) any setoff, counterclaim, recoupment, defense, or other right which such Revolving Lender may have against the Issuing Lender, the Borrower or any other Person for any reason whatsoever, (B) the amount of Mandatory Borrowing may not comply with the minimum amount for borrowings of Revolving Loans otherwise required hereunder, (C) the failure of any conditions specified in Section 5.2 to have been satisfied, (D) the existence of a Default or an Event of Default, (E) the failure of any such request or deemed request for Revolving Loans to be made by the time otherwise required hereunder, (F) the date of such Mandatory Borrowing, or (G) any reduction in the Revolving Committed Amount or any termination of the Commitments. This Section 2.3(d)(ii) is subject to the provisions of Section 2.3(d)(iii).
     (iii) In the event that any Mandatory Borrowing cannot for any reason be made on the date otherwise required above (including, without limitation, as a result of the commencement of a proceeding under the Bankruptcy Code with respect to the Borrower or any other Credit Party), then each Revolving Lender hereby agrees that it shall forthwith fund (as of the date the Mandatory Borrowing would otherwise have occurred, but adjusted for any payments received from the Borrower on or after such date and prior to such purchase) its Participation Interest in Dollars in the outstanding LOC Obligations; provided, that in the event any Revolving Lender shall fail to fund its Participation Interest on the day the Mandatory Borrowing would otherwise have occurred, then the amount of such Revolving Lender’s unfunded Participation Interest therein shall bear interest payable to the Issuing Lender upon demand, at the rate equal to, if paid within two Business Days of such date, the applicable Overnight Rate from time to time in effect, and thereafter at a rate equal to the Base Rate. Simultaneously with the making of each such payment by a Revolving Lender to the Issuing Lender, such Revolving Lender shall, automatically and without any further action on the part of the Issuing Lender or such Revolving Lender, acquire a participation in an amount equal to such payment (excluding the portion of such payment constituting interest owing to the Issuing Lender) in the related unreimbursed drawing portion of the LOC Obligation and in the interest thereon and shall have a claim against the Borrower and the other Credit Parties with respect thereto. Any payment by the Revolving Lenders pursuant to this clause (iii) shall not relieve or otherwise impair the obligations of the Borrower or any Credit Party to reimburse the Issuing Lender under a Letter of Credit.
     (iv) Until each Revolving Lender funds its Base Rate Loan or Participation Interest pursuant to this Section 2.3(d) to reimburse the Issuing Lender for any amount drawn under any Letter of Credit, interest in respect of such Revolving Lender’s Applicable Percentage of such amount shall be solely for the account of the Issuing Lender.
     (v) Notwithstanding anything in this Credit Agreement to the contrary, to the extent the conditions set forth in Section 5.2 cannot be satisfied, all Revolving Loans arising on a Mandatory Borrowing shall be payable in full on the Business Day immediately following the date of such Mandatory Borrowing.
     (e) Obligations Absolute. The obligation of the Borrower to reimburse the Issuing Lender for each drawing under each Letter of Credit shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Credit Agreement under all circumstances, including the following:
     (i) any lack of validity or enforceability of such Letter of Credit, this Credit Agreement, or any other agreement or instrument relating thereto;
     (ii) the existence of any claim, counterclaim, set-off, defense or other right that the Borrower may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the Issuing Lender or any other Person, whether in connection with this Credit Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;
     (iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;
     (iv) any payment by the Issuing Lender under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the Issuing Lender under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Bankruptcy Code;
     (v) any adverse change in the relevant exchange rates or in the availability of the relevant Alternative Currency to the Borrower or any Subsidiary or in the relevant currency markets generally; or
     (vi) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower.
The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will immediately notify the Issuing Lender. The Borrower shall be conclusively deemed to have waived any such claim against the Issuing Lender and its correspondents unless such notice is given as aforesaid.
     (f) Role of Issuing Lender. Each Revolving Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the Issuing Lender shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the Issuing Lender, any Agent-Related Person nor any of the respective correspondents, participants or assignees of the Issuing Lender shall be liable to any Revolving Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Revolving Lenders or the Required Lenders, as applicable, (ii) any action taken or omitted in the absence of gross negligence or willful misconduct or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Letter of Credit Application. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the Issuing Lender, any Agent-Related Person, nor any of the respective correspondents, participants or assignees of the Issuing Lender, shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.3(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against the Issuing Lender, and the Issuing Lender may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by the Issuing Lender’s willful misconduct or gross negligence or the Issuing Lender’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the Issuing Lender may accept documents that appear on their face to be in order, without responsibility for further investigation and the Issuing Lender shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.
     (g) Cash Collateral.
     (i) If, as of the Letter of Credit Expiration Date, any Letter of Credit for any reason remains outstanding and partially or wholly undrawn, the Borrower shall immediately Cash Collateralize the then aggregate principal amount of all LOC Obligations (in an amount equal to such aggregate principal amount determined as of the Letter of Credit Expiration Date).
     (ii) In addition, if the Administrative Agent notifies the Borrower at any time that the Dollar Equivalent amount of the aggregate outstanding amount of all LOC Obligations at such time exceeds 105% of the Letter of Credit Sublimit then in effect, then, within two Business Days after receipt of such notice, the Borrower shall Cash Collateralize the LOC Obligations in an amount equal to the amount by which the outstanding amount of all LOC Obligations exceeds the Letter of Credit Sublimit.
     (iii) The Administrative Agent may, at any time and from time to time after the initial deposit of Cash Collateral, request that additional Cash Collateral be provided in order to protect against the results of exchange rate fluctuations.
     The Borrower hereby grants to the Administrative Agent, for the benefit of the Issuing Lender and the Revolving Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Cash collateral shall be maintained in blocked, non-interest bearing deposit accounts at Bank of America.
     (h) Applicability of ISP and UCP. Unless otherwise expressly agreed by the Issuing Lender and the Borrower when a Letter of Credit is issued, (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance shall apply to each commercial Letter of Credit.

     (i) Conflict with Letter of Credit Application. In the event of any conflict between the terms of this Credit Agreement and the terms of any Letter of Credit Application, the terms of this Credit Agreement shall control.
     (j) Designation of Subsidiaries as Account Parties. Notwithstanding anything to the contrary set forth in this Credit Agreement and any LOC Document, a Letter of Credit issued hereunder may contain a statement to the effect that such Letter of Credit is issued for the account of a Subsidiary of the Borrower; provided that notwithstanding such statement, the Borrower shall be the actual account party for all purposes of this Credit Agreement for such Letter of Credit and such statement shall not affect the Borrower’s reimbursement obligations hereunder with respect to such Letter of Credit.
     (k) Indemnification of Issuing Lender.
     (i) In addition to its other obligations under this Credit Agreement, the Credit Parties hereby agree to protect, indemnify, pay and hold the Issuing Lender harmless from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable Attorney Costs) that the Issuing Lender may incur or be subject to as a consequence, direct or indirect, of (A) the issuance of any Letter of Credit or (B) the failure of the Issuing Lender to honor a drawing under a Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority (all such acts or omissions, herein called “Government Acts”).
     (ii) As between the Credit Parties and the Issuing Lender, the Credit Parties shall assume all risks of the acts, omissions or misuse of any Letter of Credit by the beneficiary thereof. In the absence of gross negligence or willful misconduct, the Issuing Lender shall not be responsible for: (A) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (B) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, that may prove to be invalid or ineffective for any reason; (C) failure of the beneficiary of a Letter of Credit to comply fully with conditions required in order to draw upon a Letter of Credit; (D) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (E) errors in interpretation of technical terms; (F) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under a Letter of Credit or of the proceeds thereof; and (G) any consequences arising from causes beyond the control of the Issuing Lender, including, without limitation, any Government

Acts. None of the above shall affect, impair, or prevent the vesting of the Issuing Lender’s rights or powers hereunder.
     (iii) In furtherance and extension and not in limitation of the specific provisions hereinabove set forth, any action taken or omitted by the Issuing Lender, under or in connection with any Letter of Credit or the related certificates, if taken or omitted in good faith, shall not put the Issuing Lender under any resulting liability to the Borrower or any other Credit Party. It is the intention of the parties that this Credit Agreement shall be construed and applied to protect and indemnify the Issuing Lender against any and all risks involved in the issuance of the Letters of Credit, all of which risks are hereby assumed by the Credit Parties, including, without limitation, any and all risks of the acts or omissions, whether rightful or wrongful, of any present or future Government Acts. The Issuing Lender shall not, in any way, be liable for any failure by the Issuing Lender or anyone else to pay any drawing under any Letter of Credit as a result of any Government Acts or any other cause beyond the control of the Issuing Lender.
     (iv) Nothing in this subsection (k) is intended to limit the reimbursement obligation of the Credit Parties contained in this Section 2.3. The obligations of the Credit Parties under this subsection (k) shall survive the termination of this Credit Agreement. No act or omission of any current or prior beneficiary of a Letter of Credit shall in any way affect or impair the rights of the Issuing Lender to enforce any right, power or benefit under this Credit Agreement.
     (l) Letter of Credit Amounts. Unless otherwise specified, all references herein to the amount of a Letter of Credit at any time shall be deemed to mean the maximum face amount of such Letter of Credit after giving effect to all increases thereof contemplated by such Letter of Credit or the Letter of Credit Application therefor, whether or not such maximum face amount is in effect at such time.
     2.4 Continuations and Conversions.
     Subject to the terms below, the Borrower shall have the option, on any Business Day, to continue existing Eurodollar Loans for a subsequent Interest Period, to convert Base Rate Loans into Eurodollar Loans or to convert Eurodollar Loans into Base Rate Loans. By no later than 11:00 a.m. (a) on the date of the requested conversion of a Eurodollar Loan to a Base Rate Loan, (b) three Business Days prior to the date of the requested continuation of a Eurodollar Loan denominated in Dollars or conversion of a Base Rate Loan to a Eurodollar Loan denominated in Dollars or (c) four Business Days prior to the requested date of any borrowing or continuation of Eurodollar Loans denominated in Alternative Currencies, the Borrower shall provide telephonic notice to the Administrative Agent, followed promptly by a written Notice of Continuation/Conversion, in the form of Exhibit 2.4 setting forth (i) whether the Borrower wishes to continue or convert such Loans and (ii) if the request is to continue a Eurodollar Loan or convert a Base Rate Loan to a Eurodollar Loan, the Interest Period applicable thereto; provided, however, that in the case of a failure to timely request a continuation of Loans denominated in an Alternative Currency, such Loans shall be continued as Eurodollar Loans in their original currency with an Interest Period of one month. Notwithstanding anything herein to the contrary, (A) except as provided in Section 3.11, Eurodollar Loans may only be continued or converted into Base Rate Loans on the last day of the Interest Period applicable thereto, (B) Eurodollar Loans may not be continued nor may Base Rate Loans be converted into Eurodollar Loans during the existence and continuation of a Default or an Event of Default (and the Required Lenders may demand that any or all of the then outstanding Eurodollar Loans denominated in an Alternative Currency be redenominated into Dollars in the amount of the Dollar Equivalent thereof on the last day of the then current Interest Period with respect thereto) and (C) any request to continue a Eurodollar Loan that fails to comply with the terms hereof or any failure to request a continuation of a Eurodollar Loan at the end of an Interest Period shall constitute a conversion to a Base Rate Loan on the last day of the applicable Interest Period. No Loan may be converted into or continued as a Loan denominated in a different currency, but instead must be prepaid in the original currency of such Loan and reborrowed in the other currency.
     2.5 Minimum Amounts.
     Each request for a borrowing, conversion or continuation shall be subject to the requirements that (a) each Eurodollar Loan shall be in a minimum amount of $5,000,000 and in integral multiples of $1,000,000 in excess thereof, (b) each Base Rate Loan shall be in a minimum amount of the lesser of $1,000,000 (and integral multiples of $1,000,000 in excess thereof) or the remaining amount available under the Revolving Committed Amount or the remaining amount of Term Loans, as applicable and (c) no more than ten (10) Eurodollar Loans shall be outstanding hereunder at any one time. For the purposes of this Section 2.5, all Eurodollar Loans with the same Interest Periods that begin and end on the same date shall be considered as one Eurodollar Loan, but Eurodollar Loans with different Interest Periods, even if they begin on the same date, shall be considered as separate Eurodollar Loans.
SECTION 3
GENERAL PROVISIONS APPLICABLE TO LOANS AND LETTERS OF CREDIT
     3.1 Interest.
     (a) Interest Rate. Subject to Section 3.1(b), all Base Rate Loans shall accrue interest at the Base Rate and all Eurodollar Loans shall accrue interest at the Adjusted Eurodollar Rate plus (in the case of a Eurodollar Loan which is lent from a Lending Office in the United Kingdom or a Participating Member State) the Mandatory Cost.
     (b) Default Rate of Interest.

     (i) Upon the occurrence, and during the continuation, of an Event of Default pursuant to Section 9.1(a), the principal of and, to the extent permitted by law, interest on the Loans and any other amounts owing hereunder or under the other Credit Documents (including without limitation fees and expenses) shall bear interest, payable on demand, at a per annum rate equal to 2% plus the rate which would otherwise be applicable (or if no rate is applicable, then the Base Rate plus two percent (2%) per annum).
     (ii) Upon the occurrence, and during the continuation, of an Event of Default (other than pursuant to Section 9.1(a)), then upon the request of the Required Lenders, the principal of and, to the extent permitted by law, interest on the Loans and any other amounts owing hereunder or under the other Credit Documents (including without limitation fees and expenses) shall bear interest, payable on demand, at a per annum rate equal to 2% plus the rate which would otherwise be applicable (or if no rate is applicable, then the Base Rate plus two percent (2%) per annum).
     (c) Interest Payments. Interest on Loans shall be due and payable in arrears on each Interest Payment Date. If an Interest Payment Date falls on a date which is not a Business Day, such Interest Payment Date shall be deemed to be the next succeeding Business Day, except that in the case of Eurodollar Loans where the next succeeding Business Day falls in the next succeeding calendar month, then on the next preceding Business Day.
     3.2 Place and Manner of Payments.
     (a) All payments of principal, interest, fees, expenses and other amounts to be made by a Credit Party under this Credit Agreement shall be made unconditionally and without any setoff, deduction, counterclaim, defense, recoupment or withholding of any kind and received not later than 2:00 p.m. on the date when due, in Dollars (except with respect to principal of and interest on Loans denominated in an Alternative Currency) and in Same Day Funds, to the Administrative Agent at the Agency Services Address. Except as otherwise expressly provided herein, all payments by the Borrower hereunder with respect to principal and interest on Loans denominated in an Alternative Currency shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Agency Services Address in such Alternative Currency and in Same Day Funds not later than the Applicable Time specified by the Administrative Agent on the dates specified herein. Without limiting the generality of the foregoing, the Administrative Agent may require that any payments due under this Credit Agreement be made in the United States. If, for any reason, any Borrower is prohibited by any Law from making any required payment hereunder in an Alternative Currency, such Borrower shall make such payment in Dollars in the Dollar Equivalent of the Alternative Currency payment amount. Payments received after such time shall be deemed to have been received on the next Business Day and additional interest shall accrue and be payable for such additional period. The Borrower shall, at the time it makes any payment under this Credit Agreement, specify to the Administrative Agent the Loans, Letters of Credit, fees or other amounts payable by the Borrower hereunder to which such payment is to be applied (and in the event that it fails to specify, or if such application would be inconsistent with the terms hereof, the Administrative Agent shall, subject to Section 3.7, distribute such payment to the Lenders in such manner as the Administrative Agent may reasonably deem appropriate). The Administrative Agent will distribute such payments to the Lenders on the same Business Day if any such payment is received (i) at or before 2:00 p.m., in the case of payments in Dollars or (ii) at or before the Applicable Time specified by the Administrative Agent in the case of payments in an Alternative Currency, otherwise the Administrative Agent will distribute such payment to the Lenders on the next succeeding Business Day. Whenever any payment hereunder shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day (subject to accrual of interest and fees for the period of such extension), except that, in the case of Eurodollar Loans, if the extension would cause the payment to be made in the next following calendar month, then such payment shall instead be made on the next preceding Business Day.
     (b) Unless the Borrower or any Lender has notified the Administrative Agent, prior to the time any payment is required to be made by it to the Administrative Agent hereunder, that the Borrower or such Lender, as the case may be, will not make such payment, the Administrative Agent may assume that the Borrower or such Lender, as the case may be, has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto. If and to the extent that such payment was not in fact made to the Administrative Agent in Same Day Funds, then:
     (i) if the Borrower failed to make such payment, each Lender shall forthwith on demand repay to the Administrative Agent the portion of such assumed payment that was made available to such Lender in Same Day Funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Lender to the date such amount is repaid to the Administrative Agent in Same Day Funds at the Federal Funds Rate from time to time in effect; and
     (ii) if any Lender failed to make such payment, such Lender shall forthwith on demand pay to the Administrative Agent the amount thereof in immediately available funds, together with interest thereon for the period from the date such amount was made available by the Administrative Agent to the Borrower to the date such amount is recovered by the Administrative Agent (the “Compensation Period”) at a rate per annum equal to the Overnight Rate from time to time in effect. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in the applicable Borrowing. If such Lender does not pay such amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent may make a demand therefor upon the Borrower, and the Borrower shall pay such amount to the Administrative Agent, together with interest thereon for the Compensation Period at a rate per annum equal to the rate of interest applicable to the applicable Borrowing. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which the Administrative Agent or the

Borrower may have against any Lender as a result of any default by such Lender hereunder.
A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.
     (c) If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Section 3.2, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Extension of Credit set forth in Section 2.1 or Section 2.2, as applicable, are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest, without prejudice to such Lender’s rights against the Borrower under Section 3.14(b).
     (d) The obligations of the Lenders hereunder to make Loans and to fund participations in Letters of Credit are several and not joint. The failure of any Lender to make any Loan or to fund any such participation on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or purchase its participation.
     (e) Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.
     3.3 Prepayments.
     (a) Voluntary Prepayments. The Borrower shall have the right to prepay Loans in whole or in part from time to time without premium or penalty; provided, however, that (i) Eurodollar Loans denominated in Dollars may only be prepaid on three Business Days’ prior written notice to the Administrative Agent and any prepayment of Eurodollar Loans denominated in Dollars will be subject to Section 3.14, (ii) Eurodollar Loans denominated in Alternative Currencies may only be prepaid on three Business Days’ prior written notice to the Administrative Agent and any prepayment of Eurodollar Loans denominated in Alternative Currencies will be subject to Section 3.14, (iii) each partial prepayment of Eurodollar Loans denominated in Dollars shall be in the minimum principal amount of $5,000,000 and integral multiples of $1,000,000, (iv) each partial prepayment of Eurodollar Loans denominated in Alternative Currencies shall be in the minimum principal amount of $5,000,000 and integral multiples of $1,000,000 and (v) each such partial prepayment of Base Rate Loans shall be in the minimum principal amount of $1,000,000 and integral multiples of $1,000,000. Amounts prepaid pursuant to this Section 3.3(a) shall be applied as the Borrower may elect; however, if the Borrower fails to specify, such prepayment will be applied in the manner set forth in Section 3.3(c) below.

     (b) Mandatory Prepayments.
     (i) If at any time the sum of the Dollar Equivalent amount of the aggregate amount of Revolving Loans outstanding plus the Dollar Equivalent amount of all LOC Obligations outstanding exceeds the Revolving Committed Amount, the Borrower shall immediately make a principal payment to the Administrative Agent in the manner and in an amount such that the sum of the aggregate amount of Revolving Loans outstanding plus LOC Obligations outstanding is less than or equal to the Revolving Committed Amount.
     (ii) If the Administrative Agent notifies the Borrower at any time that the aggregate amount of Loans denominated in Alternative Currencies outstanding plus LOC Obligations denominated in Alternative Currencies at such time exceeds an amount equal to 105% of the Alternative Currency Sublimit then in effect, then, within two Business Days after receipt of such notice, the Borrower shall prepay Loans in an aggregate amount sufficient to reduce such outstanding amount as of such date of payment to an amount not to exceed 100% of the Alternative Currency Sublimit then in effect.
     (c) Application of Prepayments. All amounts paid pursuant to Section 3.3(a), if the Borrower has not otherwise elected an application of such amounts, and all amounts required to be prepaid pursuant to Section 3.3(b) shall be applied first to Term Loans, second to Revolving Loans and third to a cash collateral account in respect of LOC Obligations. Within the parameters of the applications set forth above, prepayments shall be applied first to Base Rate Loans and then to Eurodollar Loans in direct order of Interest Period maturities. All prepayments hereunder shall be subject to Section 3.14.
     3.4 Fees.
     (a) Facility Fees. In consideration of the Revolving Committed Amount being made available by the Revolving Lenders hereunder, the Borrower agrees to pay to the Administrative Agent, for the pro rata benefit of each Revolving Lender (based on such Revolving Lender’s Commitment Percentage of the Revolving Committed Amount), a per annum fee in Dollars equal to the Applicable Percentage for Facility Fees (the “Facility Fees”). The Facility Fees shall commence to accrue on the Closing Date and shall be due and payable in arrears on the last Business Day of each fiscal quarter of the Borrower (as well as on the Maturity Date and on any date that the Revolving Committed Amount is reduced) for the immediately preceding fiscal quarter (or portion thereof), beginning with the first of such dates to occur after the Closing Date.
     (b) Letter of Credit Fees.
     (i) Letter of Credit Fees. In consideration of the issuance of Letters of Credit hereunder, the Borrower agrees to pay to the Administrative Agent, for the pro rata benefit of each Revolving Lender (based on each Revolving Lender’s

Commitment Percentage), a per annum fee (the “Letter of Credit Fees”) equal to the Applicable Percentage for the Letter of Credit Fees on the average daily maximum amount available to be drawn under each such Letter of Credit from the date of issuance to the date of expiration. The Letter of Credit Fees will be payable in arrears on the last Business Day of each fiscal quarter of the Borrower (as well as on the Maturity Date) for the immediately preceding fiscal quarter (or portion thereof), beginning with the first of such dates to occur after the Closing Date.
     (ii) Issuing Lender Fees. The Borrower shall pay directly to the Issuing Lender for its own account a fronting fee in Dollars with respect to each Letter of Credit in an amount equal to 0.125% times the Dollar Equivalent of the daily maximum amount available to be drawn under such Letter of Credit (the “L/C Fronting Fee”). The L/C Fronting Fee shall be computed on a quarterly basis in arrears and shall be due and payable on the last Business Day of each fiscal quarter of the Borrower (as well as on the Letter of Credit Expiration Date) for the fiscal quarter (or portion thereof) then ending, beginning with the first of such dates to occur after the issuance of such Letter of Credit. In addition, the Borrower shall pay directly to the Issuing Lender for its own account, in Dollars, the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the Issuing Lender relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.
     (c) Other Fees. The Borrower agrees to pay (i) to the Administrative Agent, for its own account, an annual fee and (ii) to the Administrative Agent, for the account of each of the Lenders, upfront fees on the Closing Date, in each case in accordance with the terms of the Fee Letter.
     3.5 Payment in full at Maturity.
     On the Maturity Date, the entire outstanding principal balance of all Loans and all LOC Obligations, together with accrued but unpaid interest and all other sums owing with respect thereto, shall be due and payable in full, unless accelerated sooner pursuant to Section 9.
     3.6 Computations of Interest and Fees.
     (a) Except for Base Rate Loans that are based upon the Prime Rate, in which case interest shall be computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be, all computations of interest and fees hereunder shall be made on the basis of the actual number of days elapsed over a year of 360 days, or, in the case of interest in respect of Revolving Loans denominated in Alternative Currencies as to which market practice differs from the foregoing, in accordance with such market practice. Interest shall accrue from and include the date of borrowing (or continuation or conversion) but exclude the date of payment.

     (b) It is the intent of the Lenders and the Credit Parties to conform to and contract in strict compliance with applicable usury law from time to time in effect. All agreements between the Lenders and the Credit Parties are hereby limited by the provisions of this paragraph which shall override and control all such agreements, whether now existing or hereafter arising and whether written or oral. In no way, nor in any event or contingency (including but not limited to prepayment or acceleration of the maturity of any obligation), shall the interest taken, reserved, contracted for, charged, or received under this Credit Agreement or otherwise, exceed the maximum nonusurious amount permissible under applicable law. If, from any possible construction of any of the Credit Documents or any other document, interest would otherwise be payable in excess of the maximum nonusurious amount, any such construction shall be subject to the provisions of this paragraph and such documents shall be automatically reduced to the maximum nonusurious amount permitted under applicable law, without the necessity of execution of any amendment or new document. If any Lender shall ever receive anything of value which is characterized as interest on the Loans under applicable law and which would, apart from this provision, be in excess of the maximum nonusurious amount, an amount equal to the amount which would have been excessive interest shall, without penalty, be applied to the reduction of the principal amount owing on the Loans and not to the payment of interest, or refunded to the Borrower or the other payor thereof if and to the extent such amount which would have been excessive exceeds such unpaid principal amount of the Loans. The right to demand payment of the Loans or any other Indebtedness evidenced by any of the Credit Documents does not include the right to accelerate the payment of any interest which has not otherwise accrued on the date of such demand, and the Lenders do not intend to charge or receive any unearned interest in the event of such demand. All interest paid or agreed to be paid to the Lenders with respect to the Loans shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term (including any renewal or extension) of the Loans so that the amount of interest on account of such Indebtedness does not exceed the maximum nonusurious amount permitted by applicable law.
     3.7 Pro Rata Treatment.
     Except to the extent otherwise provided herein:
     (a) Loans. Each Loan borrowing (including, without limitation, each Mandatory Borrowing), each payment or prepayment of principal of any Loan, each payment of fees (other than the Issuing Lender Fees retained by the Issuing Lender for its own account and the fees retained by the Administrative Agent for its own account), each reduction of the Revolving Committed Amount, and each conversion or continuation of any Loan, shall (except as otherwise provided in Section 3.11) be allocated pro rata among the relevant Lenders in accordance with the respective Commitment Percentages of such Lenders (or, if the Commitments of such Lenders have expired or been terminated, in accordance with the respective principal amounts of the outstanding Loans and Participation Interests of such Lenders); provided that, if any Lender shall have failed to pay its applicable pro rata share of any Loan, then any amount to which such Lender would otherwise be entitled pursuant to this subsection (a) shall instead be payable to the Administrative Agent until the share of such Loan not funded by such Lender has been repaid; provided further, that in the event any amount paid to any Lender pursuant to this subsection (a) is rescinded or must otherwise be returned by the Administrative Agent, each Lender shall, upon the request of the Administrative Agent, repay to the Administrative Agent the amount so paid to such Lender, with interest for the period commencing on the date such payment is returned by the Administrative Agent until the date the Administrative Agent receives such repayment at a rate per annum equal to, during the period to but excluding the date two Business Days after such request, the Federal Funds Rate, and thereafter, the Base Rate plus two percent (2%) per annum; and
     (b) Letters of Credit. Each payment of unreimbursed drawings in respect of LOC Obligations shall be allocated to each Revolving Lender pro rata in accordance with its Commitment Percentage; provided that, if any Revolving Lender shall have failed to pay its applicable pro rata share of any drawing under any Letter of Credit, then any amount to which such Revolving Lender would otherwise be entitled pursuant to this subsection (b) shall instead be payable to the Issuing Lender until the share of such unreimbursed drawing not funded by such Revolving Lender has been repaid; provided further, that in the event any amount paid to any Revolving Lender pursuant to this subsection (b) is rescinded or must otherwise be returned by the Issuing Lender, each Revolving Lender shall, upon the request of the Issuing Lender, repay to the Administrative Agent for the account of the Issuing Lender the amount so paid to such Revolving Lender, with interest for the period commencing on the date such payment is returned by the Issuing Lender until the date the Issuing Lender receives such repayment at a rate per annum equal to, during the period to but excluding the date two Business Days after such request, the Federal Funds Rate, and thereafter, the Base Rate plus two percent (2%) per annum.
     3.8 Sharing of Payments.
     The Lenders agree among themselves that, except to the extent otherwise provided herein, in the event that any Lender shall obtain payment in respect of any Loan, unreimbursed drawing with respect to any LOC Obligations or any other obligation owing to such Lender under this Credit Agreement through the exercise of a right of setoff, banker’s lien or counterclaim, or pursuant to a secured claim under Section 506 of the Bankruptcy Code or other security or interest arising from, or in lieu of, such secured claim, received by such Lender under any applicable bankruptcy, insolvency or other similar law or otherwise, or by any other means, in excess of its pro rata share of such payment as provided for in this Credit Agreement, such Lender shall promptly pay in cash or purchase from the other Lenders a participation in such Loans, LOC Obligations, and other obligations in such amounts, and make such other adjustments from time to time, as shall be equitable to the end that all Lenders share such payment in accordance with their respective ratable shares as provided for in this Credit Agreement. The Lenders further agree among themselves that if payment to a Lender obtained by such Lender through the exercise of a right of setoff, banker’s lien, counterclaim or other event as aforesaid shall be rescinded or must otherwise be restored, each

Lender which shall have shared the benefit of such payment shall, by payment in cash or a repurchase of a participation theretofore sold, return its share of that benefit (together with its share of any accrued interest payable with respect thereto) to each Lender whose payment shall have been rescinded or otherwise restored. The Borrower agrees that any Lender so purchasing such a participation may, to the fullest extent permitted by law, exercise all rights of payment, including setoff, banker’s lien or counterclaim, with respect to such participation as fully as if such Lender were a holder of such Loan, LOC Obligation or other obligation in the amount of such participation. Except as otherwise expressly provided in this Credit Agreement, if any Lender or the Administrative Agent shall fail to remit to any other Lender an amount payable by such Lender or the Administrative Agent to such other Lender pursuant to this Credit Agreement on the date when such amount is due, such payments shall be made together with interest thereon for each date from the date such amount is due until the date such amount is paid to the Administrative Agent or such other Lender at a rate per annum equal to the Federal Funds Rate. If under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a setoff to which this Section 3.8 applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders under this Section 3.8 to share in the benefits of any recovery on such secured claim.
     3.9 Capital Adequacy.
     (a) If, after the date thereof, the adoption or the becoming effective of, or any change in, any law, rule or regulation or other Requirement of Law regarding capital adequacy or any change therein or in the interpretation thereof, or compliance by any Lender (or its Lending Office) therewith, has or would have the effect of reducing the rate of return on the capital or assets of such Lender or any corporation controlling such Lender as a consequence of such Lender’s obligations hereunder (taking into consideration its policies with respect to capital adequacy and such Lender’s desired return on capital), then from time to time within 10 days of demand of such Lender setting forth in reasonable detail such change in law and the calculation of such reduced rate of return (with a copy of such demand to the Administrative Agent), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such reduction.
     (b) The Borrower shall not be required to compensate a Lender pursuant to this Section 3.9 for any additional amounts incurred more than 180 days prior to the date that such Lender notifies the Borrower of the change in law giving rise to such additional amounts and of such Lender’s intention to claim compensation therefor.
     (c) The Borrower shall pay to each Lender, as long as such Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Eurodollar Loans, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower shall have received at least 10 days’ prior notice (with a copy to the Administrative Agent) of such additional costs from such Lender. If a Lender fails to give notice 10 days prior to the relevant Interest Payment Date, such additional costs shall be due and payable 10 days from receipt of such notice.
     3.10 Inability To Determine Interest Rate.
     If the Administrative Agent determines (which determination shall be conclusive and binding upon the Borrower) in connection with any request for a Eurodollar Loan or a conversion to or continuation thereof that (a) deposits (whether in Dollars or an Alternative Currency) are not being offered to banks in the applicable offshore market for such currency for the applicable amount and Interest Period of such Eurodollar Loan, (b) adequate and reasonable means do not exist for determining the Eurodollar Rate for such Eurodollar Loan, or (c) the Eurodollar Rate for such Eurodollar Loan does not adequately and fairly reflect the cost to the Lenders of funding such Eurodollar Loan (whether denominated in Dollars or an Alternative Currency), the Administrative Agent will promptly notify the Borrower and all the Lenders. Thereafter, the obligation of the Lenders to make or maintain Eurodollar Loans in the affected currency or currencies shall be suspended until the Administrative Agent revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending Notice of Borrowing or Notice of Continuation/Conversion with respect to Eurodollar Loans in the affected currency or currencies or, failing that, will be deemed to have converted such request into a request for a borrowing of or conversion into a Base Rate Loan in the amount specified therein. The Administrative Agent will withdraw such determination pursuant to this Section 3.10 promptly as circumstances allow and no such suspension shall affect the Eurodollar Rate for any Eurodollar Loan outstanding at the time such suspension is imposed.
     3.11 Illegality.
     If any Requirement of Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurodollar Loans (whether denominated in Dollars or an Alternative Currency), then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue Eurodollar Loans in the affected currency or currencies or, in the case of Eurodollar Loans in Dollars, to convert Base Rate Loans to Eurodollar Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Loans (in Dollars) of such Lender to Base Rate Loans, either on the last day of the Interest Period thereof, if such Lender may lawfully continue to maintain such Eurodollar Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Loans. Upon any such conversion, the Borrower shall also pay interest on the amount so converted, together with any amounts due with respect thereto pursuant to Section 3.14. Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.
     3.12 Requirements of Law.
     (a) If, after the date hereof, as a result of the introduction of or any change in, or in the interpretation of, any Requirement of Law, or a Lender’s compliance therewith, there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining Eurodollar Loans or (as the case may be) issuing or participating in Letters of Credit, or a reduction in the amount received or receivable by such Lender in connection with any of the foregoing (excluding for purposes of this subsection (a) any such increased costs or reduction in amount resulting from (i) Taxes or Other Taxes (as to which Section 3.13 shall govern), (ii) reserve requirements utilized in the determination of the Eurodollar Rate and (iii) the requirements of the Bank of England and the Financial Services Authority or the European Central Bank reflected in the Mandatory Cost, other than as set forth below), then from time to time, within 10 days of demand of such Lender (with a copy of such demand to the Administrative Agent), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such increased cost or reduction in yield. For purposes of this Section, the Mandatory Cost, as calculated hereunder, does not represent the cost to any Lender of complying with the requirements of the Bank of England and/or the Financial Services Authority or the European Central Bank in relation to its making, funding or maintaining Eurodollar Loans.
     (b) Each Lender shall promptly notify the Borrower and the Administrative Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such Lender to compensation pursuant to this Section 3.12 and will designate a different Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the reasonable judgment of such Lender, be otherwise materially disadvantageous to it. Any Lender claiming compensation under this Section 3.12 shall furnish to the Borrower and the Administrative Agent a statement setting forth in reasonable detail the additional amount or amounts to be paid to it hereunder which shall be conclusive absent manifest error.
     (c) The Borrower shall not be required to compensate a Lender pursuant to this Section 3.12 for any increased costs or reductions incurred more than 180 days prior to the date that such Lender notifies the Borrower of the change of Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor.

     3.13 Taxes.
     (a) Any and all payments by a Credit Party to or for the account of the Administrative Agent or any Lender under any Credit Document shall be made free and clear of and without deduction for any and all present or future income, stamp or other taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and all liabilities with respect thereto, but excluding, in the case of the Administrative Agent and each Lender, taxes imposed on or measured by its net income, and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which the Administrative Agent or such Lender, as the case may be, is organized or maintains its Lending Office (all such non-excluded taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and liabilities being hereinafter referred to as “Taxes”). If a Credit Party shall be required by any Requirement of Law to deduct any Taxes from or in respect of any sum payable under any Credit Document to the Administrative Agent or any Lender, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.13(a)), the Administrative Agent and such Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Credit Party shall make such deductions, (iii) such Credit Party shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable Requirements of Law, and (iv) within 30 days after the date of such payment, such Credit Party shall furnish to the Administrative Agent (which shall forward the same to such Lender) the original or a certified copy of a receipt evidencing payment thereof. Notwithstanding the foregoing, no additional sums shall be payable pursuant to this Section 3.13(a) with respect to Taxes (A) that are attributable to a Lender’s failure to comply with Section 3.13(e) or (B) that are United States withholding taxes imposed on amounts payable to such Lender at the time the Lender becomes a party to this Credit Agreement.
     (b) In addition, each Credit Party agrees to pay any and all present or future stamp, court or documentary taxes and any other excise or property taxes or charges or similar levies which arise from any payment made under any Credit Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Credit Document (hereinafter referred to as “Other Taxes”).
     (c) If a Credit Party shall be required to deduct or pay any Taxes or Other Taxes from or in respect of any sum payable under any Credit Document to the Administrative Agent or any Lender, such Credit Party shall also pay to the Administrative Agent (for the account of such Lender) or to such Lender, at the time interest is paid, such additional amount that such Lender specifies as necessary to preserve the after-tax yield (after factoring in all taxes, including taxes imposed on or measured by net income) such Lender would have received if such Taxes or Other Taxes had not been imposed.

     (d) Each Credit Party agrees to indemnify the Administrative Agent and each Lender for (i) the full amount of Taxes and Other Taxes (including any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 3.13(d)) paid by the Administrative Agent and such Lender, (ii) amounts payable under Section 3.13(c) and (iii) any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, in each case whether or not such Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.
     (e) Each Lender that is a “foreign corporation, partnership or trust” within the meaning of the Code shall deliver to the Administrative Agent, prior to receipt of any payment subject to withholding under the Code (or after accepting an assignment of an interest herein), two duly signed completed copies of either IRS Form W-8BEN or any successor thereto (relating to such Lender and entitling it to an exemption from, or reduction of, withholding tax on all payments to be made to such Lender by a Credit Party pursuant to this Credit Agreement) or IRS Form W-8ECI or any successor thereto (relating to all payments to be made to such Lender by a Credit Party pursuant to this Credit Agreement) or such other evidence satisfactory to the Borrower and the Administrative Agent that such Lender is entitled to an exemption from, or reduction of, U.S. withholding tax. Thereafter and from time to time, each such Lender shall (i) promptly submit to the Administrative Agent such additional duly completed and signed copies of one of such forms (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities) as may then be available under then current United States laws and regulations to avoid, or such evidence as is satisfactory to the Borrower and the Administrative Agent of any available exemption from or reduction of, United States withholding taxes in respect of all payments to be made to such Lender by a Credit Party pursuant to this Credit Agreement, (ii) promptly notify the Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (iii) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any Requirement of Law that the Credit Parties make any deduction or withholding for taxes from amounts payable to such Lender. If such Lender fails to deliver the above forms or other documentation, then the Administrative Agent may withhold from any interest payment to such Lender an amount equivalent to the applicable withholding tax imposed by Sections 1441 and 1442 of the Code, without reduction. If any Governmental Authority asserts that the Administrative Agent did not properly withhold any tax or other amount from payments made in respect of such Lender, such Lender shall indemnify the Administrative Agent therefor, including all penalties and interest, any taxes imposed by any jurisdiction on the amounts payable to the Administrative Agent under this Section 3.13(e), and costs and expenses (including Attorney Costs) of the Administrative Agent. The obligation of the Lenders under this Section 3.13(e) shall survive the payment of all Obligations and the resignation or replacement of the Administrative Agent.

     Without limiting the obligations of the Lenders set forth above regarding delivery of certain forms and documents to establish each Lender’s status for U.S. withholding tax purposes, each Lender agrees promptly to deliver to the Administrative Agent or the Borrower, as the Administrative Agent or the Borrower shall reasonably request, on or prior to the Closing Date, and in a timely fashion thereafter, such other documents and forms required by any relevant taxing authorities under the Laws of any other jurisdiction, duly executed and completed by such Lender, as are required under such Laws to confirm such Lender’s entitlement to any available exemption from, or reduction of, applicable withholding taxes in respect of all payments to be made to such Lender outside of the U.S. by the Borrower pursuant to this Credit Agreement or otherwise to establish such Lender’s status for withholding tax purposes in such other jurisdiction. Each Lender shall promptly (i) notify the Administrative Agent of any change in circumstances which would modify or render invalid any such claimed exemption or reduction, and (ii) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Laws of any such jurisdiction that any Borrower make any deduction or withholding for taxes from amounts payable to such Lender. Additionally, the Borrower shall promptly deliver to the Administrative Agent or any Lender, as the Administrative Agent or such Lender shall reasonably request, on or prior to the Closing Date, and in a timely fashion thereafter, such documents and forms required by any relevant taxing authorities under the Laws of any jurisdiction, duly executed and completed by such Borrower, as are required to be furnished by such Lender or the Administrative Agent under such Laws in connection with any payment by the Administrative Agent or any Lender of Taxes or Other Taxes, or otherwise in connection with the Credit Documents, with respect to such jurisdiction.
     (f) For any period with respect to which a Lender required to do so has failed to provide the Borrower and the Administrative Agent with the appropriate form pursuant to Section 3.13(e) (unless such failure is due to a change in treaty, law or regulation occurring subsequent to that date on which a form originally was required to be provided), such Lender shall not be entitled to indemnification under Section 3.13(a) or 3.13(b) with respect to Taxes imposed by the United States of America; provided however, that should a Lender that is otherwise exempt from withholding tax become subject to Taxes because of its failure to deliver a form required hereunder, the Borrower shall take such steps as such Lender shall reasonably request to assist such Lender to recover such Taxes.
     (g) If any Credit Party is required to pay any additional amounts to or for the account of any Lender pursuant to this Section 3.13, then such Lender shall use reasonable efforts to change the jurisdiction of its Lending Office so as to eliminate or reduce any such additional payment which may thereafter accrue if such change, in the judgment of such Lender, is not otherwise materially disadvantageous to such Lender.

     (h) If the Administrative Agent or any Lender receives a refund with respect to Taxes paid by the Borrower that, in the good faith judgment of such Lender, is allocable to such payment, the Administrative Agent or such Lender, respectively, shall promptly pay the amount of such refund, together with any other amounts paid by the Borrower in connection with such refunded Taxes to the extent such other amounts are received by the Administrative Agent or such Lender, to the Borrower, net of all out-of-pocket expenses of such Lender incurred in obtaining such refund, provided, however, that the Borrower agrees to promptly return such refund and such other amounts to the Administrative Agent or such Lender, as applicable, if it receives notice from the Administrative Agent or such Lender that the Administrative Agent or such Lender is required to repay such refund to the applicable taxing authority. The Administrative Agent and each Lender agrees that it will contest such Taxes or liabilities if the Administrative Agent or such Lender determined, in its reasonable judgment, that it would not be disadvantaged or prejudiced as a result of such contest.
     3.14 Compensation.
     Upon the written demand of any Lender, the Borrower shall promptly compensate (or cause the applicable Designated Borrower to compensate) such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:
     (a) any continuation, conversion, payment or prepayment of any Eurodollar Loan on a day other than the last day of the Interest Period for such Eurodollar Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or
     (b) any failure by any Borrower (for a reason other than the failure of such Lender to make a Eurodollar Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount previously requested or notified by the Borrower or the applicable Designated Borrower; or
     (c) any failure by any Borrower to make payment of any Loan or drawing under any Letter of Credit (or interest due thereon) denominated in an Alternative Currency on its scheduled due date or any payment thereof in a different currency.
The amount each such Lender shall be compensated pursuant to this Section 3.14 shall include (a) any loss incurred by such Lender in connection with the re-employment of funds prepaid, repaid, not borrowed or paid, as the case may be, and the amount of such loss shall be the excess, if any, of (i) interest or other cost to such Lender of the deposit or other source of funding used to make any such Eurodollar Loan over (ii) the interest earned (or to be earned) by such Lender upon the re-lending or other re-employment of the amount of such Eurodollar Loan for the remainder of its respective Interest Period plus (b) any other loss of anticipated profits, any foreign exchange losses and any loss or expense arising from the liquidation or re-employment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained or from the performance of any foreign exchange contract plus

(c) $250 plus (d) any reasonable out-of-pocket expenses (including Attorney Costs) incurred and reasonably attributable thereto. Any Lender claiming compensation under this Section 3.14 shall furnish to the Borrower and the Administrative Agent a statement setting forth in reasonable detail the calculations of amounts to be paid hereunder, and the Borrower shall not be required to compensate a Lender pursuant to this Section 3.14 for any such loss, cost or expense incurred more than 180 days prior to the date that such Lender notifies the Borrower of the incurrence of such loss, cost or expense.
For purposes of calculating amounts payable by the Borrower (or the applicable Designated Borrower) to the Lenders under this Section 3.14, each Lender may deem that it funded each Eurodollar Loan made by it at the Eurodollar Rate for such Eurodollar Loan by a matching deposit or other borrowing in the offshore interbank market for such currency for a comparable amount and for a comparable period, whether or not such Eurodollar Loan was in fact so funded.
     3.15 Determination and Survival of Provisions.
     All determinations by the Administrative Agent or a Lender of amounts owing under Sections 3.9 through 3.14, inclusive, shall, absent manifest error, be conclusive and binding on the parties hereto. In determining such amount, the Administrative Agent or such Lender may use any reasonable averaging and attribution methods. Section 3.9 through 3.14, inclusive, shall survive the termination of this Credit Agreement and the payment of all Credit Party Obligations.
SECTION 4
GUARANTY
     4.1 Guaranty of Payment.
     Subject to Section 4.7 below, each of the Guarantors hereby, jointly and severally, unconditionally and irrevocably guarantees to each Lender, each Affiliate of a Lender that enters into a Hedging Agreement, the Issuing Lender and the Administrative Agent the prompt payment of the Credit Party Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise) and the timely performance of all other obligations under the Credit Documents and such Hedging Agreements. This Guaranty is a guaranty of payment and not of collection and is a continuing guaranty and shall apply to all Credit Party Obligations whenever arising.
     4.2 Obligations Unconditional.
     The obligations of the Guarantors hereunder are absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Credit Documents or the Hedging Agreements, or any other agreement or instrument referred to therein, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor. Each Guarantor agrees that this Guaranty may be enforced by the Lenders without the necessity at any time of resorting to or exhausting any other security or collateral and without the necessity at any time of having recourse to any of the Credit Documents or any collateral, if any, hereafter securing the Credit Party Obligations or otherwise and each Guarantor hereby waives the right to require the Lenders to proceed against the Borrower or any other Person (including a co-guarantor) or to require the Lenders to pursue any other remedy or enforce any other right. Each Guarantor further agrees that it shall have no right of subrogation, indemnity, reimbursement or contribution against the Borrower or any other Guarantor of the Credit Party Obligations for amounts paid under this Guaranty until such time as the Lenders (and any Affiliates of Lenders entering into Hedging Agreements) have been paid in full, all Commitments under the Credit Agreement have been terminated and no Person or Governmental Authority shall have any right to request any return or reimbursement of funds from the Lenders in connection with monies received under the Credit Documents. Each Guarantor further agrees that nothing contained herein shall prevent the Lenders from suing on any of the Credit Documents or any of the Hedging Agreements or foreclosing its security interest in or Lien on any collateral, if any, securing the Credit Party Obligations or from exercising any other rights available to it under this Credit Agreement, any other of the Credit Documents, or any other instrument of security, if any, and the exercise of any of the aforesaid rights and the completion of any foreclosure proceedings shall not constitute a discharge of any of any Guarantor’s obligations hereunder; it being the purpose and intent of each Guarantor that its obligations hereunder shall be absolute, independent and unconditional under any and all circumstances. Neither any Guarantor’s obligations under this Guaranty nor any remedy for the enforcement thereof shall be impaired, modified, changed or released in any manner whatsoever by an impairment, modification, change, release or limitation of the liability of the Borrower or by reason of the bankruptcy or insolvency of the Borrower. Each Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Credit Party Obligations and notice of or proof of reliance of by the Administrative Agent or any Lender upon this Guaranty or acceptance of this Guaranty. The Credit Party Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon this Guaranty. All dealings between the Borrower and any of the Guarantors, on the one hand, and the Administrative Agent and the Lenders, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon this Guaranty. The Guarantors further agree to all rights of set-off and automatic debits as set forth in Section 11.2.
     4.3 Modifications.
     Each Guarantor agrees that (a) all or any part of the collateral, if any, now or hereafter held for the Credit Party Obligations, if any, may be exchanged, compromised or surrendered from time to time; (b) the Lenders shall not have any obligation to protect, perfect, secure or insure any such security interests, liens or encumbrances now or hereafter held, if any, for the Credit Party Obligations or the properties subject thereto; (c) the time or place of payment of the Credit Party Obligations may be changed or extended, in whole or in part, to a time certain or otherwise, and may be renewed or accelerated, in whole or in part; (d) the Borrower and any other party liable for payment under the Credit Documents may be granted indulgences generally; (e) any of the provisions of the Credit Documents may be modified, amended or waived; (f) any party (including any co-guarantor) liable for the payment thereof may be granted indulgences or be released; and (g) any deposit balance for the credit of the Borrower or any other party liable for the payment of the Credit Party Obligations or liable upon any security therefor may be released, in whole or in part, at, before or after the stated, extended or accelerated maturity of the Credit Party Obligations, all without notice to or further assent by such Guarantor, which shall remain bound thereon, notwithstanding any such exchange, compromise, surrender, extension, renewal, acceleration, modification, indulgence or release.
     4.4 Waiver of Rights.
     Each Guarantor expressly waives to the fullest extent permitted by applicable law: (a) notice of acceptance of this Guaranty by the Lenders and of all extensions of credit to the Borrower by the Lenders; (b) presentment and demand for payment or performance of any of the Credit Party Obligations; (c) protest and notice of dishonor or of default (except as specifically required in the Credit Agreement) with respect to the Credit Party Obligations or with respect to any security therefor; (d) notice of the Lenders obtaining, amending, substituting for, releasing, waiving or modifying any security interest, lien or encumbrance, if any, hereafter securing the Credit Party Obligations, or the Lenders’ subordinating, compromising, discharging or releasing such security interests, liens or encumbrances, if any; and (e) all other notices to which such Guarantor might otherwise be entitled.
     4.5 Reinstatement.
     The obligations of the Guarantors under this Section 4 shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Credit Party Obligations is rescinded or must be otherwise restored by any holder of any of the Credit Party Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and each Guarantor agrees that it will indemnify the Administrative Agent and each Lender on demand for all reasonable costs and expenses (including, without limitation, reasonable Attorney Costs) incurred by the Administrative Agent or such Lender in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.
     4.6 Remedies.
     The Guarantors agree that, as between the Guarantors, on the one hand, and the Administrative Agent and the Lenders, on the other hand, the Credit Party Obligations may be declared to be forthwith due and payable as provided in Section 9 (and shall be deemed to have become automatically due and payable in the circumstances provided in Section 9) notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing such Credit Party Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or such Credit Party Obligations being deemed to have become automatically due and payable), such Credit Party Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by the Guarantors.
     4.7 Limitation of Guaranty.
     Notwithstanding any provision to the contrary contained herein or in any of the other Credit Documents, to the extent the obligations of any Guarantor shall be adjudicated to be invalid or unenforceable for any reason (including, without limitation, because of any applicable state or federal law relating to fraudulent conveyances or transfers) then the obligations of such Guarantor hereunder shall be limited to the maximum amount that is permissible under applicable law (whether federal or state or otherwise and including, without limitation, the Bankruptcy Code).
     4.8 Rights of Contribution.
     The Credit Parties agree among themselves that, in connection with payments made hereunder, each Credit Party shall have contribution rights against the other Credit Parties as permitted under applicable law. Such contribution rights shall be subordinate and subject in right of payment to the obligations of the Credit Parties under the Credit Documents and no Credit Party shall exercise such rights of contribution until all Credit Party Obligations have been paid in full and the Commitments terminated.
SECTION 5
CONDITIONS PRECEDENT
     5.1 Closing Conditions.
     The obligation of the Lenders, the Administrative Agent and the Issuing Lender to enter into this Credit Agreement and make the initial Extension of Credit is subject to satisfaction (or waiver) of the following conditions:
     (a) Executed Credit Documents. Receipt by the Administrative Agent of duly executed copies of: (i) this Credit Agreement; (ii) any promissory notes requested by any Lender; and (iii) all other Credit Documents, each in form and substance reasonably acceptable to the Lenders in their sole discretion.
     (b) Authority Documents. Receipt by the Administrative Agent of the following with respect to each Credit Party:
     (i) Organizational Documents. Copies of the articles or certificates of incorporation or other organizational documents of each Credit Party certified to be true and complete as of a recent date by the appropriate Governmental Authority of the state or other jurisdiction of its formation and certified by a secretary or assistant secretary of such Credit Party to be true and correct as of the Closing Date.
     (ii) Bylaws. A copy of the bylaws or other governing documents of each Credit Party certified by a secretary or assistant secretary of such Credit Party to be true and correct as of the Closing Date.
     (iii) Resolutions. Copies of resolutions of the Board of Directors or other governing body of each Credit Party approving and adopting the Credit Documents to which it is a party, the transactions contemplated therein and authorizing execution and delivery thereof, certified by a secretary or assistant secretary of such Credit Party to be true and correct and in full force and effect as of the Closing Date.
     (iv) Good Standing. Copies of certificates of good standing, existence or its equivalent with respect to each Credit Party certified as of a recent date by the appropriate Governmental Authority of the state or other jurisdiction of its formation and, without duplication, the State of Minnesota except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.
     (v) Incumbency. An incumbency certificate of each Credit Party certified by a secretary or assistant secretary of such Credit Party to be true and correct as of the Closing Date.
     (c) Opinion of Counsel. Receipt by the Administrative Agent of opinions reasonably satisfactory to the Administrative Agent, addressed to the Administrative Agent, the Issuing Lender and the Lenders and dated as of the Closing Date.
     (d) Financial Statements. Receipt by the Lenders of (i) the annual consolidated financial statements (including balance sheets, income statements and cash flow statements) of the Borrower and its Subsidiaries for the fiscal year 2005 audited by independent public accountants of recognized national standing, together with the “management letter” submitted by such accountants in connection with such financial statements, (ii) the consolidated financial statements (including balance sheets, income statements and cash flow statements) of the Borrower and its Subsidiaries for the fiscal quarter ended September 30, 2006 and (iii) such other financial information regarding the Borrower and its Subsidiaries as the Administrative Agent or a Lender may request.
     (e) Consents. Receipt by the Administrative Agent of evidence that all necessary governmental, shareholder and third party consents and approvals, if any, have been received and no condition or Requirement of Law exists which would reasonably be likely to restrain, prevent or impose any material adverse conditions on the transactions contemplated hereby.

     (f) Officer’s Certificates. The Administrative Agent shall have received a certificate or certificates executed by an Authorized Officer of the Borrower as of the Closing Date stating that (i) the Credit Parties and each of their Subsidiaries are in compliance with all existing material financial obligations, (ii) no action, suit, investigation or proceeding is pending or, to the knowledge of any Credit Party, threatened in any court or before any arbitrator or Governmental Authority that purports to affect the Credit Parties, any of their Subsidiaries or any transaction contemplated by the Credit Documents, if such action, suit, investigation or proceeding would have or would reasonably be expected to have a Material Adverse Effect, (iii) all governmental, shareholder and third party consents and approvals, if any, with respect to the Credit Documents and the transactions contemplated thereby have been obtained, (iv) the financial statements and information delivered to the Administrative Agent on or before the Closing Date were prepared in good faith and in accordance with GAAP and (v) immediately after giving effect to this Credit Agreement, the other Credit Documents and all the transactions contemplated herein or therein to occur on such date, (A) each Credit Party and each of their Subsidiaries is Solvent, (B) no Default or Event of Default exists, (C) all representations and warranties contained herein and in the other Credit Documents are true and correct in all material respects, and (D) the Credit Parties are in compliance with each of the financial covenants set forth in Section 7.2, including calculation thereof as of September 30, 2006.
     (g) Other Indebtedness. Receipt by the Administrative Agent of evidence satisfactory to it that all of the Indebtedness of the Credit Parties under the Existing Credit Agreements have been paid in full (or will be paid in full with the proceeds of the initial Loans made herein) and all obligations of the lenders thereunder in connection therewith have been terminated.
     (h) Fees and Expenses. Payment by the Credit Parties of all fees and expenses owed by them to the Administrative Agent or the Lenders, including, without limitation, as set forth in the Fee Letter.
     (i) Other. Receipt by the Lenders of such other documents, instruments, agreements or information as reasonably and timely requested by any Lender.
     5.2 Conditions to All Extensions of Credit.
     In addition to the conditions precedent stated elsewhere herein, the Lenders shall not be obligated to make Loans nor shall the Issuing Lender be required to issue or extend a Letter of Credit unless:
     (a) Notice. (i) In the case of any new Loan, the Borrower shall have delivered a Notice of Borrowing, duly executed and completed, by the time specified in Section 2.1 and/or Section 2.2, as applicable, and (ii) in the case of any Letter of Credit, the Borrower shall have delivered to the Issuing Lender an appropriate request for issuance in accordance with the provisions of Section 2.3.

     (b) Representations and Warranties. The representations and warranties made by the Credit Parties in any Credit Document are true and correct in all material respects at and as if made as of such date except to the extent they expressly and exclusively relate to an earlier date.
     (c) No Default. No Default or Event of Default shall exist and be continuing either prior to or after giving effect thereto.
     (d) Availability. Immediately after giving effect to the making of such Revolving Loan (and the application of the proceeds thereof) or to the issuance of such Letter of Credit, as the case may be, the sum of the principal amount of Revolving Loans outstanding plus LOC Obligations outstanding shall not exceed the Revolving Committed Amount.
     (e) In the case of an Extension of Credit to be denominated in an Alternative Currency, there shall not have occurred any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which in the reasonable opinion of the Administrative Agent, the Required Lenders (in the case of any Loans to be denominated in an Alternative Currency) or the Issuing Lender (in the case of any Letter of Credit to be denominated in an Alternative Currency) would make it impracticable for such Extension of Credit to be denominated in the relevant Alternative Currency.
The delivery of each Notice of Borrowing and each request for a Letter of Credit shall constitute a representation and warranty by the Borrower of the correctness of the matters specified in subsections (b), (c), and (d) above.
SECTION 6
REPRESENTATIONS AND WARRANTIES
     The Credit Parties hereby represent to the Administrative Agent, the Issuing Lender and each Lender that:
     6.1 Organization and Good Standing.
     Each Credit Party (a) is either a partnership, a corporation or a limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) is duly qualified and in good standing as a foreign organization and authorized to do business in every other jurisdiction where its ownership or operation of property or the conduct of its business would require it to be qualified, in good standing and authorized, unless the failure to be so qualified, in good standing or authorized would not have or would not reasonably be expected to have a

Material Adverse Effect and (c) has the power and authority to own and operate its properties and to carry on its business as now conducted and as currently proposed to be conducted.
     6.2 Due Authorization.
     Each Credit Party (a) has the power and authority to execute, deliver and perform this Credit Agreement and the other Credit Documents to which it is a party and to incur the obligations herein and therein provided for and (b) has duly taken all necessary action to authorize, and is duly authorized, to execute, deliver and perform this Credit Agreement and the other Credit Documents to which it is a party.
     6.3 Enforceable Obligations.
     Each Credit Party has duly executed this Credit Agreement and each other Credit Document to which such Credit Party is a party and this Credit Agreement and such other Credit Documents constitute legal, valid and binding obligations of such Credit Party enforceable against such Credit Party in accordance with their respective terms, except as may be limited by bankruptcy or insolvency laws or similar laws affecting creditors’ rights generally or by general equitable principles.
     6.4 No Conflicts.
     Neither the execution and delivery of the Credit Documents to which it is a party, nor the consummation of the transactions contemplated herein and therein, nor the performance of or compliance with the terms and provisions hereof and thereof by a Credit Party will (a) violate, contravene or conflict with any provision of such Credit Party’s organizational documents, (b) violate, contravene or conflict with any Requirement of Law (including, without limitation, Regulations T, U or X), order, writ, judgment, injunction, decree, license or permit applicable to such Credit Party, (c) violate, contravene or conflict with contractual provisions of, or cause an event of default under, any indenture, loan agreement, mortgage, deed of trust, contract or other agreement or instrument to which such Credit Party is a party or by which it or its properties may be bound, or (d) result in or require the creation of any Lien upon or with respect to the properties of such Credit Party.
     6.5 Consents.
     Except for consents, approvals and authorizations which have been obtained, no consent, approval, authorization or order of, or filing, registration or qualification with, any Governmental Authority, equity owner or third party in respect of any Credit Party is required in connection with the execution, delivery or performance of this Credit Agreement or any of the other Credit Documents, or the consummation of any transaction contemplated herein or therein by such Credit Party.

     6.6 Financial Condition; Internal Control Event.
     (a) The financial statements delivered to the Administrative Agent and the Lenders pursuant to Section 5.1(d) and Sections 7.1(a) and (b): (a) have been prepared in accordance with GAAP and (b) present fairly the consolidated financial condition, results of operations and cash flows of the Borrower and its Subsidiaries as of such date and for such periods. Since December 31, 2005, there has been no sale, transfer or other disposition by the Borrower or any of its Subsidiaries of any material part of the business or property of the Borrower and its Subsidiaries, taken as a whole, or purchase or other acquisition by any such Person of any business or property (including any Capital Stock of any other Person) material in relation to the consolidated financial condition of the Borrower and its Subsidiaries, taken as a whole, in each case, which, is not (i) reflected in the most recent financial statements delivered to the Lenders pursuant to Section 5.1(d) and Section 7.1 or in the notes thereto or (ii) otherwise permitted by the terms of this Credit Agreement and communicated to the Administrative Agent and the Lenders.
     (b) To the best knowledge of the Borrower, no Internal Control Event exists or has occurred since the date of the financial statements delivered pursuant to Section 7.1(a) that has resulted in or could reasonably be expected to result in a misstatement in any material respect, in any financial information delivered or to be delivered to the Administrative Agent or the Lenders, of (i) covenant compliance calculations provided hereunder or (ii) the assets, liabilities, financial condition or results of operations of the Borrower and its Subsidiaries on a consolidated basis.
     6.7 No Material Change.
     Since December 31, 2005, there has been no development or event relating to or affecting any Credit Party or any of its Subsidiaries which has had or would reasonably be expected to have a Material Adverse Effect.
     6.8 Disclosure.
     Neither this Credit Agreement, nor any other Credit Document, nor any financial statements delivered to the Administrative Agent or the Lenders nor any other document, certificate or statement furnished to the Administrative Agent, the Issuing Lender or the Lenders by or on behalf of any Credit Party in connection with the transactions contemplated hereby contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein or herein not misleading.
     6.9 No Default.
     No Credit Party nor any of its Subsidiaries is in default under any contract, lease, loan agreement, indenture, mortgage, security agreement or other agreement or obligation to which it is a party or by which any of its properties is bound, which default has had or would reasonably be expected to have a Material Adverse Effect.

     6.10 Litigation.
     There are no actions, suits or legal, equitable, arbitration or administrative proceedings, pending or, to the knowledge of any Credit Party, threatened against, any Credit Party or any of its Subsidiaries or with respect to its properties or revenues which (a) purport to affect or pertain to this Credit Agreement or the other Credit Documents or the transactions contemplated herein and therein or (b) would have or would reasonably be expected to have a Material Adverse Effect.
     6.11 Taxes.
     Each Credit Party and each of its Subsidiaries has filed, or caused to be filed, all material tax returns (federal, state, local and foreign) required to be filed and has paid (a) all amounts of taxes shown thereon to be due (including interest and penalties) and (b) all other material taxes, fees, assessments and other governmental charges (including mortgage recording taxes, documentary stamp taxes and intangibles taxes) owing by it, except for such taxes (i) which are not yet delinquent or (ii) that are being contested in good faith and by proper proceedings, and against which adequate reserves are being maintained in accordance with GAAP. No Credit Party is aware of any proposed material tax assessments against any Credit Party or any of its Subsidiaries.
     6.12 Compliance with Law.
     Each Credit Party and each of its Subsidiaries is in compliance with all material Requirements of Law (including, without limitation, Environmental Laws and ERISA) and all material orders, writs, injunctions and decrees applicable to it, or to its properties.
     6.13 Licenses, etc.
     Each Credit Party and each of its Subsidiaries has obtained, and holds in full force and effect, all franchises, licenses, permits, certificates, authorizations, qualifications, accreditations, easements, rights of way, intellectual property rights and other rights, consents and approvals which are necessary for the operation of its business as presently conducted, except for such exceptions as would not have or would not reasonably be expected to have a Material Adverse Effect.
     6.14 Title to Properties.
     Each Credit Party, and each of its Subsidiaries, is the owner of, and has good and marketable title to, or has a valid license or lease to use, all of its properties and assets (except for minor defects in title, licenses or leases that do not materially interfere with its ability to conduct its business or to utilize its properties or assets for their intended purposes) and none of such properties or assets is subject to any Liens other than Permitted Liens.

     6.15 Insurance.
     The properties of each Credit Party and each of its Subsidiaries are insured with financially sound and reputable insurance companies that are not Affiliates of the Borrower, in such amounts, with such deductibles and covering such risks, as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Credit Parties or their Subsidiaries operate.
     6.16 Use of Proceeds.
     The proceeds of the Loans will be used solely for the purposes specified in Section 7.10. No proceeds of the Loans will be used for the Acquisition of another Person unless such Acquisition is a Permitted Acquisition.
     6.17 Government Regulation.
     (a) No Borrower is engaged or will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U), or extending credit for the purpose of purchasing or carrying margin stock. Following the application of the proceeds of each Loan or drawing under each Letter of Credit, not more than 25% of the value of the assets (either of the applicable Borrower only or of the Borrower and its Subsidiaries on a consolidated basis) will be margin stock.
     (b) No Credit Party is or is required to be registered as an “investment company” under the Investment Company Act of 1940.
     6.18 No Burdensome Restrictions.
     No Credit Party nor any of its Subsidiaries is a party to any agreement or instrument or subject to any other obligation or any charter or corporate restriction or any provision of any applicable law, rule or regulation which, individually or in the aggregate, would have or would reasonably be expected to have a Material Adverse Effect.
     6.19 ERISA.
     Except as would not result in or would not reasonably be expected to result in a Material Adverse Effect:
     (a) (i) No ERISA Event has occurred, and, to the best knowledge of the Credit Parties, each of their Subsidiaries and each ERISA Affiliate, no event or condition has occurred or exists as a result of which any ERISA Event could reasonably be expected to occur, with respect to any Plan; (ii) no “accumulated funding deficiency,” as such term is defined in Section 302 of ERISA and Section 412 of the Code, whether or not waived, has occurred with respect to any Plan and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan; (iii) each Plan has been maintained, operated, and funded in compliance with its own terms and in material compliance with the provisions of ERISA, the Code, and any other applicable federal or state laws; (iv) each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of the Credit Parties, each of their Subsidiaries and each ERISA Affiliate, nothing has occurred which would prevent, or cause the loss of, such qualification; and (v) no Lien in favor or the PBGC or a Plan has arisen or is reasonably likely to arise on account of any Plan.
     (b) The actuarial present value of all “benefit liabilities” (as defined in Section 4001(a)(16) of ERISA), whether or not vested, under each Single Employer Plan, as of the last annual valuation date prior to the date on which this representation is made or deemed made (determined, in each case, in accordance with Financial Accounting Standards Board Statement 87, utilizing the actuarial assumptions used in such Plan’s most recent actuarial valuation report), did not exceed as of such valuation date the fair market value of the assets of such Plan allocated to such accrued liabilities.
     (c) No Credit Party nor any Subsidiary of a Credit Party nor any ERISA Affiliate has incurred, or, to the best of each such party’s knowledge, is reasonably expected to incur, any liability under Title IV of ERISA with respect to any Single Employer Plan, or any withdrawal liability under ERISA to any Multiemployer Plan or Multiple Employer Plan. No Credit Party nor any Subsidiary of a Credit Party nor any ERISA Affiliate would become subject to any withdrawal liability under ERISA if any such party were to withdraw completely from all Multiemployer Plans and Multiple Employer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made. No Credit Party nor any Subsidiary of a Credit Party nor any ERISA Affiliate has received any notification that any Multiemployer Plan is in reorganization (within the meaning of Section 4241 of ERISA), is insolvent (within the meaning of Section 4245 of ERISA), or has been terminated (within the meaning of Title IV of ERISA), and no Multiemployer Plan is, to the best of each such Person’s knowledge, reasonably expected to be in reorganization, insolvent, or terminated. No Credit Party nor any Subsidiary of a Credit Party nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA.
     (d) No prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) or breach of fiduciary responsibility has occurred with respect to a Plan which has subjected or may subject a Credit Party, any Subsidiary of a Credit Party or any ERISA Affiliate to any liability under Sections 406, 409, 502(i), or 502(l) of ERISA or Section 4975 of the Code, or under any agreement or other instrument pursuant to which a Credit Party, any Subsidiary of a Credit Party or any ERISA Affiliate has agreed or is required to indemnify any person against any such liability. There are no pending or, to the best knowledge of the Credit Parties, each of their Subsidiaries and each ERISA Affiliate, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect.
     (e) No Credit Party nor any Subsidiary of a Credit Party nor any ERISA Affiliate has any material liability with respect to “expected post-retirement benefit obligations” within the meaning of the Financial Accounting Standards Board Statement 106. Each Plan that is a welfare plan (as defined in Section 3(1) of ERISA) to which Sections 601-609 of ERISA and Section 4980B of the Code apply has been administered in compliance in all material respects with such sections.
     6.20 Environmental Matters.
     (a) Except as would not result in or would not reasonably be expected to result in a Material Adverse Effect:
     (i) Each of the real properties owned, leased or operated by a Credit Party or any of its Subsidiaries (the “Real Properties”) and all operations at the Real Properties are in compliance with all applicable Environmental Laws, and there is no violation of any Environmental Law with respect to the Real Properties or the businesses operated by the Credit Parties or any of their Subsidiaries (the “Businesses”), and there are no conditions relating to the Businesses or Real Properties that would reasonably be expected to give rise to liability under any applicable Environmental Laws.
     (ii) No Credit Party nor any of its Subsidiaries has received any written notice of, or inquiry from any Governmental Authority regarding, any violation, alleged violation, non-compliance, liability or potential liability regarding Hazardous Materials or compliance with Environmental Laws with regard to any of the Real Properties or the Businesses, nor, to the knowledge of a Credit Party or any of its Subsidiaries, is any such notice being threatened.
     (iii) Hazardous Materials have not been transported or disposed of from the Real Properties, or generated, treated, stored or disposed of at, on or under any of the Real Properties or any other location, in each case by, or on behalf or with the permission of, a Credit Party or any of its Subsidiaries in a manner that would give rise to liability under any applicable Environmental Laws.
     (iv) No judicial proceeding or governmental or administrative action is pending or, to the knowledge of a Credit Party or any of its Subsidiaries, threatened, under any Environmental Law to which a Credit Party or any of its Subsidiaries is or will be named as a party, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to a Credit Party or any of its Subsidiaries, the Real Properties or the Businesses.
     (v) There has been no release (including, without limitation, disposal) or threat of release of Hazardous Materials at or from the Real Properties, or arising from or related to the operations of a Credit Party or any of its Subsidiaries in connection with the Real Properties or otherwise in connection with the Businesses where such release constituted a violation of, or would give rise to liability under, any applicable Environmental Laws.
     (vi) None of the Real Properties contains, or has previously contained, any Hazardous Materials at, on or under the Real Properties in amounts or concentrations that, if released, constitute or constituted a violation of, or could give rise to liability under, Environmental Laws.
     (vii) No Credit Party, nor any of its Subsidiaries, has assumed any liability of any Person (other than another Credit Party, or one of its Subsidiaries) under any Environmental Law.
     (b) The Credit Parties and its Subsidiaries have adopted procedures that are designed to (i) ensure that such Credit Party or Subsidiary, any of its operations and each of the Real Properties complies with applicable Environmental Laws and (ii) minimize any liabilities or potential liabilities that each Credit Party or Subsidiary, any of its operations and each of the Real Properties may have under applicable Environmental Laws.
     6.21 Intellectual Property.
     Each Credit Party and each of its Subsidiaries owns, or has the legal right to use, all patents, trademarks, tradenames, copyrights, technology, know-how and processes (the “Intellectual Property”) necessary for each of them to conduct its business as currently conducted, except where failure to own or have such legal right to use would not have or would not reasonably be expected to have a Material Adverse Effect. No claim has been asserted and is pending by any Person challenging or questioning the use of any Intellectual Property owned by any Credit Party or any of its Subsidiaries or that any Credit Party or any of its Subsidiaries has a right to use or the validity or effectiveness of any such Intellectual Property, nor does any Credit Party or any of its Subsidiaries have knowledge of any such claim, and, to the knowledge of the Credit Parties and their Subsidiaries, the use of any Intellectual Property by the Credit Parties and their Subsidiaries does not infringe on the rights of any Person, except for such claims and infringements that in the aggregate, would not have or would not reasonably be expected to have a Material Adverse Effect.

     6.22 Subsidiaries.
     Set forth on Schedule 6.22 is a complete and accurate list of all Subsidiaries of each Credit Party. Schedule 6.22 may be updated from time to time by the Borrower by giving written notice thereof to the Administrative Agent.
     6.23 Solvency.
     Each Credit Party is and, after consummation of the transactions contemplated by this Credit Agreement, will be Solvent.
     6.24 Indebtedness.
     The Credit Parties and their Subsidiaries have no Indebtedness other than Indebtedness permitted by Section 8.1.
     6.25 Investments; Liens.
     All Investments of each Credit Party and its Subsidiaries are Permitted Investments. All Liens on the property or assets of the Credit Parties and their Subsidiaries are Permitted Liens.
     6.26 Force Majeure.
     Since the date of the financial statements delivered in accordance with Section 5.1(d) or, if later, the date of the most recent financial statements delivered in accordance with Section 7.1(a) or Section 7.1(b), no event or condition has occurred that results from fire or other casualty, strike, lockout or other labor disruption, embargo, sabotage, confiscation, condemnation, riot, civil disturbance, activity of armed forces or act of God that has had or would reasonably be expected to have a Material Adverse Effect.
SECTION 7
AFFIRMATIVE COVENANTS
     Each Credit Party hereby covenants and agrees that so long as this Credit Agreement is in effect and until the Loans and LOC Obligations, together with interest and fees and other obligations then due and payable hereunder, have been paid in full and the Commitments and Letters of Credit hereunder shall have terminated:
     7.1 Information Covenants.
     The Credit Parties will furnish, or cause to be furnished, to the Administrative Agent (for further distribution to the Lenders):

     (a) Annual Financial Statements. As soon as available, and in any event within 90 days after the close of each fiscal year of the Borrower, a consolidated balance sheet and income statement of the Borrower and its Subsidiaries, as of the end of such fiscal year, together with related consolidated statements of operations, retained earnings, changes in shareholders’ equity and cash flows for such fiscal year, setting forth in comparative form consolidated figures for the preceding fiscal year, all such consolidated financial information described above to be in reasonable form and detail and audited by independent certified public accountants of recognized national standing reasonably acceptable to the Administrative Agent and whose opinion shall be to the effect that such financial statements have been prepared in accordance with GAAP and shall not be limited as to the scope of the audit or qualified in any manner.
     (b) Quarterly Financial Statements. As soon as available, and in any event within 45 days after the close of each of the first three fiscal quarters of the Borrower, an unaudited consolidated balance sheet and income statement of the Borrower and its Subsidiaries, as of the end of such fiscal quarter, together with related consolidated statements of operations and consolidated statements of retained earnings and of cash flows for such fiscal quarter in each case setting forth in comparative form consolidated figures for the corresponding period of the preceding fiscal year, all such financial information described above to be in reasonable form and detail and reasonably acceptable to the Administrative Agent, and accompanied by a certificate of an Authorized Officer of the Borrower to the effect that such quarterly financial statements fairly present in all material respects the consolidated financial condition of the Borrower and its Subsidiaries and have been prepared in accordance with GAAP, subject to changes resulting from audit and normal year-end audit adjustments.
     (c) Officer’s Certificate. At the time of delivery of the financial statements provided for in Sections 7.1(a) and 7.1(b) above, a certificate of an Authorized Officer of the Borrower substantially in the form of Exhibit 7.1(c), (i) demonstrating compliance with the financial covenants contained in Section 7.2 by calculation thereof as of the end of each such fiscal period, (ii) demonstrating compliance with any other terms of this Credit Agreement as reasonably requested by the Administrative Agent, (iii) stating that no Default or Event of Default exists, or if any Default or Event of Default does exist, specifying the nature and extent thereof and what action the Borrower proposes to take with respect thereto and (iv) calculating the Adjusted Leverage Ratio as of the end of such fiscal period.
     (d) Annual Business Plan and Budgets. Within 90 days after the end of each fiscal year of the Borrower, an annual business plan and budget (including budgeted Capital Expenditures) of the Borrower and its Subsidiaries on a consolidated basis containing, among other things, pro forma financial projections for the next fiscal year (including income statements, balance sheets and cash flow statements).

     (e) Reports. Promptly upon transmission or receipt thereof, (a) copies of any filings and registrations with, and reports to or from, the Securities and Exchange Commission, or any successor agency, and copies of all financial statements, proxy statements, notices and reports as a Credit Party or any of its Subsidiaries shall send to its shareholders generally and (b) upon the written request of the Administrative Agent, all reports and written information to and from the United States Environmental Protection Agency, or any state or local agency responsible for environmental matters, the United States Occupational Safety and Health Administration, or any state or local agency responsible for health and safety matters, or any successor agencies or authorities concerning environmental, health or safety matters.
     (f) Accountant’s Certificate. Within the period for delivery of the annual financial statements provided in Section 7.1(a), a certificate of the accountants conducting the annual audit stating that they have reviewed this Credit Agreement and stating further whether, in the course of their audit, they have become aware that the Borrower is not in compliance with any of the affirmative or negative covenants set forth in Section 7 or Section 8 of this Credit Agreement, insofar as such covenants relate to accounting matters or are calculated based upon audited financial information.
     (g) Auditor’s Reports. Promptly upon receipt thereof, a copy of any other report or “management letter” submitted or presented by independent accountants to any Credit Party or any of its Subsidiaries in connection with any annual, interim or special audit of the books of such Person.
     (h) Notices. Upon a Credit Party obtaining knowledge thereof, the Borrower will give written notice to the Administrative Agent promptly (and in any event within two Business Days) of (a) the occurrence of an event or condition consisting of a Default or Event of Default, specifying the nature and existence thereof and what action the Borrower proposes to take with respect thereto, (b) the occurrence of any of the following with respect to any Credit Party or any of its Subsidiaries (i) the pendency or commencement of any litigation, arbitration or governmental proceeding against a Credit Party or any of its Subsidiaries which, if adversely determined, would have or would reasonably be expected to have a Material Adverse Effect, (ii) material non-compliance with, or the institution of any proceedings against a Credit Party or any of its Subsidiaries with respect to, or the receipt of written notice by such Person of potential liability or responsibility for violation, or alleged violation of, any Requirement of Law (including, without limitation, Environmental Laws) the violation of which would have or would reasonably be expected to have a Material Adverse Effect and (iii) non-compliance with any contractual obligation of a Credit Party or any of its Subsidiaries which would have or would reasonably be expected to have a Material Adverse Effect and (c) any change to the financial information used to calculate the Adjusted Leverage Ratio for the most recently occurring Calculation Date that would have the effect of changing the existing Pricing Level pursuant to the definition of “Applicable Percentage” set forth in Section 1.1.

     (i) ERISA. Upon a Credit Party, any Subsidiary of a Credit Party or any ERISA Affiliate obtaining knowledge thereof, such Person shall give written notice to the Administrative Agent and each of the Lenders promptly (and in any event within two Business Days) of: (i) any event or condition, including, but not limited to, any Reportable Event, that constitutes, or might reasonably lead to, an ERISA Event; (ii) with respect to any Multiemployer Plan, the receipt of notice as prescribed in ERISA or otherwise of any withdrawal liability assessed against a Credit Party, any Subsidiary of a Credit Party or any ERISA Affiliate, or of a determination that any Multiemployer Plan is in reorganization or insolvent (both within the meaning of Title IV of ERISA); (iii) the failure to make full payment on or before the due date (including extensions) thereof of all amounts which a Credit Party, any Subsidiary of a Credit Party or any ERISA Affiliate is required to contribute to each Plan pursuant to its terms and as required to meet the minimum funding standard set forth in ERISA and the Code with respect thereto; or (iv) any change in the funding status of any Plan that could have a Material Adverse Effect; in each case together with a description of any such event or condition or a copy of any such notice and a statement by an Authorized Officer of the Borrower briefly setting forth the details regarding such event, condition, or notice, and the action, if any, which has been or is being taken or is proposed to be taken by such Person with respect thereto. Promptly upon request, the Credit Parties shall furnish the Administrative Agent and the Lenders with such additional information concerning any Plan as may be reasonably requested, including, but not limited to, copies of each annual report/return (Form 5500 series), as well as all schedules and attachments thereto required to be filed with the Department of Labor and/or the Internal Revenue Service pursuant to ERISA and the Code, respectively, for each “plan year” (within the meaning of Section 3(39) of ERISA).
     (j) Environmental. During the existence of an Event of Default, and upon the written request of the Administrative Agent, the Credit Parties will furnish or cause to be furnished to the Administrative Agent, at the Credit Parties’ expense, a report of an environmental assessment of reasonable scope, form and depth, including, where appropriate, invasive soil or groundwater sampling, by a consultant reasonably acceptable to the Administrative Agent regarding any release or threat of release of Hazardous Materials on any property owned, leased or operated by a Credit Party and the compliance by the Credit Parties with Environmental Laws. If the Credit Parties fail to deliver such an environmental report within seventy-five (75) days after receipt of such written request, then the Administrative Agent may arrange for same, and the Credit Parties hereby grant to the Administrative Agent and its representatives access to the Real Properties and a license of a scope reasonably necessary to undertake such an assessment (including, where appropriate, invasive soil or groundwater sampling). The reasonable cost of any assessment arranged for by the Administrative Agent pursuant to this provision will be payable by the Credit Parties on demand.
     (k) Other Information. With reasonable promptness upon any such request, such other information regarding the business, properties or financial condition of the Credit

Parties and their Subsidiaries as the Administrative Agent or any Lender may reasonably request.
     Documents required to be delivered pursuant to this Credit Agreement (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provide a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 11.1 or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent), including the SEC’s EDGAR website; provided that the Borrower shall deliver paper copies of such documents to the Administrative Agent for any Lender that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender. Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the officer certificate required by Section 7.1(c) to the Administrative Agent. Except for such officer certificate, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.
     The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arrangers will make available to the Lenders and the Issuing Lender materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”). The Borrower hereby agrees that (w) all Borrower Materials (other than SEC Reports) that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof, (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arrangers, the L/C Issuer and the Lenders to treat such Borrower Materials as either publicly available information or not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower or their securities for purposes of United States Federal and state securities laws; (y) all SEC Reports and all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) the Administrative Agent and the Arrangers shall be entitled to treat any Borrower Materials (other than SEC Reports) that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.” The Borrower shall be in compliance with all requirements to deliver information under this Credit Agreement if they have made such information available to the Administrative Agent and, to the extent required, Lenders other than Public Lenders, and the failure of Public Lenders to receive information made available to other Lenders shall not result in any breach of this Credit Agreement.
     7.2 Financial Covenants.
     (a) Leverage Ratio. The Leverage Ratio, as of the last day of each fiscal quarter of the Borrower, shall be less than or equal to 3.00 to 1.0.
     (b) Interest Coverage Ratio. The Interest Coverage Ratio, as of the last day of each fiscal quarter of the Borrower, shall be greater than or equal to 3.50 to 1.0.
     7.3 Preservation of Existence and Franchises.
     Each of the Credit Parties will, and will cause its Subsidiaries to, do all things necessary to preserve and keep in full force and effect its existence and all material rights, franchises, intellectual property and authority except as permitted by Section 8.5.
     7.4 Books and Records.
     Each of the Credit Parties will, and will cause its Subsidiaries to, keep complete and accurate books and records of its transactions in accordance with GAAP (including the establishment and maintenance of appropriate reserves).
     7.5 Compliance with Law.
     Each of the Credit Parties will, and will cause its Subsidiaries to, comply with all material Requirements of Law, and all material restrictions imposed by all Governmental Authorities, applicable to it and its property (including, without limitation, Environmental Laws and ERISA).
     7.6 Payment of Taxes and Other Indebtedness.
     Each of the Credit Parties will, and will cause its Subsidiaries to, pay, settle or discharge (a) all material taxes, assessments and governmental charges or levies imposed upon it, or upon its income or profits, or upon any of its properties, before they shall become delinquent, (b) all lawful claims (including claims for labor, materials and supplies) which, if unpaid, might give rise to a Lien upon any of its properties, and (c) all of its other Indebtedness as it shall become due (to the extent such repayment is not otherwise prohibited by this Credit Agreement); provided, however, that a Credit Party shall not be required to pay any such tax, assessment, charge, levy, claim or Indebtedness which is being contested in good faith by appropriate proceedings and as to which adequate reserves therefor have been established in accordance with GAAP, unless the failure to make any such payment (i) would give rise to an immediate right to foreclose or collect on a Lien securing such amounts or (ii) would have or would reasonably be expected to have a Material Adverse Effect.

     7.7 Insurance.
     Each of the Credit Parties will, and will cause each of its Subsidiaries to, at all times maintain in full force and effect insurance (including liability, casualty and business interruption insurance) with reputable national companies that are not Affiliates of the Borrower, in such amounts, covering such risks and liabilities and with such deductibles and self-insurance retentions as are in accordance with normal industry practice; provided that the Borrower may maintain a program of self-insurance with respect to products liability and worker’s compensation liability.
     7.8 Maintenance of Property.
     Each of the Credit Parties will, and will cause its Subsidiaries to, maintain and preserve its properties and equipment in good repair, working order and condition, normal wear and tear and damages from casualty excepted, and will make, or cause to be made, in such properties and equipment from time to time all repairs, renewals, replacements, extensions, additions, betterments and improvements thereto as may be needed or proper, to the extent and in the manner customary for companies in similar businesses.
     7.9 Performance of Obligations.
     Each of the Credit Parties will, and will cause its Subsidiaries to, perform in all material respects all of its obligations under the terms of all material contracts, agreements, indentures, mortgages, security agreements or other debt instruments to which it is a party or by which it or its properties may be bound.
     7.10 Use of Proceeds.
     The Credit Parties will use the proceeds of the Loans solely (a) to repay Indebtedness of the Borrower identified in Section 5.1(g), (b) to provide working capital for the Borrower, (c) to repurchase equity of the Borrower and (d) for general corporate purposes of the Borrower. The Borrower will use the Letters of Credit solely for the purposes set forth in Section 2.3(a).
     7.11 Audits/Inspections.
     Upon reasonable notice and during normal business hours, at the Credit Parties’ expense, each Credit Party will, and will cause each of its Subsidiaries to, permit representatives appointed by the Administrative Agent or any Lender, including, without limitation, independent accountants, agents, attorneys and appraisers to visit and inspect such Credit Party’s or Subsidiary’s property, including its books and records, its accounts receivable and inventory, its facilities and its other business assets, and to make photocopies or photographs thereof and to write down and record any information such representative obtains and shall permit the Administrative Agent, any Lender or its representatives to investigate and verify the accuracy of information provided to the Administrative Agent or the Lenders and to discuss all such matters with the officers, employees and representatives of the Credit Parties and/or their Subsidiaries; provided however that, unless an Event of Default shall exist and be continuing, the Administrative Agent and the Lenders shall not, in the aggregate, exercise their rights under this Section 7.11 more than two times during any calendar year and only one such time shall be at the Credit Parties’ expense. Notwithstanding the foregoing, no information protected by an attorney-client privilege shall be required to be disclosed pursuant to this Section 7.11; provided however that in the event any Credit Party claims that any materials requested for review, investigation or discussion by the Administrative Agent or any Lender, or any of its representatives pursuant to this Section 7.11 is protected by an attorney-client privilege, then such Credit party shall (a) provide the Administrative Agent or such Lender with a reasonably acceptable basis for the assertion of the privilege, (b) remove or redact only those portions of the materials deemed to be privileged and (c) reasonably cooperate with the Administrative Agent or such Lender to determine a method by which the information which the Administrative Agent or such Lender reasonably deemed necessary to review, investigate or discuss may be obtained by the Administrative Agent in an alternative method which will not jeopardize any attorney-client privilege.
     7.12 Additional Credit Parties.
     At the time any Person becomes a Domestic Subsidiary, the Borrower shall so notify the Administrative Agent and promptly thereafter (but in any event within 30 days) shall cause such Person to (a) execute a Joinder Agreement in substantially the same form as Exhibit 7.12, (b) deliver such other documentation as the Administrative Agent may reasonably request in connection with the foregoing, including, without limitation, certified resolutions and other organizational and authorizing documents of such Person and favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to above), all in form, content and scope reasonably satisfactory to the Administrative Agent and (c) update such schedules to the Credit Agreement as appropriate to reflect the joinder of such new Domestic Subsidiary.
SECTION 8
NEGATIVE COVENANTS
     Each Credit Party hereby covenants and agrees that so long as this Credit Agreement is in effect and until the Loans and LOC Obligations, together with interest, fees and other obligations then due and payable hereunder, have been paid in full and the Commitments and Letters of Credit hereunder shall have terminated:

     8.1 Indebtedness.
     Subject to Section 8.2, no Credit Party will, nor will it permit any of its Subsidiaries to, contract, create, incur, assume or permit to exist any Indebtedness, other than:
     (a) Indebtedness arising under this Credit Agreement and the other Credit Documents;
     (b) Indebtedness in respect of current accounts payable and accrued expenses incurred in the ordinary course of business and to the extent not current, accounts payable and accrued expenses that are subject to bona fide dispute and against which adequate reserves have been established in accordance with GAAP;
     (c) Indebtedness owing by a Credit Party to another Credit Party;
     (d) purchase money Indebtedness (including Capital Leases) to finance the purchase of fixed assets (including equipment); provided that (i) the sum of (A) the total amount of all such Indebtedness outstanding for the Credit Parties and their Subsidiaries plus (B) the aggregate amount of Synthetic Leases outstanding pursuant to clause (e) below shall not exceed an aggregate principal amount of $30,000,000 at any one time outstanding; (ii) such Indebtedness when incurred shall not exceed the purchase price of the asset(s) financed; and (iii) no such Indebtedness shall be refinanced for a principal amount in excess of the principal balance outstanding thereon at the time of such refinancing;
     (e) Indebtedness comprised of Synthetic Leases; provided that the sum of (i) the total amount of all such Indebtedness for the Credit Parties and their Subsidiaries outstanding plus (ii) the aggregate amount of purchase money Indebtedness outstanding pursuant to clause (d) above shall not exceed an aggregate principal amount of $30,000,000 at any one time outstanding.
     (f) Indebtedness owing by a Foreign Subsidiary to another Foreign Subsidiary or to a Credit Party;
     (g) Indebtedness of the Foreign Subsidiaries in addition to clause (f) above in an amount not to exceed $25,000,000 in the aggregate at any one time outstanding;
     (h) reimbursement obligations with respect to draws under letters of credit issued to (i) provide for, or to ensure, the payment of the purchase prices of goods acquired by a Credit Party or any of its Subsidiaries or (ii) support obligations of a Credit Party or any of its Subsidiaries provided that such reimbursement obligations are paid in full on the dates the financial institutions that issued such letters of credit pay the draws;
     (i) Guaranty Obligations permitted by Section 8.2;

     (j) Indebtedness evidenced by Hedging Agreements entered into in the ordinary course of business and not for speculative purposes;
     (k) Indebtedness set forth on Schedule 8.1(k); and
     (l) other unsecured Funded Debt of a Credit Party; provided that the principal amount of such unsecured Funded Debt, if deemed included in the calculation of the Leverage Ratio as of the last day of the most recently ended fiscal quarter, would not cause the Leverage Ratio to exceed 2.25 to 1.0 on such date.
     8.2 Guaranty Obligations.
     Notwithstanding anything in Section 8.1 to the contrary, no Credit Party will, nor will it permit its Subsidiaries to contract, create, incur, assume or permit to exist any Guaranty Obligation other than:
     (a) the obligation of such Person to purchase the property of another Person from a creditor of such other Person who has repossessed such property as a result of a default by such other Person under a dealer floor-plan financing arrangement with such creditor, pursuant to those repurchase agreements existing on the Closing Date as set forth on Schedule 8.2(a);
     (b) Guaranty Obligations of any Subsidiary of the Borrower with respect to any Hedging Agreement entered into by the Borrower with a Lender or an Affiliate of a Lender;
     (c) Guaranty Obligations of any Subsidiary of the Borrower with respect to any letter of credit that is issued by a Lender or an Affiliate of a Lender for the account of the Borrower; and
     (d) the liability, or potential liability, of (i) PAI as a general partner of Acceptance Partnership and (ii) the Borrower and PAI consisting of obligations to make capital contributions, in an amount not to exceed the sum of (A) the existing obligations set forth on Schedule 8.2(d) plus (B) an additional $30,000,000 incurred during the term of this Credit Agreement; and
     (e) other Guaranty Obligations of the Credit Parties in an aggregate amount not to exceed $15,000,000.
     8.3 Liens.
     No Credit Party will, nor will it permit its Subsidiaries to, contract, create, incur, assume or permit to exist any Lien with respect to any of its property or assets of any kind (whether real or personal, tangible or intangible), whether now owned or after acquired, other than Permitted Liens.

     8.4 Nature of Business.
     No Credit Party will, nor will it permit its Subsidiaries to, alter the character of its business from that conducted as of the Closing Date or engage in any business other than the business conducted as of the Closing Date and activities which are substantially similar or related thereto.
     8.5 Consolidation and Merger.
     No Credit Party will, nor will it permit any Subsidiary to, enter into any transaction of merger or consolidation or liquidate, wind up or dissolve itself, or suffer any such liquidation, wind-up or dissolution; provided that a Credit Party or a Subsidiary of a Credit Party may merge or consolidate with or into another Person if the following conditions are satisfied:
     (a) the Administrative Agent is given prior written notice of such action;
     (b) if the merger or consolidation involves a Credit Party, the surviving entity of such merger or consolidation shall either (i) be such Credit Party or (ii) be a Subsidiary of the Borrower and expressly assumes in writing all of the obligations of such Credit Party under the Credit Documents; provided that if the transaction is between the Borrower and another Person, the Borrower must be the surviving entity;
     (c) the Credit Parties execute and deliver such documents, instruments and certificates as the Administrative Agent may request;
     (d) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; and
     (e) the Borrower delivers to the Administrative Agent an officer’s certificate stating that such consolidation or merger, and any written agreement entered into in connection therewith, comply with this Section 8.5.
     8.6 Sale or Lease of Assets.
     No Credit Party will, nor will it permit its Subsidiaries to, convey, sell, lease, transfer or otherwise voluntarily dispose of, in one transaction or a series of transactions, all or any part of its business or assets whether now owned or hereafter acquired, including, without limitation, inventory, receivables, equipment, real property interests (whether owned or leasehold) and securities, other than a sale, lease, transfer or other disposal (a) by a Credit Party of any or all of its assets to another Credit Party; (b) of inventory in the ordinary course of business; (c) of obsolete, slow-moving, idle or worn-out assets no longer used or useful in the business of such Credit Party or the trade-in of equipment for equipment in better condition or of better quality; (d) which constitutes a Permitted Investment in the ordinary course of business; (e) by PAI of its partnership interest in Acceptance Partnership if required by Section 3.4 of the Acceptance Partnership Agreement

(without regard to any amendment of such section); (f) of accounts receivable pursuant to the financing contracts set forth on Schedule 8.6 or any replacement arrangement with the same economic effect; and (g) of assets of the Credit Parties and their Subsidiaries after the Closing Date, in addition to those permitted above in this Section 8.6; provided that (i) the transfer is for fair market value, (ii) no Default or Event of Default exists either prior to or after giving effect thereto and (iii) after giving effect thereto, the aggregate amount of all such transfers during the term of this Credit Agreement, calculated on a net book value basis, does not exceed ten percent (10%) of Total Assets, as determined on the last day of the most recently ended fiscal year of the Borrower.
     8.7 Sale Leasebacks.
     No Credit Party will, nor will it permit its Subsidiaries to, directly or indirectly become or remain liable as lessee or as guarantor or other surety with respect to any lease of any property (whether real or personal or mixed), whether now owned or hereafter acquired, (a) which such Credit Party or its Subsidiary has sold or transferred or is to sell or transfer to any other Person other than a Credit Party or (b) which such Credit Party or its Subsidiary intends to use for substantially the same purpose as any other property which has been sold or is to be sold or transferred by such Credit Party to any Person in connection with such lease, other than such transactions permitted by the Required Lenders.
     8.8 Investments.
     No Credit Party will, nor will it permit its Subsidiaries to, make or permit to exist any Investments except for Permitted Investments.
     8.9 Foreign Subsidiaries.
     No Credit Party will, nor will it permit its Subsidiaries to, permit the aggregate amount of assets owned by the Foreign Subsidiaries, at any one time, to constitute more than twenty percent (20%) of Total Assets.
     8.10 Transactions with Affiliates.
     No Credit Party will, nor will it permit its Subsidiaries to, enter into any transaction or series of transactions, whether or not in the ordinary course of business, with any officer, director, shareholder, Subsidiary or Affiliate other than the normal compensation, indemnification and reimbursement of expenses of officers, employees and directors and transactions on terms and conditions substantially as favorable as would be obtainable in a comparable arm’s-length transaction with a Person other than an officer, director, shareholder, Subsidiary or Affiliate.

     8.11 Fiscal Year; Accounting; Organizational Documents.
     No Credit Party will, nor will it permit its Subsidiaries to, (a) change its fiscal year, (b) change its accounting procedures, except as a result of changes in GAAP and in accordance with Section 1.3 or (c) in any manner that would reasonably be likely to adversely affect the rights of the Lenders, change its organizational or governing documents.
     8.12 No Limitations.
     No Credit Party will, nor will it permit its Subsidiaries to, directly or indirectly, create or otherwise cause, incur, assume, suffer or permit to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any such Person to (a) pay dividends or make any other distribution on any of such Person’s Capital Stock, (b) pay any Indebtedness owed to any other Credit Party, (c) make loans or advances to any other Credit Party or (d) transfer any of its property to any other Credit Party, except for encumbrances or restrictions existing under or by reason of (i) customary non-assignment provisions in any lease governing a leasehold interest and (ii) this Credit Agreement and the other Credit Documents.
     8.13 No Other Negative Pledges.
     No Credit Party will, nor will it permit its Subsidiaries to, enter into, assume or become subject to any agreement prohibiting or otherwise restricting the creation or assumption of any Lien upon its properties or assets, whether now owned or hereafter acquired, or requiring the grant of any security for such obligation if security is given for some other obligation except as set forth in the Credit Documents.
     8.14 PAI Assets.
     No Credit Party will, nor will it permit any Subsidiary to, allow PAI to own any assets other than equity interests in Acceptance Partnership and dividends or other distributions derived therefrom; provided that PAI shall transfer any such dividends or distributions to Polaris Industries Inc. or the Borrower within 15 Business Days of receipt.
     8.15 Restricted Payments.
     If at the end of any fiscal quarter the Leverage Ratio is greater than 2.25 to 1.0, then no Credit Party will, nor will it permit any Subsidiary to, make Restricted Payments in excess of $100 million, in the aggregate, during the next four fiscal quarter period.

SECTION 9
EVENTS OF DEFAULT
     9.1 Events of Default.
     An Event of Default shall exist upon the occurrence, and during the continuation, of any of the following specified events (each an “Event of Default”):
     (a) Payment. Any Credit Party shall default in the payment (i) when due of any principal of any of the Loans or any reimbursement obligation arising from drawings under Letters of Credit or (ii) within three Business Days of when due of any interest on the Loans or any fees or other amounts owing hereunder, under any of the other Credit Documents or in connection herewith.
     (b) Representations. Any representation, warranty or statement made or deemed to be made by any Credit Party herein, in any of the other Credit Documents, or in any statement or certificate delivered or required to be delivered pursuant hereto or thereto shall prove untrue in any material respect on the date as of which it was made or deemed to have been made.
     (c) Covenants. Any Credit Party shall:
     (i) default in the due performance or observance of any term, covenant or agreement contained in Sections 7.2, 7.3, 7.5, 7.10, 7.11 or 7.12 or Section 8 inclusive;
     (ii) default in the due performance or observance by it of any term, covenant or agreement contained in Section 7.1 and such default shall continue unremedied for a period of five Business Days; or
     (iii) default in the due performance or observance by it of any term, covenant or agreement (other than those referred to in subsections (a), (b) or (c)(i) or (ii) of this Section 9.1) contained in this Credit Agreement and such default shall continue unremedied for a period of at least 30 days after the earlier of the President, Chief Executive Officer, Chief Financial Officer or Treasurer of the Borrower becoming aware of such default or notice thereof given by the Administrative Agent.
     (d) Other Credit Documents. (i) Any Credit Party shall default in the due performance or observance of any term, covenant or agreement in any of the other Credit Documents and such default shall continue unremedied for a period of at least 30 days after the earlier of an officer of a Credit Party becoming aware of such default or notice thereof given by the Administrative Agent, (ii) any Credit Document shall fail to be in full force and effect or any Credit Party shall so assert or (iii) any Credit Document shall fail to give the

Administrative Agent and/or the Lenders the liens, rights, powers and privileges purported to be created by such Credit Document.
     (e) Guaranties. The Guaranty given by the Credit Parties hereunder or by any Additional Credit Party or any provision thereof shall cease to be in full force and effect, or any Guarantor or any Person acting by or on behalf of such Guarantor shall deny or disaffirm such Guarantor’s obligations under such guaranty or such Guarantor shall default in the due payment or performance of such Guaranty.
     (f) Bankruptcy, etc. The occurrence of any of the following with respect to a Credit Party or any of its Subsidiaries (i) a court or governmental agency having jurisdiction in the premises shall enter a decree or order for relief in respect of a Credit Party or any of its Subsidiaries in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or appoint a receiver, liquidator, assignee, custodian, trustee, sequestrator, administrator or similar official of a Credit Party or any of its Subsidiaries or for any substantial part of its property or ordering the winding up or liquidation of, or an administrator in respect of, its affairs; or (ii) an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect is commenced against a Credit Party or any of its Subsidiaries and such petition remains unstayed and in effect for a period of 60 consecutive days; or (iii) a Credit Party or any of its Subsidiaries shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consent to the entry of an order for relief in an involuntary case under any such law, or consent to the appointment or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator, administrator or similar official of such Person or any substantial part of its property or make any general assignment for the benefit of creditors; or (iv) a Credit Party or any of its Subsidiaries shall fail generally, or shall admit in writing its inability, to pay its debts as they become due or any action shall be taken by such Person in furtherance of any of the aforesaid purposes.
     (g) Defaults under Other Agreements.
     (i) A Credit Party or any of its Subsidiaries shall default in the due performance or observance (beyond any applicable grace period with respect thereto) of any material obligation or condition of any contract or lease to which it is a party, including, but not limited to, any Hedging Agreement; or
     (ii) With respect to any Indebtedness in excess of $10,000,000 (other than Indebtedness outstanding under this Credit Agreement) of a Credit Party or any of its Subsidiaries (A) such Person shall (x) default in any payment (beyond the applicable grace period with respect thereto, if any) with respect to any such Indebtedness, or (y) default (after giving effect to any applicable grace period) in the observance or performance relating to such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event or condition shall occur or condition exist, the effect of which default or other event or condition is to cause, or permit, the holder or holders of such Indebtedness (or trustee or agent on behalf of such holders, if any) to require (determined without regard to whether any notice or lapse of time is required) any such Indebtedness to become due prior to its stated maturity; or (B) any such Indebtedness shall be declared due and payable, or required to be prepaid other than by a regularly scheduled required prepayment prior to the stated maturity thereof; or (C) any such Indebtedness shall mature and remain unpaid.
     (h) Judgments. One or more judgments, orders, or decrees shall be entered against any one or more of the Credit Parties and their Subsidiaries involving a liability of $10,000,000 or more, in the aggregate, (to the extent not paid or covered by insurance provided by a carrier who has acknowledged coverage) and such judgments, orders or decrees (i) are the subject of any enforcement proceeding commenced by any creditor or (ii) shall continue unsatisfied, undischarged and unstayed for a period ending on the first to occur of (A) the last day on which such judgment, order or decree becomes final and unappealable or (B) 60 days.
     (i) ERISA. The occurrence of any of the following events or conditions: (i) any “accumulated funding deficiency,” as such term is defined in Section 302 of ERISA and Section 412 of the Code, whether or not waived, shall exist with respect to any Plan, or any Lien shall arise on the assets of a Credit Party, any Subsidiary of a Credit Party or any ERISA Affiliate in favor of the PBGC or a Plan; (ii) an ERISA Event shall occur with respect to a Single Employer Plan, which is, in the reasonable opinion of the Administrative Agent, likely to result in the termination of such Plan for purposes of Title IV of ERISA; (iii) an ERISA Event shall occur with respect to a Multiemployer Plan or Multiple Employer Plan, which is, in the reasonable opinion of the Administrative Agent, likely to result in (A) the termination of such Plan for purposes of Title IV of ERISA, or (B) a Credit Party, any Subsidiary of a Credit Party or any ERISA Affiliate incurring any liability in connection with a withdrawal from, reorganization of (within the meaning of Section 4241 of ERISA), or insolvency (within the meaning of Section 4245 of ERISA) of such Plan; (iv) any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) or breach of fiduciary responsibility shall occur which may subject a Credit Party, any Subsidiary of a Credit Party or any ERISA Affiliate to any liability under Sections 406, 409, 502(i), or 502(l) of ERISA or Section 4975 of the Code, or under any agreement or other instrument pursuant to which a Credit Party, any Subsidiary of a Credit Party or any ERISA Affiliate has agreed or is required to indemnify any Person against any such liability; or (v) a Credit Party, any Subsidiary of a Credit Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $500,000.
     (j) Ownership. There shall occur a Change of Control.

     (k) Condemnation. All or substantially all of the property of a Credit Party or any of its Subsidiaries shall become subject to a condemnation, taking or other appropriation action by any Governmental Authority.
     9.2 Acceleration; Remedies.
     Upon the occurrence and during the continuation of an Event of Default, the Administrative Agent may or shall, upon the request and direction of the Required Lenders, take the following actions without prejudice to the rights of the Administrative Agent or any Lender to enforce its claims against the Credit Parties, except as otherwise specifically provided for herein:
     (a) Termination of Commitments. Declare the Commitments terminated whereupon the Commitments shall be immediately terminated.
     (b) Acceleration of Loans. Declare the unpaid principal of and any accrued interest in respect of all Loans, any reimbursement obligations arising from drawings under Letters of Credit and any and all other Indebtedness or obligations of any and every kind owing by a Credit Party to any of the Lenders under the Credit Documents to be due whereupon the same shall be immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Credit Parties.
     (c) Cash Collateral. Direct the Borrower to Cash Collateralize (and the Borrower agrees that upon receipt of such notice, or upon the occurrence of an Event of Default under Section 9.1(f), it will immediately Cash Collateralize) all then outstanding Letters of Credit in an amount equal to the maximum aggregate amount which may be drawn under all Letters of Credits then outstanding. The Borrower will grant to the Administrative Agent, for the benefit of the Issuing Lender and the Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. The cash collateral shall be maintained in blocked, non-interest bearing deposit accounts at Bank of America as additional security for the LOC Obligations.
     (d) Enforcement of Rights. Enforce any and all rights and interests created and existing under the Credit Documents, including, without limitation, all rights and remedies against a Guarantor and all rights of set-off.
Notwithstanding the foregoing, if an Event of Default specified in Section 9.1(f) shall occur, then the Commitments shall automatically terminate and all Loans, all reimbursement obligations under Letters of Credit, all accrued interest in respect thereof, all accrued and unpaid fees and other indebtedness or obligations owing to the Lenders hereunder shall immediately become due and payable without the giving of any notice or other action by the Administrative Agent or the Lenders, which notice or other action is expressly waived by the Credit Parties.
Notwithstanding the fact that enforcement powers reside primarily with the Administrative Agent, each Lender has, to the extent permitted by law, a separate right of payment and shall be considered a separate “creditor” holding a separate “claim” within the meaning of Section 101(5) of the Bankruptcy Code or any other insolvency statute.
     9.3 Allocation of Payments After Event of Default.
     Notwithstanding any other provisions of this Credit Agreement, after the occurrence and during the continuation of an Event of Default and the exercise of remedies by the Administrative Agent or the Lenders pursuant to Section 9.2 (or after the Commitments shall automatically terminate and the Loans (with accrued interest thereon) and all other amounts under the Credit Documents shall automatically become due and payable in accordance with the terms of such Section), all amounts collected or received by the Administrative Agent or any Lender on account of amounts outstanding under any of the Credit Documents shall be paid over or delivered as follows:
     FIRST, to the payment of all reasonable out-of-pocket costs and expenses (including without limitation reasonable Attorney Costs) of the Administrative Agent, the Issuing Lender or any of the Lenders in connection with enforcing the rights of the Lenders under the Credit Documents, pro rata as set forth below;
     SECOND, to payment of any fees owed to the Administrative Agent, the Issuing Lender or any Lender, pro rata as set forth below;
     THIRD, to the payment of all accrued interest payable to the Lenders hereunder, pro rata as set forth below;
     FOURTH, to the payment of the outstanding principal amount of the Loans and unreimbursed drawings under Letters of Credit, and to the payment or to Cash Collateralize the outstanding LOC Obligations, pro rata as set forth below;
     FIFTH, to all other obligations which shall have become due and payable under the Credit Documents and not repaid pursuant to clauses “FIRST” through “FOURTH” above;
     SIXTH, to any principal amounts outstanding under Hedging Agreements between a Credit Party and a Lender or Affiliate of a Lender, pro rata as set forth below; and
     SEVENTH, to the payment of the surplus, if any, to whoever may be lawfully entitled to receive such surplus.
In carrying out the foregoing, (a) amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category; (b) each of the Lenders shall receive an amount equal to its pro rata share (based on the proportion that the then outstanding Loans, and LOC Obligations held by such Lender bears to the aggregate then outstanding Loans and LOC Obligations, or, in the case of clause “SIXTH” above, the proportion of then outstanding obligations under Hedging Agreements) of amounts available to be applied; and (c) to the extent that any amounts available for distribution pursuant to clause “FOURTH” above are attributable to the issued but undrawn amount of outstanding Letters of Credit, such amounts shall be held by the Administrative Agent in a cash collateral account and applied (i) first, to reimburse the Issuing Lender from time to time for any drawings under such Letters of Credit and (ii) then, following the expiration of all Letters of Credit, to all other obligations of the types described in clauses “FOURTH”, “FIFTH” and “SIXTH” above in the manner provided in this Section 9.3.
SECTION 10
AGENCY PROVISIONS
     10.1 Appointment.
     (a) Each Lender hereby irrevocably appoints, designates and authorizes the Administrative Agent to take such action on its behalf under the provisions of this Credit Agreement and each other Credit Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Credit Agreement or any other Credit Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere herein or in any other Credit Document, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Administrative Agent have or be deemed to have any fiduciary or trustee relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Credit Agreement or any other Credit Document or otherwise exist against the Administrative Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Credit Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.
     (b) The Issuing Lender shall act on behalf of the Revolving Lenders with respect to any Letters of Credit issued by it and the documents associated therewith until such time (and except for so long) as the Administrative Agent may agree at the request of the Required Lenders to act for the Issuing Lender with respect thereto; provided, however, that the Issuing Lender shall have all of the benefits and immunities (i) provided to the Administrative Agent in this Section 10 with respect to any acts taken by or omissions of the Issuing Lender in connection with Letters of Credit issued by it or proposed to be issued by it and the application and agreements for letters of credit pertaining to the Letters of Credit as fully as if the term “Administrative Agent” as used in this Section 10 included the Issuing Lender with respect to such acts or omissions, and (ii) as additionally provided herein with respect to the Issuing Lender.

     (c) None of the Lenders identified on the facing page or signature pages of this Credit Agreement as a “syndication agent”, “documentation agent”, “book manager” or other title shall have any right, power, obligation, liability, responsibility or duty under this Credit Agreement or the other Credit Documents other than those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders so identified in deciding to enter into this Credit Agreement or the other Credit Documents or in taking or not taking action hereunder.
     10.2 Delegation of Duties.
     The Administrative Agent may execute any of its duties under this Credit Agreement or any other Credit Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects with reasonable care.
     10.3 Exculpatory Provisions.
     No Agent-Related Person shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Credit Agreement or any other Credit Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct in connection with its duties expressly set forth herein), or (b) be responsible in any manner to any Lender or participant for any recital, statement, representation or warranty made by any Credit Party or any officer thereof, contained herein or in any other Credit Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Credit Agreement or any other Credit Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Credit Agreement or any other Credit Document, or for any failure of any Credit Party or any other party to any Credit Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender or participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Credit Agreement or any other Credit Document, or to inspect the properties, books or records of any Credit Party or any Affiliate thereof.
     10.4 Reliance on Communications.
     (a) The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, electronic mail message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel

(including counsel to any Credit Party), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat each Lender as the owner of the interests hereunder for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been delivered to the Administrative Agent in accordance with Section 11.3(b). The Administrative Agent shall be fully justified in failing or refusing to take any action under any Credit Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Credit Agreement or any other Credit Document in accordance with a request or consent of the Required Lenders or all the Lenders, if required hereunder, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and participants, and their respective successors and assigns. Where this Credit Agreement expressly permits or prohibits an action unless the Required Lenders otherwise determine, the Administrative Agent shall, and in all other instances, the Administrative Agent may, but shall not be required to, initiate any solicitation for the consent or a vote of the Lenders.
     (b) For purposes of determining compliance with the conditions specified in Section 5.1, each Lender that has signed this Credit Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter either sent by the Administrative Agent to such Lender for consent, approval, acceptance or satisfaction, or required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender.
     10.5 Notice of Default.
     The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders, unless the Administrative Agent shall have received written notice from a Lender or the Borrower referring to this Credit Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” The Administrative Agent will notify the Lenders of its receipt of any such notice. The Administrative Agent shall take such action with respect to such Default or Event of Default as may be reasonably directed by the Required Lenders in accordance with Section 9.2; provided, however, that unless and until the Administrative Agent has received any such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interest of the Lenders.
     10.6 Non-Reliance on Administrative Agent and Other Lenders.

     Each Lender acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by the Administrative Agent hereinafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Credit Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any matter, including whether Agent-Related Persons have disclosed material information in their possession. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon any Agent-Related Person or any other Lender and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Credit Parties and their respective Affiliates, and all applicable bank or other regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Credit Agreement and to extend credit to the Borrower hereunder. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Credit Agreement and the other Credit Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent herein, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Credit Parties or any of their respective Affiliates which may come into the possession of any Agent-Related Person, it being understood that the Administrative Agent shall forward to the Lenders information it receives pursuant to Section 7.1.
     10.7 Indemnification.
     Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of any Credit Party and without limiting the obligation of any Credit Party to do so), pro rata, and hold harmless each Agent-Related Person from and against any and all Indemnified Liabilities incurred by it; provided, however, that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities resulting from such Agent-Related Person’s gross negligence or willful misconduct; it being understood that no action taken in accordance with the directions of the Required Lenders (or all Lenders, if applicable) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 10.7. Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Credit Agreement, any other Credit Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Credit Parties. The undertaking in this Section 10.7 shall survive termination of the Commitments, the payment of all Obligations hereunder and the resignation or replacement of the Administrative Agent.
     10.8 Administrative Agent in Its Individual Capacity.
     Bank of America and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with each of the Credit Parties and their respective Affiliates as though Bank of America were not the Administrative Agent or the Issuing Lender hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, Bank of America or its Affiliates may receive information regarding any Credit Party or its Affiliates (including information that may be subject to confidentiality obligations in favor of such Credit Party or such Affiliate) and that the Administrative Agent shall be under no obligation to provide such information to them. With respect to its Loans, Bank of America shall have the same rights and powers under this Credit Agreement as any other Lender and may exercise such rights and powers as though it were not the Administrative Agent or the Issuing Lender, and the terms “Lender” and “Lenders” include Bank of America in its individual capacity.
     10.9 Successor Agent.
     The Administrative Agent may resign as Administrative Agent upon 30 days’ notice to the Lenders; provided that any such resignation by Bank of America shall also constitute its resignation as Issuing Lender (other than with respect to Letters of Credit outstanding at such time until such Letters of Credit expire or are substituted as set forth below). If the Administrative Agent resigns under this Credit Agreement, the Required Lenders shall appoint from among the Lenders a successor administrative agent for the Lenders which successor administrative agent (such appointment, absent the existence of an Event of Default, to be subject to the consent of the Borrower, which consent of the Borrower shall not be unreasonably withheld or delayed). If no successor administrative agent is appointed prior to the effective date of the resignation of the Administrative Agent, the Administrative Agent may appoint, after consulting with the Lenders and the Borrower, a successor administrative agent from among the Lenders. Upon the acceptance of its appointment as successor administrative agent hereunder, the Person acting as such successor administrative agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent, Issuing Lender and the respective terms “Administrative Agent,” and “Issuing Lender” shall mean such successor administrative agent, Letter of Credit issuer, and the retiring Administrative Agent’s appointment, powers and duties as Administrative Agent shall be terminated and the retiring Issuing Lender’s rights, powers and duties as such shall be terminated (other than as set forth above), without any other or further act or deed on the part of such retiring Issuing Lender or any other Lender, other than the obligation of the successor Issuing Lender to issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or to make other arrangements satisfactory to the retiring Issuing Lender to effectively assume the obligations of the retiring Issuing Lender with respect to such Letters of Credit. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Section 10 and Sections 11.5 and 11.10 shall continue to inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Credit Agreement. If no successor administrative agent has accepted appointment as Administrative Agent by the date which is 30 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.
     10.10 Administrative Agent May File Proof of Claims.
     In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Credit Party, the Administrative Agent (irrespective of whether the principal of any Loan or LOC Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on any Credit Party) shall be entitled and empowered, by intervention in such proceeding or otherwise
     (a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, LOC Obligations and all other Credit Party Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 3.4 and 11.5) allowed in such judicial proceeding; and
     (b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent or the Issuing Lender, as applicable, and, in the event that the Administrative Agent or Issuing Lender shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent or Issuing Lender any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent or Issuing Lender and its respective agents and counsel, and any other amounts due the Administrative Agent or Issuing Lender under Sections 3.4 and 11.5.
     Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Credit Party Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.
SECTION 11
MISCELLANEOUS
     11.1 Notices Effectiveness; Electronic Communications.
     (a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:
     (i) if to the Borrower or any other Credit Party, the Administrative Agent or the Issuing Lender, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 11.1; and
     (ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.
     Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).
     (b) Electronic Communications. Notices and other communications to the Lenders and the Issuing Lender hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the Issuing Lender pursuant to Section 2 if such Lender or the Issuing Lender, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Section by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.
     Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
     (c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender, the Issuing Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender, the Issuing Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).
     (d) Change of Address, Etc. Each of the Borrower, the Administrative Agent and the Issuing Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent and the Issuing Lender. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.
     (e) Reliance by Administrative Agent, Issuing Lender and Lenders. The Administrative Agent, the Issuing Lender and the Lenders shall be entitled to rely and act upon any notices (including telephonic Notices of Borrowing) purportedly given by or on behalf of any Credit Party even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Credit Parties shall indemnify the Administrative Agent, the Issuing Lender, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of a Credit Party. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.
     11.2 Right of Set-Off, Automatic Debits.
     (a) In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence of an Event of Default and the commencement of remedies described in Section 9.2, each Lender is authorized at any time and from time to time, without presentment, demand, protest or other notice of any kind (all of which rights being hereby expressly waived), to set-off and to appropriate and apply any and all deposits (general or special) and any other indebtedness at any time held or owing by such Lender (including, without limitation, branches, agencies or Affiliates of such Lender wherever located) to or for the credit or the account of any Credit Party against obligations and liabilities of such Credit Party to the Lenders hereunder, under the Credit Documents or otherwise, irrespective of whether the Administrative Agent or the Lenders shall have made any demand hereunder and although such obligations, liabilities or claims, or any of them, may be contingent or unmatured, and any such set-off shall be deemed to have been made immediately upon the occurrence of an Event of Default even though such charge is made or entered on the books of such Lender subsequent thereto. The Credit Parties hereby agree that any Participant may exercise all rights of set-off with respect to its participation interest as fully as if such Person were a Lender hereunder.
     (b) In addition to clause (a) above, with respect to any principal or interest payment, fee, or any other cost or expense (including Attorney Costs), due and payable to the Administrative Agent, the Issuing Lender or the Lenders under the Credit Documents, the Credit Parties hereby irrevocably authorize and direct the Administrative Agent to debit any deposit account of the Credit Parties with the Administrative Agent (as one of the Lenders) in an amount such that the aggregate amount debited from all such deposit accounts does not exceed such payment, fee, or other cost or expense. If there are insufficient funds in such deposit accounts to cover the amount of the payment, fee, other cost or expense then due, such debits will be reversed (in whole or in part, in the Administrative Agent’s sole discretion) and such amount not debited shall be deemed to be unpaid. No such debit under this Section 11.2(b) shall be deemed a set-off.
     11.3 Benefit of Agreement.
     (a) Successors and Assigns Generally. The provisions of this Credit Agreement and the other Credit Documents shall be binding upon and inure to the benefit of the parties hereto and thereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder or thereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Credit Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Lender and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Credit Agreement.
     (b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Credit Agreement and the other Credit Documents (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), participations in LOC Obligations) at the time owing to it); provided that any such assignment shall be subject to the following conditions:
     (i) Minimum Amounts.
     (A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the related Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and
     (B) in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 in the case of an assignment of a Revolving Commitment (and the related Revolving Loans thereunder) and $1,000,000 in the case of an assignment of Term Loans unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single assignee (or to an assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.

     (ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s Loans and Commitments, and rights and obligations with respect thereto, assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations in respect of its Revolving Commitment (and the related Revolving Loans thereunder) and its outstanding Term Loans on a non-pro rata basis;
     (iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section, in addition:
     (A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund;
     (B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (i) any Term Loan Commitment or Revolving Commitment if such assignment is to a Person that is not a Lender with a Commitment in respect of the Commitment subject to such assignment, an Affiliate of such Lender or an Approved Fund with respect to such Lender or (ii) any Term Loan to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund; and
     (C) the consent of the Issuing Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding).
     Notwithstanding the foregoing, so long as no Event of Default has occurred and is continuing no assignment (including those covered by subsection (b)(i)(A)) shall be made without the Borrower’s consent (x) if an assignment to such Person would result in any increased cost to the Borrower under Section 3.9, Section 3.12 or Section 3.13 on the date of such assignment (provided that approval by the Borrower shall be deemed given if no objection is received by the assigning Lender and the Administrative Agent from the Borrower within five Business Days after notice of such proposed assignment has been delivered to the Borrower) and (y) to a Person which, through its Lending Offices, is not capable of lending the applicable Alternative Currencies to the Borrower without the imposition of any additional Indemnified Taxes.
     (iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.
     (v) No Assignment to Borrower. No such assignment shall be made to the Borrower or any of the Borrower’s Affiliates or Subsidiaries.
     (vi) No Assignment to Natural Persons. No such assignment shall be made to a natural person.
     Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Credit Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Credit Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Credit Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Credit Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.9, 3.13, 3.14 and 11.5 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, the Borrower (at its expense) shall execute and deliver a promissory note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Credit Agreement that does not comply with this subsection shall be treated for purposes of this Credit Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.
     (c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and LOC Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Credit Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice.
     (d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Credit Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in LOC Obligations) owing to it); provided that (i) such Lender’s obligations under this Credit Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the

Borrower, the Administrative Agent, the other Lenders and the Issuing Lender shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Credit Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Credit Agreement and to approve any amendment, modification or waiver of any provision of this Credit Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in clauses (i) through (vii) of the Section 11.6(a) that affects such Participant. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.9, 3.13 and 3.14 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.2 as though it were a Lender, provided such Participant agrees to be subject to Section 3.8 as though it were a Lender.
     (e) Limitation on Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.9 or 3.13 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.13 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.13 as though it were a Lender.
     (f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Credit Agreement (including under its promissory note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
     (g) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act
     (h) Resignation as Issuing Lender after Assignment. Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Commitment and Loans pursuant to subsection (b) above, Bank of America may, upon thirty days’ notice to the Borrower and the Lenders, resign as Issuing Lender. In the event of any such resignation as

Issuing Lender, the Borrower shall be entitled to appoint from among the Lenders a successor Issuing Lender hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of Bank of America as Issuing Lender. If Bank of America resigns as Issuing Lender, it shall retain all the rights, powers, privileges and duties of the Issuing Lender hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as Issuing Lender and all LOC Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in unreimbursed amounts pursuant to Section 2.3(d)). Upon the appointment of a successor Issuing Lender, (1) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Lender, as the case may be, and (2) the successor Issuing Lender shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.
     11.4 No Waiver; Remedies Cumulative.
     No failure or delay on the part of the Administrative Agent or any Lender in exercising any right, power or privilege hereunder or under any other Credit Document and no course of dealing between the Borrower or any Credit Party and the Administrative Agent or any Lender shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights and remedies provided herein are cumulative and not exclusive of any rights or remedies which the Administrative Agent or any Lender would otherwise have. No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Administrative Agent or the Lenders to any other or further action in any circumstances without notice or demand.
     11.5 Payment of Expenses; Indemnification.
     (a) Costs and Expenses. The Credit Parties shall pay (i) all reasonable out-of-pocket expenses incurred by any Agent Related Person (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Credit Agreement and the other Credit Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Lender or the Issuing Lender (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or the Issuing Lender), and shall pay all fees and time charges for attorneys who may be employees of the Administrative Agent, any Lender or the Issuing Lender, in connection with the enforcement or protection of its rights (A) in connection with this Credit Agreement and the other Credit Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.
     (b) Indemnification by the Credit Parties. The Credit Parties shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and the Issuing Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee) incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Credit Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Credit Agreement, any other Credit Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Credit Agreement and the other Credit Documents, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by a Credit Party or any of its Subsidiaries, or any Environmental Claim related in any way to a Credit Party or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Credit Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee, (y) result from a claim brought by the Borrower or any other Credit Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Credit Document, if the Borrower or such Credit Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction or (z) are to reimburse an Indemnitee for any claims, damages, actual losses, liabilities or expenses related to an investigation, litigation or proceeding solely between or among Indemnitees.
     (c) Reimbursement by Lenders. To the extent that the Credit Parties for any reason fail to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by them to the Administrative Agent (or any sub-agent thereof), the Issuing Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the Issuing Lender or such Related Party, as the case may be, such Lender’s pro rata portion (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the Issuing Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or Issuing Lender in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 3.2.
     (d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, no Credit Party shall assert, and each Credit Party hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Credit Agreement, any other Credit Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Credit Agreement or the other Credit Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence, bad faith or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.
     (e) Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.
     (f) Survival. The agreements in this Section shall survive the resignation of the Administrative Agent, the Issuing Lender, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Credit Party Obligations.
     11.6 Amendments, Waivers and Consents.
     Neither this Credit Agreement nor any other Credit Document nor any of the terms hereof or thereof may be amended, changed, waived, discharged or terminated unless such amendment, change, waiver, discharge or termination is in writing and signed by the Required Lenders and the then Credit Parties; provided that
     (a) no such amendment, change, waiver, discharge or termination shall without the consent of all the Lenders:
     (i) extend the Maturity Date, or postpone or extend the time for any payment or prepayment of principal;

     (ii) (A) reduce the rate of interest or the amount of fees or (B) extend the time of payment of interest (other than as a result of waiving the applicability of any post-default increase in interest rates) thereon or fees hereunder;
     (iii) reduce or waive the principal amount of any Loan;
     (iv) increase or extend the Commitment of a Lender (it being understood and agreed that a waiver of any Default or Event of Default or a waiver of any mandatory reduction in the Commitments shall not constitute a change in the terms of any Commitment of any Lender);
     (v) release the Borrower from its obligations or consent to the assignment or transfer by the Borrower of any of its rights and obligations under (or in respect of) the Credit Documents or release all or substantially all of the Guarantors from their respective obligations under the Credit Documents;
     (vi) amend, modify or waive any provision of this Section 11.6 or Section 3.4(a), 3.4(b)(i), 3.7, 3.8, 9.1(a), 9.3, 11.2, 11.3 or 11.5; and
     (vii) reduce any percentage specified in, or otherwise modify, the definition of Required Lenders.
     (b) unless also signed by Revolving Lenders (other than Defaulting Lenders) holding in the aggregate at least a majority of the Revolving Commitments (or if the Revolving Commitments have been terminated, the outstanding Revolving Loans (and participations in any LOC Obligations)), no such amendment, waiver or consent shall:
     (i) waive any Default or Event of Default for purposes of Section 5.2,
     (ii) amend or waive any mandatory prepayment on the Revolving Obligations under Section 3.3(b) or the manner of application thereof;
     (iii) amend or waive the provisions of Section 5.2, Section 9 or this Section 11.6(b);
Notwithstanding the above, (i) no provisions of Section 10 may be amended or modified without the consent of the Administrative Agent and (ii) no provisions of Section 2.3 may be amended or modified without the consent of the Issuing Lender.
Notwithstanding the fact that the consent of all the Lenders is required in certain circumstances as set forth above, (x) each Lender is entitled to vote as such Lender sees fit on any reorganization plan that affects the Loans or the Letters of Credit, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code supersedes the unanimous consent provisions set forth herein and (y) the Required Lenders may consent to allow a Credit Party to use cash collateral in the context of a bankruptcy or insolvency proceeding.
     11.7 Counterparts.
     This Credit Agreement may be executed in any number of counterparts, each of which where so executed and delivered shall be an original, but all of which shall constitute one and the same instrument.
     11.8 Headings.
     The headings of the sections and subsections hereof are provided for convenience only and shall not in any way affect the meaning or construction of any provision of this Credit Agreement.
     11.9 Defaulting Lender.
     Each Lender understands and agrees that if such Lender is a Defaulting Lender then notwithstanding the provisions of Section 11.6 it shall not be entitled to vote on any matter requiring the consent of the Required Lenders or to object to any matter requiring the consent of all the Lenders; provided, however, that all other benefits and obligations under the Credit Documents shall apply to such Defaulting Lender.
     11.10 Survival of Indemnification and Representations and Warranties.
     All indemnities set forth herein and all representations and warranties made hereunder and in any other Credit Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent, the Issuing Lender and each Lender, regardless of any investigation made by the Administrative Agent, the Issuing Lender or any Lender or on their behalf and notwithstanding that the Administrative Agent, the Issuing Lender or any Lender may have had notice or knowledge of any Default or Event of Default at the time of any Extension of Credit, and shall continue in full force and effect as long as any Loan or any other Credit Party Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.
     11.11 Governing Law; Jurisdiction.
     THIS CREDIT AGREEMENT AND THE OTHER CREDIT DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAWS BUT OTHERWISE WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES. Each Credit Party irrevocably consents to the service of process in any action or proceeding with respect to this Credit Agreement or any other Credit

Document by the mailing of copies thereof by registered or certified mail, postage prepaid, to it at the address for notices pursuant to Section 11.1, such service to become effective 10 days after such mailing. Nothing herein shall affect the right of a Lender to serve process in any other manner permitted by law.
     11.12 Waiver of Jury Trial.
     EACH PARTY TO THIS CREDIT AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY CREDIT DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY CREDIT DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS CREDIT AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.
     11.13 Severability.
     If any provision of any of the Credit Documents is determined to be illegal, invalid or unenforceable, such provision shall be fully severable and the remaining provisions shall remain in full force and effect and shall be construed without giving effect to the illegal, invalid or unenforceable provisions.
     11.14 Further Assurances.
     The Credit Parties agree, upon the request of the Administrative Agent, to promptly take such actions, as reasonably requested, as is necessary to carry out the intent of this Credit Agreement and the other Credit Documents.
     11.15 Confidentiality.
     Each Lender agrees that it will use its reasonable best efforts to keep confidential and to cause any representative designated under Section 7.11 to keep confidential any Information (as defined below) from time to time supplied to it under any Credit Document; provided, however, that nothing herein shall prevent the disclosure of any such Information to (a) the extent a Lender in good faith believes such disclosure is required by Requirement of Law or by any subpoena or similar legal process, (b) the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) counsel for a Lender or to its accountants, (d) bank examiners or auditors or comparable Persons, (e) any Affiliate of a Lender and its respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that such Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (f) any other Lender, or any assignee, transferee or Participant Purchaser, or any potential assignee, transferee or Participant Purchaser, of all or any portion of any Lender’s rights under this Credit Agreement who is notified of the confidential nature of the information, (g) to any Person with the consent of the Borrower, (h) any Person in connection with the exercise of any remedies hereunder or under any other Credit Document or any action or proceeding relating to this Credit Agreement or any other Credit Document or the enforcement of rights hereunder or thereunder or (i) any other Person in connection with any litigation to which any one or more of the Lenders is a party. No Lender shall have any obligation under this Section11.15 to the extent any such information becomes available on a non-confidential basis from a source other than a Credit Party or that any information becomes publicly available other than by a breach of this Section 11.15 by any Lender or representative thereof.
For purposes of this Section, “Information” means all information received from any Credit Party relating to any Credit Party or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the Issuing Lender on a non-confidential basis prior to disclosure by such Credit Party, provided that, in the case of information received from any Credit Party after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
     11.16 Entirety.
     This Credit Agreement together with the other Credit Documents and the Fee Letter represent the entire agreement of the parties hereto and thereto, and supersede all prior agreements and understandings, oral or written, if any, including any commitment letters or correspondence relating to the Credit Documents or the transactions contemplated herein and therein.
     11.17 Binding Effect; Continuing Agreement.
     (a) This Credit Agreement shall become effective at such time when all of the conditions set forth in Section 5.1 have been satisfied or waived by the Lenders and it shall have been executed by the Borrower, the Guarantors and the Administrative Agent, and the Administrative Agent shall have received copies hereof (telefaxed or otherwise) which, when taken together, bear the signatures of each Lender, and thereafter this Credit Agreement shall be binding upon and inure to the benefit of the Borrower, the Guarantors, the Administrative Agent and each Lender and their respective successors and assigns. Upon this Credit Agreement becoming effective, the Existing Credit Agreements shall be deemed terminated and the Credit Parties and the lenders party to the Existing

     Credit Agreements shall no longer have any obligations thereunder (other than those obligations in the Existing Credit Agreements that expressly survive the termination of the Existing Credit Agreements).
     (b) This Credit Agreement shall be a continuing agreement and shall remain in full force and effect until all Loans, LOC Obligations, interest, fees and other Credit Party Obligations have been paid in full and all Commitments and Letters of Credit have been terminated. Upon termination, the Credit Parties shall have no further obligations (other than the indemnification provisions that survive) under the Credit Documents; provided that should any payment, in whole or in part, of the Credit Party Obligations be rescinded or otherwise required to be restored or returned by the Administrative Agent or any Lender, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, then the Credit Documents shall automatically be reinstated and all amounts required to be restored or returned and all costs and expenses incurred by the Administrative Agent or any Lender in connection therewith shall be deemed included as part of the Credit Party Obligations.
     11.18 USA PATRIOT Act Notice.
     Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies such Borrower, which information includes the name and address of such Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Borrower in accordance with the Act.
     11.19 Judgment Currency.
     If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Credit Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of each Borrower in respect of any such sum due from it to the Administrative Agent or the Lenders hereunder or under the other Credit Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Credit Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent from any Borrower in the Agreement Currency, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the Person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative

Agent in such currency, the Administrative Agent agrees to return the amount of any excess to such Borrower (or to any other Person who may be entitled thereto under applicable law).
     11.20 No Advisory or Fiduciary Responsibility.
     In connection with all aspects of each transaction contemplated hereby, the Borrower acknowledges and agrees, and acknowledge their Affiliates’ understanding, that: (i) the credit facilities provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Credit Document) are an arm’s-length commercial transaction between the Borrower and their respective Affiliates, on the one hand, and the Administrative Agent, BAS and the Lenders, on the other hand, and the Borrower is capable of evaluating and understanding and understand and accept the terms, risks and conditions of the transactions contemplated hereby and by the other Credit Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, the Administrative Agent, BAS and each Lender, each is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Borrower or any of their respective Affiliates, stockholders, creditors or employees or any other Person; (iii) neither the Administrative Agent, BAS nor any Lender has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Borrower with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Credit Document (irrespective of whether the Administrative Agent, BAS or any Lender has advised or is currently advising the Borrower or any of their respective Affiliates on other matters) and neither the Administrative Agent, BAS or any Lender has any obligation to the Borrower or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Credit Documents; (iv) the Administrative Agent, BAS and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither the Administrative Agent, BAS nor any Lender has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) the Administrative Agent, BAS and the Lenders have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Credit Document) and the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. The Borrower hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the Administrative Agent, BAS and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty arising out of the transactions contemplated hereby.
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     Each of the parties hereto has caused a counterpart of this Credit Agreement to be duly executed and delivered as of the date first above written.
BORROWER:

POLARIS INDUSTRIES INC., a Minnesota corporation

By:	/s/Michael W. Malone

Name:	Michael W. Malone
Title:	Vice President—Finance, Chief Financial Officer
and Secretary

GUARANTORS:	POLARIS ACCEPTANCE INC., a Minnesota corporation

POLARIS SALES INC., a Minnesota corporation

POLARIS DIRECT INC., a Minnesota corporation

POLARIS INDUSTRIES INC., a Delaware corporation

POLARIS INDUSTRIES MANUFACTURING LLC, a Minnesota limited liability company

POLARIS INSURANCE SERVICES LLC, a Minnesota limited liability company

By:	/s/Michael W. Malone

Name:	Michael W. Malone
Title:	Vice President—Finance, Chief Financial Officer
and Secretary

ADMINISTRATIVE AGENT:	BANK OF AMERICA, N.A.,
as Administrative Agent

	By:	/s/Charlene Wright—Jones

	Name:	Charlene Wright—Jones
	Title:	Assistant Vice President

LENDERS:	BANK OF AMERICA, N.A.,
as a Lender and Issuing Lender

	By:	/s/Charles R. Dickerson

	Name:	Charles R. Dickerson
	Title:	Managing Director

BOA LENDING LLP, by Bank of America, N.A., it Agent

By:	/s/Charles R. Dickerson

Name: Charles R. Dickerson Title: Managing Director

U.S. BANK NATIONAL ASSOCIATION

By:	/s/Karen Weathers

Name: Karen Weathers Title: Vice President

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., CHICAGO BRANCH

By:	/s/Matthew A. Ross

Name: Matthew A. Ross Title: Vice President & Manager

ROYAL BANK OF CANADA

By:	/s/Ken F. Klassen

Name: Ken F. Klassen Title: Authorized Signatory

COMERICA BANK

By:	/s/Mark J. Leveille

Name: Mark. J. Leveille Title: Assistant Vice President

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/Jennifer D. Barrett

Name: Jennifer D. Barrett Title: Vice President and Loan Team Manager

FIFTH THIRD BANK, an Ohio banking corporation

By:	/s/Christopher D. Jones

Name: Christopher D. Jones Title: Vice President

NATIONAL CITY BANK

By:	/s/Michael Leong

Name: Michael Leong Title: Vice President

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